Exhibit 10.71
EXECUTION COPY

ABL CREDIT AGREEMENT
Dated as of June 15, 2007
among
INTERNATIONAL TRUCK AND ENGINE CORPORATION,
IC CORPORATION,
SST TRUCK COMPANY LP,
IC OF OKLAHOMA, LLC
and
INTERNATIONAL DIESEL OF ALABAMA, LLC,
as Borrowers,
THE LENDERS PARTY HERETO,
CREDIT SUISSE,
as Administrative Agent,
BANK OF AMERICA, N.A.,
as Collateral Agent,
BANC OF AMERICA SECURITIES LLC
and
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agents,
and
GENERAL ELECTRIC CAPITAL CORPORATION
and
WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),
as Co-Documentation Agents

CREDIT SUISSE SECURITIES (USA) LLC
and
BANC OF AMERICA SECURITIES LLC,
as Joint Lead Arrangers and Joint Bookrunners,
and
J.P. MORGAN SECURITIES INC.,
as Joint Bookrunner

ITEC ABL Credit Agreement

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ITEC ABL Credit Agreement

ITEC ABL Credit Agreement

ITEC ABL Credit Agreement

ITEC ABL Credit Agreement

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SCHEDULES:

Commitment Schedule
Schedule 3.02	- Borrowers
Schedule 3.06	- Disclosed Matters
Schedule 3.16	- Existing Debt
Schedule 3.17	- Existing Liens
Schedule 3.19	- Insurance

EXHIBITS:

Exhibit A	- Form of Administrative Questionnaire
Exhibit B	- Form of Assignment and Assumption
Exhibit C	- Form of Borrowing Base Certificate
Exhibit D	- Form of Perfection Certificate
Exhibit E	- Form of Letter of Credit Request
Exhibit F	- Form of Borrowing Request
Exhibit G	- Form of Promissory Note
Exhibit H	- Form of Security Agreement
ITEC ABL Credit Agreement

ABL CREDIT AGREEMENT
          ABL CREDIT AGREEMENT (this “Agreement”), dated as of June 15, 2007, among INTERNATIONAL TRUCK AND ENGINE CORPORATION, a Delaware corporation (“ITEC”), IC CORPORATION, an Arkansas corporation (“IC”), SST TRUCK COMPANY LP, a Delaware limited partnership (“SST”), IC OF OKLAHOMA, LLC, a Delaware limited liability company (“ICO”), INTERNATIONAL DIESEL OF ALABAMA, LLC, a Delaware limited liability company (“IDA” and, together with IC, ITEC, SST and ICO and any other Person joined to this Credit Agreement as a “Borrower” in accordance with the terms herein, each a “Borrower” and collectively, the “Borrowers”), THE LENDERS (as hereinafter defined) from time to time party hereto, CREDIT SUISSE, as administrative agent for the Lenders hereunder (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity and including any permitted successor or assign, the “Administrative Agent”), BANK OF AMERICA, N.A., as collateral agent for the Lenders hereunder (“BofA” or, together with any successor collateral agent appointed pursuant hereto, in such capacity and including any permitted successor or assign, the “Collateral Agent”), BANC OF AMERICA SECURITIES LLC (“BAS”) and JPMORGAN CHASE BANK, N.A. (“JPM Bank”), as co-syndication agents (in such capacity and including any permitted successor or assign, each a “Syndication Agent”), GENERAL ELECTRIC CAPITAL CORPORATION and WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL), as co-documentation agents (in such capacity and including any permitted successor or assign, each a “Documentation Agent”), CREDIT SUISSE SECURITIES (USA) LLC (“CS Securities”), BAS and J.P. MORGAN SECURITIES INC. (“JPMS”), as joint lead bookrunners (in such capacity, each a “Bookrunner”), and CS Securities and BAS, as joint lead arrangers (in such capacity, each an “Arranger”).
PRELIMINARY STATEMENTS
          (1) The Borrowers have requested that (a) the Lenders extend credit in the form of Revolving Loans from time to time during the Availability Period, in an aggregate principal amount at any time outstanding not in excess of $200,000,000, (b) the Swingline Lender extend credit, from time to time during the Availability Period, in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not in excess of $25,000,000, and (c) the Issuing Banks issue Letters of Credit, in an aggregate face amount at any time outstanding not in excess of $200,000,000, to support payment obligations incurred in the ordinary course of business by the Borrowers (collectively, the “Facility”), so long as, in all cases, the aggregate Exposures do not exceed the lesser of (i) the Available Commitments and (ii) the Modified Borrowing Base (subject to Section 2.04).
          (2) The proceeds of the Revolving Loans and the Swingline Loans are to be used to provide working capital financing and financing for the general corporate purposes of the Borrowers.
          (3) The Lenders and the Swingline Lender are willing to extend such credit to the Borrowers, and the Issuing Banks are willing to issue Letters of Credit for the account of the Borrowers, in each case on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto herein agree as follows (with capitalized terms used but not defined in these Preliminary Statements or in the preamble above to have the meanings set forth in Article I below):
ITEC ABL Credit Agreement

ARTICLE I
DEFINITIONS
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Accommodation Payment” means a repayment by a Borrower under this Agreement, as a joint and several obligor, of any of the Obligations constituting Loans made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower.
          “Account” has the meaning assigned to such term in the Security Agreement.
          “ACH” means automated clearing house transfers.
          “Adjusted LIBOR means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to the product of (a) the LIBOR in effect for such Interest Period and (b) the Statutory Reserve Percentage.
          “Adjustment Date” means the first day of each February, May, August, and November as applicable.
          “Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
          “Administrative Borrower” has the meaning assigned to such term in Section 9.19 of this Agreement.
          “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A.
          “Affiliate” means, as applied to any Person, any other Person (other than, in the case of a Borrower, any other Borrower) directly or indirectly Controlling, Controlled by, or under common Control with, that Person.
          “Agents” means the Administrative Agent and the Collateral Agent.
          “Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount reasonably determined by the Administrative Agent equal to the amount, if any, that would be payable by any Borrower to its counterparty to such Hedge Agreement in accordance with its terms as if (a) such Hedge Agreement was being terminated early on such date of determination, and (b) such Borrower was the sole “Affected Party.”
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds
ITEC ABL Credit Agreement

Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, with respect to any Lender, at any time, a percentage equal to a fraction the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate Commitments. If the commitment of each Lender to make Loans and the obligation of the Issuing Banks to issue Letters of Credit have been terminated pursuant to this Agreement or if the aggregate Commitments have expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments.
          “Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, the applicable rate per annum set forth below under the caption “LIBOR Spread”, based upon the Average Historical Excess Availability as of the most recent Adjustment Date; provided that until the first Adjustment Date occurring at least six full months after the Closing Date, the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 2:

Average Historical	LIBOR
Excess Availability	Spread	ABR Spread
Category 1
Average Historical Excess Availability greater than or equal to $150,000,000.	1.25%	0.25%

Category 2
Average Historical Excess Availability Greater than or equal to $50,000,000, but less than $150,000,000.	1.50%	0.50%

Category 3
Average Historical Excess Availability less than $50,000,000.	1.75%	0.75%
The Applicable Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date based upon the Average Historical Excess Availability in accordance with the table above; provided, however, that if an Event of Default shall have occurred and be continuing at the time any reduction in the Applicable Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.
          “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
          “Arranger” has the meaning assigned to such term in the preamble to this Agreement.
          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, substantially in the form of Exhibit B or any other form approved by the Administrative Agent.
ITEC ABL Credit Agreement

          “Availability Period” means the period from and including the Closing Date to but excluding the Maturity Date.
          “Availability Reserves” means, without duplication of any other Reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Agents from time to time determine in their Permitted Discretion as being appropriate reasonably to reflect any impediments to the realization upon the Collateral consisting of Eligible Inventory included in the Borrowing Base or otherwise in accordance with Section 2.21.
          “Available Commitments” means, at any time, an amount equal to (a) the aggregate Commitments then in effect, minus (b) the Liquidity Block Amount.
          “Average Historical Excess Availability” means, at any Adjustment Date, the average daily Excess Availability for the three month period immediately preceding such Adjustment Date (with the Borrowing Base at such time for any such day used to determine “Excess Availability” calculated by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent on or prior to such day pursuant to Section 5.01(c)).
          “Banking Services” means each and any of the following bank services provided to any Borrower at the written request of such Borrower by the Administrative Agent, any Lender or any of their Affiliates: (a) commercial credit cards, and (b) stored value cards and treasury management services (including, without limitation, overdraft, controlled disbursement, ACH transactions, return items and interstate depository network services).
          “Banking Services Obligations” of the Borrowers means any and all obligations of the Borrowers, whether absolute or contingent and however and whenever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Banking Services.
          “Bankruptcy Law” means Title 11, U.S. Code, as amended from time to time, or any similar foreign, federal or state law for the relief of debtors, including all rules and regulations promulgated thereunder.
          “BAS” has the meaning assigned to such term in the preamble to this Agreement.
          “Blackout Period” means the first four Business Days of a calendar month or such lesser period during which ITEC’s computer system is unavailable due to month-end file maintenance and closing procedures.
          “Blocked Cash Amount” means the amount of unrestricted cash and Cash Equivalents of the Borrowers, in each case deposited or held in a segregated depository account or investment account that is subject to a blocked account or control agreement reasonably satisfactory to the Collateral Agent in favor of the Collateral Agent (any such account, a “Blocked Cash Account”).
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America (or any successor thereto).
          “Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation, (b) with respect to a partnership, the member, manager(s) or board of directors, as applicable, of the general partner of the partnership and (c) with respect to any other Person, the member, manager, the board or committee of such Person serving a similar function.
ITEC ABL Credit Agreement

          “BofA” has the meaning assigned to such term in the preamble to this Agreement.
          “Borrower” has the meaning assigned to such term in the preamble to this Agreement.
          “Borrowing” means any (a) Revolving Loans of the same Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect, (b) Swingline Loan or (c) Protective Advance.
          “Borrowing Base” means, at any time, an amount equal to the Inventory Component minus, without duplication, the then-current amount of all Availability Reserves and other Reserves (including any Inventory Reserves not already reflected in the determination of Net Orderly Liquidation Value, Cost or market value, as applicable) as the Agents may at any time and from time to time in the exercise of their Permitted Discretion establish; provided, that (a) “FMI/Red Tag Items” shall not constitute more than $20,000,000 of the total Borrowing Base, and (b) used trucks shall not constitute more than $100,000,000 of the total Borrowing Base. The Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 5.01(c).
          “Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete in all material respects by a Financial Officer of the Administrative Borrower on behalf of the Borrowers, in substantially the form of Exhibit C or another form which is acceptable to the Agents in their reasonable discretion.
          “Borrowing Request” means a request by a Borrower for a Borrowing in accordance with Section 2.03 and substantially in the form attached hereto as Exhibit F, or such other form as shall be approved by the Administrative Agent.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the amount thereof accounted for as a liability determined in accordance with GAAP; provided, that a change in GAAP or the interpretation thereof shall not result in any lease of real property that is, or would be, characterized by a Person as an operating lease in accordance with GAAP in effect on the date hereof being considered a Capital Lease Obligation.
          “Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.
          “Cash Equivalents” means:
     (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government; provided, that the full faith and credit of the United States, is pledged in support of those securities) having maturities of not more than 24 months from the date of acquisition;
ITEC ABL Credit Agreement

     (b) certificates of deposit and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding twenty-four months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of $500,000,000 and, as applicable, a Thomson Bank Watch Rating of “B” or better;
     (c) repurchase obligations or securities lending arrangements for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above;
     (d) commercial paper having a rating of at least “A-2” from S&P or “P-2” from Moody’s and in each case maturing within 270 days after the date of acquisition or asset-backed securities having a rating of at least “A” from S&P or “A2” from Moody’s and in each case maturing within thirty-six months after the date of acquisition;
     (e) demand or time deposit accounts used in the ordinary course of business with overseas branches of commercial banks incorporated under the laws of the United States of America, any state thereof or the District of Columbia; provided that such commercial bank has, at the time of the Investment therein, (i) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000, and (ii) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein, are rated at least “A” from S&P or “A2” from Moody’s;
     (f) obligations (including, but not limited to demand or time deposits, bankers’ acceptances and certificates of deposit) issued or guaranteed by a depository institution or trust company incorporated under the laws of the United States of America, any state thereof or the District of Columbia; provided that (i) such instrument has a final maturity not more than one year from the date of purchase thereof, and (ii) such depository institution or trust company has at the time of the Investment therein or contractual commitment providing for such Investment, (A) capital, surplus and undivided profits (as of the date of such institution’s most recently published financial statement) in excess of $100,000,000 and (B) the long-term unsecured debt obligations (other than such obligations rated on the basis of the credit of a Person other than such institution) of such institution, at the time of the Investment therein or contractual commitment providing for such Investment, are rated at least “A” from S&P or “A2” from Moody’s;
     (g) (i) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition, or (ii) money market funds which are rated at least “AAA” from S&P; or
     (h) United States dollars.
          Notwithstanding the foregoing, any investments which would otherwise constitute Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) hereof that are permitted to have maturities in excess of 12 months shall only be deemed to be Cash Equivalents under this definition if and only if the total weighted average maturity of all Cash Equivalents of the kinds described in clauses (a), (b), (c) and (d) does not exceed twelve months on an aggregate basis.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or any
ITEC ABL Credit Agreement

Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement (other than any such request, guideline or directive to comply with any law, rule or regulation that was in effect on the date of this Agreement).
          “Change of Control” means the occurrence of one or more of the following events:
     (a) any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), other than employee or retiree benefit plans or trusts sponsored or established by Navistar or any Borrower is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Navistar representing 35% or more of the combined voting power of Navistar’s then-outstanding Voting Interests;
     (b) the following individuals cease for any reason to constitute more than a majority of the number of directors then serving on the Board of Directors of Navistar: individuals who, on the date hereof, constitute such Board of Directors and any new director (other than a director whose initial assumption of the office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of Navistar) whose appointment or election by such Board of Directors or nomination for election by such Person’s stockholders was approved by the vote of at least a majority of the directors then still in office or whose appointment, election or nomination was previously so approved or recommended with respect to directors whose appointment of election to such Board of Directors was made by the holders of Navistar’s nonconvertible junior preference stock, series B, by the holders of such preference stock;
     (c) the shareholders of Navistar or any Borrower shall approve any Plan of Liquidation (whether or not otherwise in compliance with the provisions hereof), other than (i) a dissolution or winding up of a Borrower under which all of the assets of such Borrower are transferred to another Borrower or (ii) as otherwise expressly permitted herein;
     (d) Navistar consolidates with or merges with or into another Person, other than a merger or consolidation of Navistar in which the holders of the common stock of Navistar outstanding immediately prior to the consolidation or merger hold, directly or indirectly, at least a majority of the common stock of the surviving corporation immediately after such consolidation or merger;
     (e) Navistar or any Borrower, directly or indirectly, sells, assigns, conveys, transfers, leases or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the property or assets of Navistar and its Restricted Subsidiaries or any Borrower and its Restricted Subsidiaries (determined on a Consolidated basis) to any Person; provided, that neither (i) the merger of a Restricted Subsidiary of a Borrower into a Borrower or into any other Restricted Subsidiary, nor (ii) a series of transactions involving the sale of receivables or interests therein in the ordinary course of business by a Finance Subsidiary in connection with a Permitted Receivables Financing, nor (iii) the grant of a lien on assets of Navistar or any Subsidiary thereof in connection with the Facility nor (iv) the sale, conveyance, transfer or lease otherwise permitted hereunder shall be deemed to be a Change of Control; or
     (f) (i) ITEC ceases to be a wholly-owned direct or indirect Subsidiary of Navistar, or (ii) any of IC, SST, ICO or IDA cease to be a wholly-owned direct or indirect Subsidiary of ITEC.
ITEC ABL Credit Agreement

          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Loans, Swingline Loans or Protective Advances.
          “Closing Date” means June 15, 2007, which is the date on which the conditions specified in Section 4.01 are satisfied (or are waived in accordance with Section 9.02).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means (a) any and all Inventory and the proceeds thereof (other than Receivables sold by a Borrower pursuant to, and in accordance with, a Master Intercompany Agreement); (b) any and all obligations to pay and any other “payment intangibles” (as defined in the UCC) arising from the sale of Receivables by a Borrower under any Master Intercompany Agreement, and all proceeds derived therefrom; and (c) any and all related property owned by any Borrower subject to a Lien under the Collateral Documents (including, without limitation, the Collection Account, the Blocked Cash Account and the LC Collateral Account) and any and all other Inventory of any Borrower, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of the Collateral Agent, on behalf of itself and the Lenders, to secure the Secured Obligations.
          “Collateral Access Agreement” has the meaning assigned to such term in the Security Agreement.
          “Collateral Agent” has the meaning assigned to such term in the preamble to this Agreement.
          “Collateral Documents” means, collectively, the Security Agreement, any Collateral Access Agreement, any account control agreement and any other documents granting and/or perfecting a Lien upon the Collateral as security for payment of the Secured Obligations.
          “Collection Account” has the meaning assigned to such term in Section 5.11.
          “Commitment” means, with respect to each Lender, (a) the commitment of such Lender to make Revolving Loans, acquire participations in Letters of Credit, make Protective Advances and make Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.09, and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Commitment is set forth on the Commitment Schedule, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $200,000,000.
          “Commitment Fee Rate” means (a) for any day from the Closing Date until the first Adjustment Date occurring at least six full months after the Closing Date, a rate equal to 0.375% per annum, and (b) for any day thereafter, the applicable rate per annum set forth below based upon the Total Utilization of Commitments:

Total Utilization of Commitments	Commitment Fee Rate
Greater than or equal to $100,000,000	0.250%

Less than $100,000,000	0.375%
ITEC ABL Credit Agreement

The Commitment Fee Rate shall be adjusted quarterly on a prospective basis on each Adjustment Date in accordance with the table above, based on the average for the immediately preceding quarter of the Total Utilization of Commitments; provided, however, that if an Event of Default shall have occurred and be continuing at the time any reduction in the Commitment Fee Rate would otherwise be implemented, no such reduction shall be implemented until the date on which such Event of Default shall have been cured or waived.
          “Commitment Schedule” means the Schedule attached hereto and identified as such.
          “Consolidated” refers to the consolidation of accounts in accordance with GAAP.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power or by contract. “Controlling” and “Controlled” have meanings correlative thereto.
          “Cost” means the cost of purchases of Inventory determined according to the accounting policies used in the preparation of the Borrowers’ financial statements (pursuant to which the average cost method of accounting is utilized for substantially all merchandise Inventories).
          “Credit Extensions” means each of (a) a Borrowing and (b) an LC Credit Extension.
          “CS” has the meaning assigned to such term in the preamble to this Agreement.
          “CS Securities” has the meaning assigned to such term in the preamble to this Agreement.
          “Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the accrued purchase price of property or services (other than obligations under trade payables, deferred expenses, deferred compensation and similar obligations arising in the ordinary course of business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person, to the extent either (i) such Obligations would represent a claim against such Person in a proceeding under any Bankruptcy Law or (ii) in the case of Redeemable Preferred Interests, such interests are redeemable by their terms or at the option of the holder prior to one year after the Maturity Date, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations. Debt shall not include customary contractual indemnities or warranties.
          “Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) all items that, in accordance with GAAP, would be classified as indebtedness on a Consolidated balance sheet of such Person at such date, (b) all Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date.
ITEC ABL Credit Agreement

          “Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of any grace period or the requirement that notice be given or both.
          “Defaulting Lender” means any Lender that has (a) defaulted in its obligation to make a Revolving Loan or to fund its participation in a Letter of Credit, Swingline Loan or Protective Advance required to be made or funded by it hereunder, (b) notified the Administrative Agent or a Borrower in writing that it does not intend to satisfy any such obligation, or (c) become insolvent or the assets or management of which has been taken over by any Governmental Authority.
          “Disclosed Matters” has the meaning assigned to it in Section 4.01(1).
          “Disclosure Filings” means public filings made by Navistar since December 31, 2004 pursuant to and in accordance with the Exchange Act filed and available to the public on or before the date hereof and such further information as has been disclosed in writing to the Agents and the Lenders on or before the date hereof.
          “Document” has the meaning set forth in Article 9 of the UCC.
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Eligible Assignee” means (a) a Lender, (b) a commercial bank, insurance company or company engaged in the business of making commercial loans or a commercial finance company, which Person, together with its Affiliates, has a combined capital and surplus in excess of $1,000,000,000 (provided, that for purposes of determining eligibility with respect to Section 9.04(b)(i)(A), such Person, together with its Affiliates, shall only be required to have a combined capital and surplus of at least $500,000,000 to the extent that an Event of Default has occurred and is continuing at the time of such assignment, in accordance with the terms hereof), (c) any Affiliate of a Lender under common control with such Lender, or (d) an Approved Fund of a Lender; provided that in any event, “Eligible Assignee” shall not include (i) any natural person, (ii) any Defaulting Lender, or (iii) Navistar or any Borrower or any Affiliate of any thereof.
          “Eligible In-Transit Inventory” means, at any time, without duplication of other Eligible Inventory, Inventory which has been shipped from a domestic location of any Borrower for receipt by any Borrower or a processor within the U.S., within ten days of the date of shipment, but, in either case, which has not yet been delivered to such Borrower or processor, and (a) which otherwise would constitute Eligible Inventory; (b) for which the purchase order is in the name of a Borrower and title has passed to such Borrower; and (c) which is insured in accordance with the terms of this Agreement.
          “Eligible Inventory” means, at any time, all Inventory (including, without duplication, Eligible In-Transit Inventory) of the Borrowers; provided, however, that Eligible Inventory shall not include any Inventory:
          (a) which is not subject to a first priority (subject to Permitted Liens arising by operation of law, as described in clauses (a) and (b) of the definition of Permitted Liens) perfected Lien in favor of the Collateral Agent;
          (b) which is subject to any Lien other than (i) a Lien in favor of the Collateral Agent, (ii) a Permitted Lien arising by operation of law, as described in clauses (a) and (b) of the definition of “Permitted Liens”, (iii) a Landlord Lien as to which either (x) a subordination agreement reasonably satisfactory to the Collateral Agent has been obtained or
ITEC ABL Credit Agreement

(y) a Landlord Lien Reserve applies or (iv) a mechanics lien as to which an appropriate Reserve has been established by the Agents in their Permitted Discretion;
          (c) which is (i) Slow Moving or (ii) obsolete, unmerchantable, defective, or unfit for sale as determined in the ordinary course of business of the Borrowers consistent with past practices;
          (d) except as otherwise agreed by the Agents, which does not conform in all material respects to the representations and warranties contained in this Agreement or the Security Agreement;
          (e) which is not owned only by one or more Borrowers;
          (f) which constitutes packaging and shipping material, supplies, samples, prototypes, displays or display items, bill-and-hold goods, goods that are returned or marked for return (but not held for resale and not otherwise constituting Eligible Inventory) or repossessed, or which constitutes goods held on consignment or goods which are not of a type held for sale in the ordinary course of business;
          (g) which is not located in the U.S. or is in transit (other than Eligible In-Transit Inventory);
          (h) which is located at any location leased by a Borrower, unless (i) the lessor has delivered to the Collateral Agent a Collateral Access Agreement as to such location or (ii) up to a three month Reserve for rent, charges, and other amounts due or to become due with respect to such location has been established by the Agents in their Permitted Discretion;
          (i) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Collateral Agent a Collateral Access Agreement and such other documentation as the Agents may reasonably require or (ii) an appropriate Reserve (not to exceed three months of charges) or lien subordination has been established by the Agents in their Permitted Discretion;
          (j) which is being processed offsite at a third party location or outside processor or is in transit (in each case, other than Eligible In-Transit Inventory) to or from said third party location or outside processor unless an appropriate Reserve (not to exceed the total amount payable to such processor based on monthly sales) has been established by the Agents in their Permitted Discretion;
          (k) which consists of used trucks which are located in, or originated from, a state which requires such used trucks to be re-titled upon sale and such used trucks have not been so re-titled;
          (l) which is the subject of a consignment for sale on behalf of a Borrower as consignor unless a consignment agreement, security agreement, and UCC filing in each case reasonably satisfactory to the Agents is in place with respect to such Inventory;
          (m) which contains or bears any intellectual property rights licensed to any Borrower by any Person other than a Borrower unless the Collateral Agent may sell or otherwise dispose of such Inventory without (i) infringing the rights of such licensor, (ii) violating any
ITEC ABL Credit Agreement

contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto;
          (n) which is not reflected in a current perpetual inventory report of a Borrower (other than with respect to Eligible In-Transit Inventory);
          (o) which is acquired in connection with an acquisition permitted pursuant to Section 6.06 hereof, to the extent the Agents shall not have received a Report in respect of such Inventory, which Report shows results reasonably satisfactory to the Agents; or
          (p) which falls into a category of ineligibility as may be established by the Agents in their Permitted Discretion; provided that the Agents shall have provided the Administrative Borrower at least five Business Days’ prior written notice of any such establishment.
          “Engagement Letter” means that certain Engagement Letter, dated as of April 20, 2007, by and among Navistar, the Administrative Borrower, Credit Suisse, CS Securities, BofA, BAS, JPM Bank and JPMS.
          “Environmental Action” means any action, suit, demand, demand letter, claim, written notice of non compliance or violation, written notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from alleged injury or threat to health, safety or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages, and (b) by any governmental or regulatory authority or third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices, promulgated or entered into by any Governmental Authority, relating to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Borrower, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
          “ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to
ITEC ABL Credit Agreement

such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provisions by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at the facilities of any Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a Lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provisions of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.
          “Event of Default” has the meaning assigned to such term in Section 7.01.
          “Excess Availability” means, at any time, an amount equal to (a) the lesser of the applicable aggregate Commitments at such time and the applicable Borrowing Base at such time (as determined by reference to the most recent Borrowing Base Certificate required to be delivered to the Administrative Agent pursuant to Section 5.01(c)), minus (b) the Liquidity Block Amount, minus (c) the aggregate Exposures of all Lenders at such time.
          “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Excluded Taxes” means, with respect to any Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Administrative Borrower or any other Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Administrative Borrower or any other Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by a Borrower under Section 2.19(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Administrative Borrower or any other Borrower with respect to such withholding tax pursuant to Section 2.17(a).
          “Existing Debt” means Debt of each Borrower outstanding immediately before the occurrence of the Closing Date.
          “Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Revolving Loans, (b) its LC Exposure, (c) its Applicable Percentage of the aggregate principal amount of Swingline Loans outstanding at such time, and (d) its Applicable Percentage of the aggregate principal amount of Protective Advances outstanding at such time.
ITEC ABL Credit Agreement

          “Facility” has the meaning assigned to such term in the Preliminary Statements to this Agreement.
          “Facility Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrowers to the Lenders or to any Lender, the Agents, any Issuing Bank or any Indemnified Party arising under the Loan Documents.
          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or if such day is not a Business Day on the preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Finance Subsidiary” means NFC, any Subsidiary of NFC and any other Unrestricted Subsidiary or any Restricted Subsidiary, in each case that provides wholesale, retail, lease or other financing with respect to the business operations of Navistar and its subsidiaries or to dealers or retail customers of Navistar and its subsidiaries.
          “Financial Officer” of any Person means the chief financial officer, treasurer, vice president of finance, controller or assistant treasurer of such Person.
          “Fiscal Year” means a fiscal year of the Borrowers ending on October 31 in any calendar year.
          “Foreign Lender” means a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.
          “Funding Account” has the meaning assigned to such term in Section 4.02(e).
          “GAAP” means generally accepted accounting principles in the United States of America in effect and applicable to that accounting period in respect of which reference to GAAP is being made, subject to the provisions of Section 1.04.
          “Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.
          “Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
          “Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation but without duplication, (a) the direct or indirect guarantee (other than customary contractual indemnities or warranties), endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary
ITEC ABL Credit Agreement

obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.
          “Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.
          “Hedge Agreements” means interest rate swap, cap or collar agreements, interest rate future or option contracts, currency swap agreements, currency forward, future or option contracts, commodity price/index swap, futures or option contracts, credit default swap or option agreements and other hedging agreements.
          “Indemnified Party” has the meaning assigned to such term in Section 9.03(b).
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Information” has the meaning set forth in Section 3.09.
          “Information Memorandum” means the Confidential Information Memorandum, dated May, 2007, relating to the Borrowers and the Transactions.
          “Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.
          “Interest Election Request” means a request by a Borrower to convert or continue a Borrowing in accordance with Section 2.08.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including any Swingline Loan), the last Business Day of each March, June, September and December (commencing September 28, 2007) and the Maturity Date and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.
          “Interest Period” means (a) with respect to any LIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the
ITEC ABL Credit Agreement

calendar month that is one, two, three or six months (or, to the extent available to each Lender, nine or twelve months, or such other period as may be agreed to by all the Lenders) thereafter, as the applicable Borrower may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Inventory” has the meaning assigned to such term in the Security Agreement.
          “Inventory Component” means the lesser of (a) 65% of Eligible Inventory, valued at the lower of Cost and market value, and (b) 85% of the Net Orderly Liquidation Value of Eligible Inventory.
          “Inventory Reserves” means (a) such reserves as may be established from time to time by the Agents, in their Permitted Discretion, with respect to changes in the determination of the saleability, at retail, of the Eligible Inventory or which reflect such other factors as negatively affect the market value of the Eligible Inventory, (b) Shrink Reserves, (c) such Reserves as may be established from time to time by the Agents, in their Permitted Discretion, with respect to export parts inventory, based on the Borrowers’ monthly sales of export parts, and/or (d) such Reserves as shall have been established from time to time by the Agents in accordance with Section 2.21.
          “Investment” in any Person means any loan or advance to such Person, any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or all or substantially all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person; provided, however, that for purposes of calculation, the amount of any Investment outstanding at any time shall be the aggregate cash Investment less all cash returns, cash dividends and cash distributions (or the fair market value of any non-cash returns, dividends and distributions) received by such Person and less all liabilities expressly assumed by another Person in connection with the sale of such Investment.
          “Issuing Bank” means each of Credit Suisse, BofA, JPM Bank and any other Lender which at the request of a Borrower and with the consent of the Administrative Agent (not to be unreasonably withheld) agrees to become an Issuing Bank. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “January Credit Agreement” means the Credit Agreement, as amended through the date hereof, dated January 19, 2007, among, inter alia, Navistar, the subsidiary guarantors of Navistar from time to time party thereto, JPM Bank, as administrative agent, and the lenders from time to time party thereto as amended or otherwise modified from time to time in accordance with and subject to Section 6.13 hereof.
          “January Credit Facility” means the $1,500,000,000 senior term loan and revolving facilities provided for under the January Credit Agreement.
ITEC ABL Credit Agreement

          “JPM Bank” has the meaning assigned to such term in the preamble to this Agreement.
          “JPMS” has the meaning assigned to such term in the preamble to this Agreement.
          “Landlord Lien” means any Lien of a landlord on any Borrower’s property, granted by statute.
          “Landlord Lien Reserve” means an amount equal to (a) up to three months’ rent for all of the Borrowers’ leased locations where Eligible Inventory is located in each Landlord Lien State, other than leased locations with respect to which the Collateral Agent shall have received a landlord’s waiver or subordination of lien in form reasonably satisfactory to the Agents or (b) zero, to the extent the Agents shall have otherwise waived the landlord waiver or subordination or Reserve.
          “Landlord Lien State” means (a) each of Washington, Virginia and Pennsylvania and (b) such other state(s) in which a landlord’s claim for rent has priority by operation of law over the Lien of the Collateral Agent in any of the Collateral consisting of Eligible Inventory.
          “LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).
          “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof (in the face amount thereof) or any increase in the face amount thereof.
          “LC Disbursement” means a payment made by an Issuing Bank pursuant to a drawing on a Letter of Credit.
          “LC Exposure” means, at any time of determination, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed or converted to Loans by or on behalf of the Administrative Borrower or any other Borrower at such time, less (c) the amount then on deposit in the LC Collateral Account. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lead Arranger” has the meaning assigned to such term in the preamble to this Agreement.
          “Lenders” means the Persons listed on the Commitment Schedule and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any standby or commercial letter of credit issued pursuant to this Agreement.
          “Letter of Credit Request” has the meaning assigned to such term in Section 2.06(b).
          “LIBOR” means, with respect to any Interest Period applicable to any LIBOR Borrowing, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of the relevant Interest Period by reference to the British Bankers’ Association Interest Settlement Rates for deposits in Dollars (as set forth by the Bloomberg Information Service or any successor thereto or any other service selected by the Administrative Agent which has been nominated by the British Bankers’ Association as an authorized
ITEC ABL Credit Agreement

information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period.
          “Lien” means any lien, security interest, encumbrance or other charge of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.
          “Liquidation” means the exercise by the Administrative Agent or Collateral Agent of those rights and remedies accorded to such Agents under the Loan Documents and applicable law as a creditor of the Borrowers with respect to the realization on the Collateral during the continuation of an Event of Default, or the conduct by the Borrowers acting with the consent of the Administrative Agent, of any public, private or going out of business sale or other disposition of the Collateral for the purpose of liquidating the Collateral. Derivations of the word “Liquidation” (such as “Liquidate”) are used with like meaning in this Agreement.
          “Liquidity Block Amount” means an amount equal to $15,000,000; provided, that, except with respect to calculating Excess Availability for the purpose of determining pricing or fees hereunder, such amount shall be reduced, on a dollar-for-dollar basis, by the aggregate amount of the then-applicable Suppressed Availability and the then-available Blocked Cash Amount, up to a maximum aggregate reduction of $5,000,000.
          “Loan Documents” means this Agreement, any promissory notes issued pursuant to the Agreement, any Letters of Credit or Letter of Credit applications, the Engagement Letter and the Collateral Documents. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto.
          “Loans” means the loans and advances made by the Lenders pursuant to this Agreement, including Revolving Loans, Swingline Loans and Protective Advances.
          “Margin Stock” has the meaning assigned to such term in Regulation U.
          “Master Intercompany Agreements” means (a) the NFC MIA; (b) the agreement, dated as of December 18, 1986, among Navistar International Corporation Canada, Navistar Financial Corporation Canada Inc. and General Electric Canadian Holdings Limited; and (c) one or more similar agreements among Navistar or one or more of its Restricted Subsidiaries and one or more other Persons (including, without limitation, Unrestricted Subsidiaries that comprise Navistar’s financial service operations with terms and conditions consistent with such Person’s past practice and entered into in the ordinary course of business) on terms no less favorable to Navistar and its Restricted Subsidiaries than the agreements in clauses (a) and (b) hereof, as each such agreement may be amended, modified, supplemented or restated from time to time; provided, that none of the aforementioned agreements shall be amended, modified, supplemented or restated in a manner adverse in any material respect to the interests of Navistar or its Restricted Subsidiaries.
ITEC ABL Credit Agreement

          “Material Adverse Change” means any material adverse change in the business, financial condition, operations, performance or properties of the Borrowers, taken as a whole (other than to the extent disclosed in the Disclosure Filings).
          “Material Adverse Effect” means (a) a material adverse effect on (i) the business, financial condition, operations, performance or properties of the Borrowers and their subsidiaries, taken as a whole, (ii) the rights and remedies of the Agents and the Lenders under the Loan Documents, or (iii) the ability of the Borrowers to perform their Facility Obligations under the Loan Documents, or (b) a material impairment of the rights or remedies, taken as a whole, available to the Agents and the Lenders under the Loan Documents.
          “Maturity Date” means June 15, 2012 or any earlier date on which the aggregate Commitments are otherwise terminated pursuant to the terms hereof.
          “Maximum Rate” has the meaning assigned to such term in Section 9.17.
          “Modified Borrowing Base” means, at any time, an amount equal to (a) the Borrowing Base then in effect, minus (b) the Liquidity Block Amount.
          “Monthly Unaudited Reports” means monthly management financial reports in respect of the sales and income by segment and cash balances, Debt, capital expenditures and depreciation and amortization of Navistar and its “Restricted Subsidiaries” (as defined in the January Credit Agreement) prepared in a manner consistent with Navistar’s past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in GAAP) and on the basis of Navistar’s management’s good faith calculations at the time made, in such form and detail reasonably satisfactory to the Administrative Agent.
          “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
          “Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
          “Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
          “Navistar” means Navistar International Corporation, a Delaware corporation.
          “Navistar Party” means Navistar and each of the Borrowers.
          “Net Orderly Liquidation Value” means, with respect to Inventory of any Person, an amount equal to the orderly liquidation value (net of all costs and expenses incurred in connection with liquidation) of Eligible Inventory as a percentage of the Cost of such Inventory, which percentage shall be determined by reference to the most recent third-party appraisal of such inventory received by the Agents and distributed to the Borrowers.
ITEC ABL Credit Agreement

          “NFC” means Navistar Financial Corporation, a Delaware corporation.
          “NFC MIA” means the Amended and Restated Master Intercompany Agreement, dated as of April 1, 2007, between NFC and ITEC, and its related manufacturing subsidiaries and affiliates, as amended, modified, supplemented or restated from time to time in a manner that is not adverse in any material respect to the interests of ITEC.
          “Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).
          “Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 7.01(h). Without limiting the generality of the foregoing, the Obligations of any Borrower under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Borrower under any Loan Document and (b) the obligation of such Borrower to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Borrower.
          “OFAC” has the meaning assigned to such term in Section 3.21.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement.
          “Participant” has the meaning assigned to such term in Section 9.04 (c).
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Pension Act” means the Pension Protection Act of 2006, as amended.
          “Perfection Certificate” means a certificate substantially in the form of Exhibit D to this Agreement, or in any other form approved by the Agents (such approval not to be unreasonably withheld, delayed or conditioned).
          “Permitted Discretion” means an Agent’s commercially reasonable judgment, exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which such Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Collateral, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which the Agents, the Lenders or any Issuing Bank would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral or (b) evidences that any collateral report or financial information delivered to an Agent by the Administrative Borrower or any other Borrower is incomplete, inaccurate or misleading in any material respect; provided, however, that as to financial matters or matters based on financial statements, the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings and the results created by the existence thereof shall not be deemed to constitute a misrepresentation hereunder, provided, further, that it is understood and agreed that the foregoing proviso shall not limit the ability of the Agents to require Reserves or require Collateral
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reappraisals in accordance with the terms hereof. In exercising such judgment, an Agent may consider, without duplication, such factors already included in or tested by the definition of Eligible Inventory, as well as any of the following: (i) changes after the Closing Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Closing Date in any material respect in any concentration of risk with respect to the Borrowers’ Collateral; and (iii) any other factors arising after the Closing Date that change in any material respect the credit risk of lending to any Borrower on the security of such Borrower’s Collateral.
          “Permitted Joint Venture” means any Person which is, directly or indirectly, through its subsidiaries or otherwise, engaged principally in any business in which any Borrower is engaged, or a reasonably related, ancillary or complementary business, and the Equity Interests of which (a) is owned by such Borrower or a Restricted Subsidiary thereof and one or more Persons other than such Borrower or any affiliate of such Borrower or (b) is acquired by such Borrower or a Restricted Subsidiary.
          “Permitted Liens” means such of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.04; (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, warehousemens’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt for Borrowed Money), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money not constituting an Event of Default under Section 7.01(i) or securing appeal or other surety bonds related to such judgments, (f) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of nondelinquent customs duties in connection with the importation of goods in the ordinary course of business; (g) Liens encumbering deposits made in the ordinary course of business to secure nondelinquent obligations arising from statutory, regulatory, contractual or warranty requirements of a Borrower for which a reserve or other appropriate provision, if any, as may be required by GAAP has been made; (h) Liens arising out of consignment or similar arrangements for the sale of goods entered into by a Borrower in the ordinary course of business and in accordance with industry practice; and (i) easements, rights of way, zoning ordinances and similar charges, title defects or other irregularities and other encumbrances on title to real property that do not materially adversely affect the use of such property for its present purposes.
          “Permitted Receivable Financing” means any receivable financing facility or arrangement consistent with Navistar’s past practice and entered into in the ordinary course of the Navistar’s business pursuant to which a Finance Subsidiary purchases or otherwise acquires accounts receivable of Navistar or any Restricted Subsidiary of Navistar and enters into a third party financing thereof on terms that are market and customary to Navistar and its Restricted Subsidiaries, and in an aggregate amount not to exceed $25,000,000 in any fiscal year.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or any other entity.
          “Plan” means a Single Employer Plan or a Multiple Employer Plan.
          “Plan of Liquidation” means, with respect to any Person, a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (a) the sale, lease, conveyance or other disposition of all or substantially all of the assets of such Person; and (b) the distribution of all or substantially all of the
ITEC ABL Credit Agreement

proceeds of sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of such Person to holders or Equity Interests of such Person.
          “Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.
          “Prime Rate” means the rate of interest per annum determined from time to time by Credit Suisse as its prime rate in effect at its principal office in New York City and notified to the Administrative Borrower, which rate is not necessarily the lowest rate offered by Credit Suisse to its customers.
          “Protective Advance” has the meaning assigned to such term in Section 2.04(a).
          “Receivables” means any receivables generated from the sale of Collateral and required to be sold pursuant to, and in accordance with, the terms of any Master Intercompany Agreement.
          “Receivables Facility” means the Amended and Restated Credit Agreement dated as of July 1, 2005, as amended as of January 19, 2007 and as of March 28, 2007, among NFC, JPMorgan Bank and the other parties referred to therein, as amended and restated or otherwise modified from time to time and the related guarantees by the Administrative Borrower and Navistar.
          “Receivables Trigger Event” means (a) if any counterparty to a Master Intercompany Agreement becomes subject to any proceeding of any type referred to in Section 7.01(h); (b) the failure of any counterparty to a Master Intercompany Agreement to pay in cash (after giving effect to netting counterpayments made in the ordinary course of business consistent with the past practices of the counterparties) to the applicable Borrower that is party thereto the full purchase price of any Receivables sold to such counterparty thereunder within two Business Days of the deadline for such payment pursuant to such Master Intercompany Agreement, provided that, with respect to payments to be made pursuant to the NFC MIA, if such two-day payment deadline occurs during a “Blackout Period” then the deadline for payment under this clause (b) shall be the first Business Day following such Blackout Period; (c) if any counterparty to a Master Intercompany Agreement gives notice of its intent to terminate such Master Intercompany Agreement and terminates such Master Intercompany Agreement without a comparable replacement being in full force and effect; or (d) if any counterparty to a Master Intercompany Agreement shall not have paid principal or interest on Debt, which failure to pay continues for three days and which Debt is in a principal amount of $10,000,000 (“Relevant Debt”) or more, or the commitments of lenders with respect to Relevant Debt shall have been terminated by or on behalf of such lenders following a default by such counterparty.
          “Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.
          “Register” has the meaning assigned to such term in Section 9.04(b).
          “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
          “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
ITEC ABL Credit Agreement

          “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof, and any successor provision thereto.
          “Related Funds” has the meaning assigned to such term in Section 9.04(b).
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, trustees, employees, agents and advisors of such Person and such Person’s Affiliates.
          “Report” means reports prepared by the Agents or another Person showing the results of appraisals, field examinations or audits pertaining to the Borrowers’ assets from information furnished by or on behalf of the Borrowers, after the Agents have exercised their rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Agents, subject to the provisions of Section 9.12.
          “Required Lenders” means, at any time, Lenders having Exposure and unused Commitments representing more than 50% of the sum of the total Exposure and unused Commitments at such time; provided that the Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.
          “Requirement of Law” means, as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Reserves” means all (if any) Inventory Reserves and Availability Reserves (including Landlord Lien Reserves).
          “Responsible Officer” of any Person means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, senior vice president, vice president, controller or chief accounting officer of the Borrower.
          “Restricted Subsidiary” has the meaning assigned to such term in the January Credit Agreement.
          “Revolving Loan” means a Loan made pursuant to Section 2.01.
          “S&P” means Standard & Poor’s Ratings Service, a division of the McGraw-Hill Companies, Inc., and any successor to its rating agency business.
          “Sale/Lease-back Transaction” means an arrangement relating to property now owned or hereafter acquired whereby a Borrower transfers such property to a Person and such Borrower thereof leases it from such Person.
          “SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of its functions.
          “Secured Obligations” means all Facility Obligations, together with Banking Services Obligations in an aggregate amount of up to $25,000,000.
          “Secured Parties” has the meaning assigned to such term in the Security Agreement.
ITEC ABL Credit Agreement

          “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.
          “Security Agreement” means the Security Agreement, substantially in the form of Exhibit H between the Borrowers and the Collateral Agent, for the benefit of the Collateral Agent and the Lenders, including any amendments, restatements, modifications or supplements.
          “Shrink” means Inventory identified by the Administrative Borrower as lost, misplaced, or stolen.
          “Shrink Reserve” means an amount reasonably estimated by the Agents to be equal to that amount which is required in order that the Shrink reflected in current stock ledger of the Borrowers would be reasonably equivalent to the Shrink calculated as part of the Borrowers’ most recent physical inventory (it being understood and agreed that no Shrink Reserve established by the Agents shall be duplicative of any Shrink as so reflected in the current stock ledgers of the Borrowers or estimated by the Borrowers for purposes of computing the Borrowing Base other than at month’s end).
          “Shy Settlement” shall mean that certain Amended and Restated Settlement Agreement dated June 30, 1993 in reference to the class action of Shy et. Al v. Navistar, Civil Action No. C-3-92-333 (S.D. Ohio).
          “Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than the Borrowers and the ERISA Affiliates or (b) was so maintained and in respect of which any Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
          “Slow Moving” means (a) with respect to parts, Inventory held in excess of three years of usage, and (b) with respect to all other Inventory, such holding times as shall be determined by the Agents in their Permitted Discretion.
          “Stated Amount” means, at any time, the maximum amount for which a Letter of Credit may be honored.
          “Statutory Reserve Percentage” means, for any Interest Period, for all LIBOR Borrowings comprising part of the same Borrowing, the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on LIBOR Borrowings is determined) having a term equal to such Interest Period.
          “Subordinated Debt” means any Debt of any Borrower that is subordinated to the Obligations of such Borrower under the Loan Documents on and that otherwise contains, terms and conditions, including as to subordination, reasonably satisfactory to the Administrative Agent.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of
ITEC ABL Credit Agreement

such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Super Majority Lenders” means, at any time, Lenders having Exposure and unused Commitments representing more than 66-2/3% of the sum of the total Exposure and unused Commitments at such time; provided that the Exposure and unused Commitments of any Defaulting Lender shall be disregarded in the determination of the Super Majority Lenders at any time.
          “Support Agreement” means the Parent’s Side Agreement dated as of July 1, 2005, between Navistar and ITEC, as it may be amended, modified, supplemented or restricted from time to time; provided that such agreement shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of ITEC.
          “Suppressed Availability” means the amount by which the then-applicable Borrowing Base exceeds the then-effective Commitments.
          “Swingline Lender” means Credit Suisse, in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.05.
          “Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds (including, without limitation, any minority interest transactions that function primarily as a borrowing).
          “Tax Allocation Agreements” means (a) the Tax Allocation Agreement among ITEC and its affiliated group, effective as of October 1, 1981, as it has been and may be amended and/or supplemented from time to time, and (b) the Tax Allocation Agreement between Navistar and ITEC, effective April 1, 1987, as it has been and may be amended and/or supplemented from time to time; provided, that such agreements shall not be amended, supplemented, amended and restated or otherwise modified in a manner adverse in any material respect to the interests of ITEC or its subsidiaries.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Total Utilization of Commitments” means the average daily aggregate Exposures (other than Swingline Loans) of all Lenders.
          “Transaction Costs” means fees and expenses payable or otherwise borne by the Borrowers in connection with the Transactions and the transactions contemplated thereby.
          “Transactions” means, collectively, (a) the execution, delivery and performance by the Borrowers of the Loan Documents to which they are a party and the making of the Borrowings hereunder, and (b) the payment of the Transaction Costs.
ITEC ABL Credit Agreement

          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR or the Alternate Base Rate.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.
          “UFCA” has the meaning assigned to such term in Section 9.18(b).
          “UFTA” has the meaning assigned to such term in Section 9.18(b).
          “Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (a) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (b) any other obligation (including any guarantee) that is contingent in nature at such time; or (c) an obligation to provide collateral to secure any of the foregoing types of obligations; but excluding unripened or contingent obligations related to indemnification under Section 9.03 for which no written demand has been made.
          “Unrestricted Subsidiary” has the meaning assigned to such term in the January Credit Agreement.
          “USA PATRIOT Act” means The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, amendment and restatements, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same
ITEC ABL Credit Agreement

meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) the words “knowledge” or “aware” or words of similar import shall mean, when used in reference to the Borrowers, the actual knowledge of any Responsible Officer.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Administrative Borrower notifies the Administrative Agent that any Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Administrative Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding anything to the contrary contained herein, no Default or Event of Default shall occur as a result of any Borrower breaching the terms and conditions contained in Articles V and VI as a result of (a) any change in the accounting treatment (including any recharacterization or new recognition) of, any Obligations, assets, contractual or other arrangements, transactions or relationships in connection with the completion of the audit report for the annual financial statements of the Borrower for each of the 2005 and 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year or (b) accounting treatment which is inconsistent with the Borrower’s accounting practices in effect on the Closing Date. If the Borrower’s determine to modify how they account for Cost of Inventory pursuant to a restatement of the accounting utilized for audited financial statements furnished in the future, the Borrowers, the Agents and the Required Lenders agree to negotiate in good faith to seek to modify the definition of “Cost” provided for in this Agreement to reflect such modification, and to take such modification appropriately into account elsewhere herein, including potentially in the advance ratios reflected in Inventory Component.
ARTICLE II
THE CREDITS
          SECTION 2.01. Commitments. (a) Subject to the terms and conditions set forth herein, each Lender agrees, severally and not jointly, to make Revolving Loans to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result in:
          (i) such Lender’s Exposure exceeding the lesser of (A) such Lender’s Applicable Percentage of the Available Commitment, and (B) such Lender’s Applicable Percentage of the Modified Borrowing Base (except as provided for in Section 2.04); or
          (ii) the total Exposures of all the Lenders exceeding the lesser of (A) the aggregate Available Commitments, and (B) the Modified Borrowing Base (except as provided for in Section 2.04).
          (b) Within the foregoing limits and subject to the terms and conditions set forth herein (including the Administrative Agent’s authority, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.04), the Borrowers may borrow, repay and reborrow Revolving Loans.
ITEC ABL Credit Agreement

          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan or a Protective Advance) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. Any Protective Advance and any Swingline Loan shall be made in accordance with the procedures set forth in Sections 2.04 and 2.05, respectively.
          (b) Subject to Sections 2.14 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as any Borrower may request in accordance herewith. Each Swingline Loan and each Protective Advance shall be an ABR Loan. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that (i) any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement, and (ii) in exercising such option, such Lender shall use reasonable efforts to minimize any increase in the Adjusted LIBOR or increased costs to the Borrowers resulting therefrom (which obligation of such Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it otherwise determines would be disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.15 shall apply).
          (c) At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing when made shall be in a minimum principal amount of $1,000,000 and in integral multiples of $1,000,000 thereafter. Each ABR Borrowing when made shall be in a minimum principal amount of $1,000,000; provided that an ABR Borrowing may be made in a lesser aggregate amount that is equal to the entire unused balance of the Available Commitments or that is required to (i) finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e), or (ii) repay Swingline Loans as contemplated by Section 2.10(a). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten different Interest Periods in effect for LIBOR Borrowings at any time outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03. Requests for Borrowings. (a) To request a Borrowing, a Borrower shall notify the Administrative Agent of such request either in writing by delivery of a Borrowing Request (by hand, facsimile or a “pdf” electronic transmission) signed by such Borrower or the Administrative Borrower on its behalf or by telephone (i) in the case of a LIBOR Borrowing, not later than 2:00 p.m., New York City time, three Business Days (or, in the case of a LIBOR Borrowing to be made on the Closing Date, two Business Days) before the date of the proposed Borrowing, or (ii) in the case of an ABR Borrowing (including any such notice of an ABR Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e)), not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or a “pdf” electronic transmission to the Administrative Agent of a written Borrowing Request signed by the Borrower or the Administrative Borrower on its behalf. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.01:
               (A) the aggregate amount of the requested Borrowing;
               (B) the date of such Borrowing, which shall be a Business Day;
ITEC ABL Credit Agreement

               (C) whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;
 (D) in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
               (E) the location and number of the Borrowers’ accounts or any other designated account(s) to which funds are to be disbursed.
          (b) If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Protective Advances. (a) Subject to the limitations set forth below (and notwithstanding anything to the contrary in Section 4.02, including failure to satisfy or waive any of the conditions precedent set forth in Section 4.02), the Administrative Agent is authorized by the Borrowers and the Lenders, from time to time in the Administrative Agent’s sole discretion (but shall have absolutely no obligation to), to make Loans to any Borrower, on behalf of all Lenders at any time that any condition precedent set forth in Section 4.02 has not been satisfied or waived, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by such Borrower pursuant to the terms of this Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 9.03) and other sums payable under the Loan Documents (each such Loan, a “Protective Advance”). Any Protective Advance may be made in a principal amount that would cause the aggregate Exposures to exceed the Modified Borrowing Base; provided that no Protective Advance may be made to the extent that, after giving effect to such Protective Advance (together with the outstanding principal amount of any outstanding Protective Advances), the aggregate principal amount of Protective Advances outstanding hereunder would exceed 5% of the aggregate Commitments as determined on the date of such proposed Protective Advance; and provided, further that, the aggregate amount of such proposed Protective Advances plus the aggregate Exposures shall not exceed the aggregate Commitments. No Protective Advance may remain outstanding for more than 60 days without the consent of the Required Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations and Secured Obligations hereunder. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. The making of a Protective Advance on any one occasion shall not obligate the Administrative Agent to make any Protective Advance on any other occasion. At any time that the conditions precedent set forth in Section 4.02 have been satisfied or waived, the Administrative Agent may request the Lenders to make a Revolving Loan to repay a Protective Advance. At any other time, the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.04(b).
          (b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of a Default), each Lender shall be deemed, without further action by any party hereto, unconditionally and irrevocably to have purchased from the Administrative Agent without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to
ITEC ABL Credit Agreement

its Applicable Percentage. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender, such Lender’s Applicable Percentage of all payments of principal and interest and all proceeds of Collateral (if any) received by the Administrative Agent in respect of such Protective Advance.
          SECTION 2.05. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to any Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000, (ii) the total Exposures exceeding the lesser of (A) the Available Commitments and (B) the Modified Borrowing Base, or (iii) the Credit Extensions exceeding the lesser of (A) the Available Commitments and (B) the Modified Borrowing Base; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Each Swingline Loan shall be in an integral multiple of $100,000 and not less than $1,000,000. Within the foregoing limits and subject to the terms and conditions set forth herein, a Borrower may borrow, prepay (without premium or penalty) and reborrow Swingline Loans. To request a Swingline Loan, such Borrower or the Administrative Borrower on its behalf shall notify the Swingline Lender of such request by telephone (confirmed by facsimile or a “pdf” electronic transmission to the Swingline Lender, with a copy to the Administrative Agent), not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and the location and number of the Borrowers’ accounts or other designated account(s) to which funds are to be disbursed. The Swingline Lender shall make each Swingline Loan available to such Borrower by means of a credit to the Funding Account or otherwise in accordance with the instructions of such Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the Lenders) on the requested date of such Swingline Loan.
          (b) The Swingline Lender may, by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Administrative Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from any Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the
ITEC ABL Credit Agreement

Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to such Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.
          SECTION 2.06. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, (i) each Issuing Bank agrees, in reliance upon the agreements of the other Lenders set forth in this Section 2.06, from time to time on any Business Day during the period from the Closing Date to but not including the 30th day prior to the Maturity Date, upon the request of any Borrower, to issue standby Letters of Credit denominated in Dollars only and issued for the account of such Borrower (or any other Borrower to the extent such Borrower is a co-applicant), and to amend or renew Letters of Credit previously issued by it, in accordance with Section 2.06(b); and (ii) the Lenders severally agree to participate in the Letters of Credit issued pursuant to Section 2.06(d). Subject to the terms and conditions hereof, each Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly such Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the applicable Borrower or the Administrative Borrower on its behalf shall hand deliver or facsimile (or transmit by a “pdf” electronic communication) to the applicable Issuing Bank and the Administrative Agent, at least two Business Days in advance of the requested date of issuance (or such shorter period as is acceptable to the applicable Issuing Bank), a request to issue substantially in the form of Exhibit E attached hereto (each a “Letter of Credit Request”). To request an amendment, extension or renewal of a Letter of Credit, the applicable Borrower shall submit such a request on its letterhead, addressed to the applicable Issuing Bank (with a copy to the Administrative Agent) at least two Business Days in advance of the requested date of amendment, extension or renewal, identifying the Letter of Credit to be amended, renewed or extended, and specifying the proposed date (which shall be a Business Day) and other details of the amendment, extension or renewal. Requests for issuance, amendment, renewal or extension must be accompanied by such other information as shall be necessary to issue, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the applicable Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by such Borrower to, or entered into by such Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. A Letter of Credit shall be issued, amended, renewed or extended only if (and on issuance, amendment, renewal or extension of each Letter of Credit the applicable Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $200,000,000, and (ii) the aggregate amount of Credit Extensions shall not exceed the lesser of (A) the Available Commitments and (B) the Modified Borrowing Base. Promptly after the delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Issuing Bank will also deliver to the applicable Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon receipt of such Letter of Credit or amendment, the Administrative Agent shall notify the Lenders, in writing, of such Letter of Credit or amendment, and if so requested by a Lender, the Administrative Agent will provide such Lender with copies of such Letter of Credit or amendment.
ITEC ABL Credit Agreement

          (c) Expiration Date. Each Letter of Credit shall expire not later than the earlier of (i) the stated expiration date on such Letter of Credit, and (ii) the date that is five Business Days prior to the Maturity Date (other than any Letter of Credit with a stated expiry date within 12 months following the Maturity Date that shall have been fully cash collateralized by the applicable Borrower with cash equal to 103% of the LC Exposure as of the Maturity Date); provided, that, the Borrowers may request the issuance of standby Letters of Credit with tenors in excess of 12 months, so long as the aggregate total of the stated amounts of all such standby Letters of Credit (with tenors in excess of 12 months) outstanding at any time shall not exceed $25,000,000, and all other Letters of Credit issued hereunder shall have tenors of 12 months or less; provided, further, that any standby Letter of Credit with a tenor of 12 months or less may provide for the automatic extension thereof for any number of additional periods, each of up to one year in duration (none of which, in any event, shall extend beyond the date referred to above). Each commercial Letter of Credit shall expire on the earlier of (A) 180 days after the date of the issuance of such Letter of Credit and (B) the date that is 30 days prior to the Maturity Date.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in paragraph (e) of this Section 2.06, or of any reimbursement payment required to be refunded to the Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the applicable Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the Business Day immediately following the date the applicable Borrower receives notice under paragraph (g) of this Section 2.06 of such LC Disbursement; provided that such Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan. If the Borrowers fail to make such payment when due, or if any payment made by a Borrower must be disgorged, returned or otherwise relinquished for any reason, including by reason of any event described in Section 7.01(h), the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.
ITEC ABL Credit Agreement

          (f) Obligations Absolute. The Borrowers’ and the Lenders’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section 2.06 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any material respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.06, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder (other than payment or performance, to the extent thereof). Neither the Administrative Agent, the Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing shall not be construed to excuse such Issuing Bank (or any of its agents, employees, officers or advisors) from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s (or any of its agents, employees, officers or advisors) (i) failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof, (ii) gross negligence, (iii) willful misconduct or (iv) bad faith. The parties hereto expressly agree that, in the absence of gross negligence, bad faith or willful misconduct on the part of applicable Issuing Bank (or its agents, officers, employees and advisors) (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
          (g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by facsimile or electronic transmission) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
          (h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to Loans that are ABR Loans; provided that, if the Borrowers fail to reimburse or convert such LC Disbursement when due pursuant to paragraph (e) of this Section 2.06, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender
ITEC ABL Credit Agreement

pursuant to paragraph (e) of this Section 2.06 to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of an Issuing Bank. An Issuing Bank may be replaced with the consent of the Administrative Agent (not to be unreasonably withheld, delayed or conditioned) at any time by written agreement among each Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement to the extent such Letters of Credit remain outstanding or otherwise with respect to indemnification and any other amounts owing to it hereunder until such amounts have been paid in full, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, within one Business Day of the date the Administrative Borrower receives notice from the Administrative Agent acting at the direction of the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, upon such demand, the Administrative Borrower or any other Borrower shall deposit, in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 103% of the LC Exposure as of such date; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Administrative Borrower or the other Borrowers described in clause (h) or (i) of Section 7.01. Such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the Secured Obligations in accordance with the provisions of this paragraph (j) during the continuance of any such Event of Default but shall be promptly released and returned to the Borrowers upon the cure or waiver of such Event of Default. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Collateral Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the discretion of the Collateral Agent for the Borrowers’ benefit to the extent not applied to the Obligations or any Banking Services Obligations during the continuance of an Event of Default in accordance with Section 2.18 and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (together with all interest and other earnings with respect thereto, to the extent not applied as aforesaid) shall be returned promptly to the applicable Borrower but in no event later than 3 Business Days after such Event of Default has been cured or waived.
ITEC ABL Credit Agreement

          SECTION 2.07. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:30 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s respective Applicable Percentage; provided, that Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Funding Account or as otherwise directed by the Borrower; provided that ABR Revolving Loans made to finance the reimbursement of (i) an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank and (ii) a Protective Advance shall be retained by the Administrative Agent to be applied as contemplated by Section 2.04 (and the Administrative Agent shall, upon the request of the Borrower, deliver to the applicable Borrower a reasonably detailed accounting of either such application).
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.07 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the applicable Borrower severally agree to pay to the Administrative Agent forthwith on demand (without duplication) such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of such Borrower, the interest rate applicable to Loans that are ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Administrative Borrower, or any other Borrower may have against any Lender as a result of any default by such Lender hereunder.
          SECTION 2.08. Type; Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower or the Administrative Borrower on its behalf may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. The applicable Borrower or the Administrative Borrower on its behalf may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders (with respect to Loans), based upon their Applicable Percentages, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.08 shall not apply to Swingline Borrowings or Protective Advances, which may not be converted or continued.
          (b) To make an election pursuant to this Section 2.08, a Borrower or the Administrative Borrower on its behalf shall notify the Administrative Agent of such election by telephone or electronic transmission by the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or electronic “pdf” transmission to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by such Borrower.
ITEC ABL Credit Agreement

          (c) Each telephonic and written (including permitted electronic transmission) Interest Election Request shall specify the following information in compliance with Section 2.02:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and
          (iv) if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Administrative Borrower or the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, and unless such Borrowing is repaid as provided herein (including any prepayment notice required pursuant to Section 2.11), then, at the end of such Interest Period, such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Administrative Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the then-current Interest Period applicable thereto.
          SECTION 2.09. Termination and Reduction of Commitments. (a) Unless previously terminated, all Commitments shall terminate on the Maturity Date.
          (b) Upon delivering the notice required by Section 2.09(d), the Borrowers may at any time terminate the Commitments upon (i) the payment in full of all outstanding Loans, together with accrued and unpaid interest thereon, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the cash collateralization of such Letter of Credit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) by depositing in the LC Collateral Account an amount in cash equal to 103% of the LC Exposure as of such date), and (iii) the payment in full of all accrued and unpaid fees and all reimbursable expenses and other Obligations then earned, due, and owing as of such termination together with accrued and unpaid interest thereon.
          (c) Upon delivering the notice required by Section 2.09(d), the Administrative Borrower may from time to time reduce the Commitments (without premium or penalty); provided that (i)
ITEC ABL Credit Agreement

each reduction of the Commitments shall be in an amount that is not less than $1,000,000, and in integral multiples of $1,000,000 thereafter, and (ii) the Administrative Borrower shall not reduce the Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10, the sum of the Exposures would exceed the Available Commitments.
          (d) The Administrative Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) or (c) of this Section 2.09 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Administrative Borrower pursuant to this Section 2.09 shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Administrative Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Administrative Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments pursuant to this Section 2.09 shall be permanent. Upon any reduction of the Commitments, the Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount.
          SECTION 2.10. Repayment of Loans; Evidence of Debt. (a) The Borrowers hereby unconditionally jointly and severally promise to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date, (ii) to the Administrative Agent the then unpaid amount of each Protective Advance on the earlier of the Maturity Date and written demand by the Administrative Agent, and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the 14th day following the date on which such Swingline Loan was made; provided that on each date that a Revolving Loan is made while any Protective Advance is outstanding, the Borrowers shall repay all Protective Advances with the proceeds of such requested Revolving Loan.
          (b) At all times after the occurrence and during the continuance of an Event of Default (subject to the provisions of Section 2.18(b) and to the terms of the Security Agreement), on each Business Day, at or before 1:00 p.m., New York City time, the Administrative Agent shall apply all immediately available funds credited to the Collection Account (without any premium or penalty or commitment reduction) as follows; first to pay any fees or expense reimbursements then earned, due and owing to any Agent, the Issuing Banks and the Lenders (other than in connection with Banking Services) pursuant to the terms of the Loan Documents, pro rata; second to pay interest due and payable in respect of any Revolving Loans (including Swingline Loans) and any Protective Advances that may be outstanding, pro rata; third to prepay the principal of any Protective Advances that may be outstanding, pro rata; and fourth to prepay the principal of the Loans (including Swingline Loans) and then in the amount necessary to cash collateralize 103% of the LC Exposure, pro rata. Amounts to be applied pursuant to this Section 2.10 in prepayment of Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Loans. Any amounts remaining after each such application shall be applied to prepay LIBOR Loans.
          (c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and
ITEC ABL Credit Agreement

payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. In addition, the Administrative Borrower shall receive a monthly statement detailing such accounts from the Administrative Agent.
          (e) The entries made in the accounts maintained pursuant to paragraph (d) of this Section 2.10 shall be prima facie evidence of the existence and amounts of the obligations recorded therein (absent manifest error); provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.
          (f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the applicable Borrower promptly shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit G hereto; provided that the Lenders agree to provide at least three Business Days prior notice of any such request for promissory notes on the Closing Date. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.
          SECTION 2.11. Prepayment of Loans. (a) Upon prior notice in accordance with paragraph (c) of this Section 2.11, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part without premium or penalty (but subject to Section 2.16). Prepayments made pursuant to this Section 2.11(a), first, shall be applied ratably to the Swingline Loans and to outstanding LC Disbursements; and second, shall be applied ratably to the outstanding Revolving Loans.
          (b) Mandatory Prepayments. Except for Protective Advances permitted under Section 2.04, in the event and on each Business Day (or, if such reduction is due to the imposition of a new Reserve or a change in the methodology of calculating an existing Reserve, within five Business Days following such notice), on which a Borrower receives notice that the total Exposure exceeds the lesser of (i) the Available Commitments and (ii) the Modified Borrowing Base, the Borrowers shall prepay (on the date of receipt of such notice, if such notice is received by 11:00 a.m., New York City time, on such day, and by the next Business Day, if such notice is received after 11:00 a.m., New York City time, on such day) the Revolving Loans or Swingline Loans and/or reduce LC Exposure, in an aggregate amount equal to such excess by taking any of the following actions as it shall determine at its sole discretion: (A) prepayment of Revolving Loans or Swingline Loans or (B) deposit of cash in the LC Collateral Account to cash collateralize any outstanding Letters of Credit.
          (c) Voluntary Prepayments. the Administrative Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile to the Administrative Agent (or, in the case of prepayment of a Swingline Loan, by facsimile to the Swingline Lender, with copy to the Administrative Agent)), or by “pdf” electronic transmission or by facsimile of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of prepayment, or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of
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prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing pursuant to this paragraph (c) shall be applied to Swingline Loans until paid in full, before application to Revolving Loans. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          SECTION 2.12. Fees. (a) The Borrowers agree to pay to the Administrative Agent, for the account of each Lender, a commitment fee, which shall accrue at the applicable Commitment Fee Rate on the average daily amount of the Available Commitment, as applicable, of such Lender during the period from and including the Closing Date to but excluding the date on which the Lenders’ Commitments terminate; provided that any commitment fee accrued with respect to the Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender except to the extent that such commitment fee shall otherwise have been due and payable by the Borrowers prior to such time; provided, further, that no commitment fee shall accrue on the Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender. Accrued commitment fees shall be payable in arrears on the last Business Day of each March, June, September and December (commencing September 28, 2007) and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 365 or 366 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of calculating the commitment fees only, no portion of the Commitments shall be deemed utilized as a result of outstanding Swingline Loans.
          (b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit at the same Applicable Rate used to determine the interest rate applicable to LIBOR Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements), during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee, in respect of each Letter of Credit issued by such Issuing Bank for the period from the date of issuance of such Letter of Credit through the expiration date of such Letter of Credit (or if terminated on an earlier date, to the termination date of such Letter of Credit), computed at a rate equal to 0.125% per annum of the daily Stated Amount of such Letter of Credit, as well as such Issuing Bank’s reasonable and customary standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued to but excluding the last Business Day of each March, June, September and December (commencing September 28, 2007) shall be payable on the first Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten Business Days after demand (accompanied by reasonable back-up documentation therefor). All participation fees and fronting fees shall be computed on the basis of a year of 365 or 366 days and shall be payable for the actual number of days elapsed.
          (c) The Borrowers agree to pay to each of the Administrative Agent and the Collateral Agent, for their own respective accounts, the agency fees set forth in the Engagement Letter, payable in the amounts and at the times specified therein or as so otherwise mutually agreed upon by the
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Borrowers and the Administrative Agent or Collateral Agent, as applicable, or such agency fees as may otherwise be separately agreed upon by the Borrowers and the Administrative Agent or Collateral Agent.
          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or the Collateral Agent, as applicable, (or, in each case, to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan and each Protective Advance) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBOR for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, upon the occurrence and during the continuance of an Event of Default, upon the request of the Required Lenders and effective thereupon, all (i) all Loans shall bear interest at a rate of 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13, and (ii) all participation fees payable in accordance with Section 2.12(b)(i) shall be increased by 2.00%, in addition to the rate otherwise payable thereunder.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on written demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBOR or LIBOR shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:
          (a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR or the LIBOR, as applicable, for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBOR or the LIBOR, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
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then the Administrative Agent shall promptly give written notice thereof to the Administrative Borrower and the Lenders by telephone or facsimile or “pdf” electronic transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Administrative Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a LIBOR Borrowing shall be ineffective and such Borrowing shall be converted to an ABR Borrowing on the last day of the Interest Period applicable thereof, and (ii) unless withdrawn timely in accordance with the terms hereof, if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBOR) or Issuing Bank; or
          (ii) impose on any Lender or Issuing Bank or the London interbank market any other condition affecting this Agreement or LIBOR Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, within 10 Business Days following delivery of the certificate contemplated by paragraph (c) of this Section 2.15, the applicable Borrower or the Administrative Borrower on its behalf will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered (except for any Taxes, which shall be dealt with exclusively pursuant to Section 2.17).
          (b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law other than due to Taxes, which shall be dealt with exclusively pursuant to Section 2.17 (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time following delivery of the certificate contemplated by paragraph (c) of this Section 2.15 the applicable Borrower or the Administrative Borrower on its behalf will pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The applicable Borrower or the Administrative Borrower on its behalf
ITEC ABL Credit Agreement

shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within ten Business Days after receipt thereof.
          (d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that no Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies such Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default); (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto; (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith); or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19, then, in any such event, the applicable Borrower shall compensate each Lender promptly upon request for the loss, cost and expense attributable to such event (including the loss of anticipated profits). In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR that would have been applicable to such Loan, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 and the basis therefor and setting forth in reasonable detail the manner in which such amount or amounts was determined shall be delivered to the Administrative Borrower and shall be conclusive absent manifest error. The applicable Borrower or the Administrative Borrower on its behalf shall pay (or shall cause the applicable Borrower to pay) such Lender the amount shown as due on any such certificate within ten Business Days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Borrower hereunder shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if a Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or any Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If at any time a Borrower is required by applicable law to make any deduction or withholding from any sum payable hereunder, such Borrower shall promptly notify the relevant Lender, Administrative Agent or Issuing Bank upon becoming aware of the same. In addition, each Lender, the Administrative Agent or Issuing Bank shall promptly notify any Borrower or the Administrative Borrower upon becoming aware of any circumstances as a result of which
ITEC ABL Credit Agreement

such Borrower is or would be required to make any deduction or withholding from any sum payable hereunder.
          (b) In addition, the Borrowers shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) Each Borrower shall indemnify each Agent, each Lender and each Issuing Bank, within ten Business Days after written demand therefor (including documentation reasonably supporting such request), for the full amount of any Indemnified Taxes or Other Taxes paid by such Agent, such Lender or such Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of such Borrower hereunder (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Administrative Borrower by a Lender or an Issuing Bank, or by an Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.
          (d) Promptly after any payment of Indemnified Taxes or Other Taxes by a Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Administrative Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Administrative Borrower as will permit such payments to be made without withholding or at a reduced rate. In particular, on or prior to the date which is ten Business Days after the Closing Date, each Foreign Lender shall deliver to the Administrative Borrower (with a copy to the Administrative Agent) two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by the Administrative Borrower or any other Borrower pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or W-8IMY or any successor thereto (relating to all payments to be made to such Foreign Lender by the Administrative Borrower or any other Borrower pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to the Administrative Borrower and the Administrative Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 871(h) or 881(c) of the Code, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the Code, a certificate that establishes in writing to the Administrative Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the Code, (ii) a 10-percent stockholder within the meaning of Section 881(c)(3)(B) of the Code, or (iii) a controlled foreign corporation related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to the Administrative Borrower (with a copy to the Administrative Agent) such additional duly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then-current United States Laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Administrative Borrower and
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the Administrative Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by the Administrative Borrower or other Borrower pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Administrative Borrower and (3) from time to time thereafter if reasonably requested by ITEC or the Administrative Agent, and (B) promptly notify the Administrative Borrower and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
          (f) Each Lender, Agent or Issuing Bank that is a United States person, agrees to complete and deliver to the Administrative Borrower a statement signed by an authorized signatory of the Lender to the effect that it is a United States person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form.
          (g) If the Administrative Agent or a Lender determines, in good faith in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which such Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.17 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or such Lender in good faith in its reasonable discretion, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to such Borrower or any other Person.
          (h) If the Administrative Borrower determines in good faith that a reasonable basis exists for contesting any Indemnified Taxes or Other Taxes for which additional amounts have been paid under this Section 2.17, the relevant Lender, Agent or Issuing Bank shall cooperate with the Administrative Borrower in challenging such Indemnified Taxes or Other Taxes, at the Administrative Borrower’s expense, if so requested by the Administrative Borrower in writing.
          SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs. (a) Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the reasonable discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Administrative Borrower by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be
ITEC ABL Credit Agreement

due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
          (b) All proceeds of Collateral received by the Agents after an Event of Default has occurred and is continuing, shall, if the Required Lenders direct that such proceeds be applied to repayment, be applied, first, to, ratably, pay any fees, indemnities, or expense reimbursements then due to the Agents or any Issuing Bank from the Borrowers (other than in connection with Banking Services) under the Loan Documents; second, ratably, to pay any fees or expense reimbursements then due to the Agents from the Borrowers (other than in connection with Banking Services) under the Loan Documents; third, to pay interest due and payable in respect of any Revolving Loans, Swingline Loans and any Protective Advances, ratably; fourth, to pay the principal of the Protective Advances; fifth, to prepay principal on the Loans (other than the Protective Advances) and unreimbursed LC Disbursements, ratably; sixth, to pay an amount to the Administrative Agent equal to 103% of the LC Exposure on such date, to be held in the LC Collateral Account as cash collateral for such Obligations; seventh, to pay any Banking Services Obligations then due with respect to Banking Services to the extent they constitute Secured Obligations; eighth, to the payment of any other Secured Obligation then due and owing to the Agents or any Lender by the Borrowers; and ninth, to the Borrowers or as the Administrative Borrower shall direct.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements, Swingline Loans or Protective Advances and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements, Swingline Loans and Protective Advances of other Lenders at such time outstanding to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements, Swingline Loans and Protective Advances; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements, Swingline Loans or Protective Advances to any assignee or participant, other than to any Borrower or any subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in
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accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as applicable, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Sections 2.04(b), 2.05(b), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect; provided, however, that the Borrowers shall not be liable for such costs and expenses of a Lender requesting compensation if (i) such Lender becomes a party to this Agreement on a date after the Closing Date and (ii) the relevant Change in Law occurs on a date prior to the date such Lender becomes a party hereto. The Borrowers hereby agree to pay all reasonable costs and out-of-pocket expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses shall be submitted by such Lender to the Administrative Borrower, which shall be presumptive evidence thereof, absent manifest error.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or is a Defaulting Lender, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, replace such Lender by requiring such Lender to assign and delegate (and such Lender shall be obligated to assign and delegate), without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Administrative Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent in each case shall not unreasonably be withheld, delayed or conditioned (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Revolving Loans and participations in LC Disbursements, Swingline Loans and Protective Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Administrative Borrower (in the case of all other amounts), and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender (other than a Defaulting Lender) shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Administrative Borrower
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to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that any Borrower may have against any Lender that is a Defaulting Lender.
          SECTION 2.20. Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for such Lender or its applicable lending office to make or maintain any LIBOR Loans, then, on notice thereof by such Lender to the Administrative Borrower through the Administrative Agent, any obligations of such Lender to make or continue LIBOR Loans or to convert ABR Borrowings to LIBOR Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Administrative Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Administrative Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either convert all LIBOR Borrowings of such Lender to ABR Borrowings, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Borrowings to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different lending office if such designation will avoid the need for such notice and will not, in the determination of such Lender, otherwise be disadvantageous to it.
          SECTION 2.21. Reserves; Change in Reserves. If Excess Availability is not equal to at least $25,000,000 (with an up to $10 million credit for Suppressed Availability then in effect), or if the aggregate amount of funds not constituting Collateral deposited into the Collection Account exceeds $7,500,000 for any monthly period as reported at the end of such month in the quarterly report required to be delivered pursuant to Section 5.01 (b)(iii) hereof, the Agents may in their Permitted Discretion establish a Reserve with respect to such funds. In addition, the Agents may at any time and from time to time in the exercise of their Permitted Discretion establish and increase or decrease Reserves; provided that the Agents shall have provided the Administrative Borrower at least five Business Days’ prior written notice of any such establishment or increase. The amount of any Reserve established by the Agents shall have a reasonable relationship to the event, condition or other matter that is the basis for the Reserve. Upon delivery of such notice, the Agents shall be available to discuss the proposed Reserve or increase, and the Administrative Borrower and the other Borrowers may take such action as may be required so that the event, condition or matter that is the basis for such Reserve or increase no longer exists, in a manner and to the extent reasonably satisfactory to the Agents in the exercise of their Permitted Discretion. In no event shall such notice and opportunity limit the right of the Agents to establish or change such Reserve, unless the Agents shall have determined in their Permitted Discretion that the event, condition or other matter that is the basis for such new Reserve or such change no longer exists or has otherwise been adequately addressed by the Borrower. Notwithstanding anything herein to the contrary, Reserves shall not duplicate eligibility criteria contained in the definition of “Eligible Inventory” and vice versa, or reserves or criteria deducted in computing the cost or market value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory and vice versa.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Borrower hereby represents and warrants as follows:
          SECTION 3.01. Organization. Each Borrower (a) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing (to the extent
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applicable) under the laws of the jurisdiction of its formation, (b) is duly qualified and in good standing as a foreign corporation or company in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed would not be reasonably likely to have a Material Adverse Effect, and (c) has all requisite corporate, limited liability company or partnership (as applicable) power and authority to enter into the Loan Documents to which it is a party.
          SECTION 3.02. Borrower Information. Set forth on Schedule 3.02 hereto is a complete and accurate list of all Borrowers as of the date hereof, showing as of the date hereof (as to each Borrower) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number.
          SECTION 3.03. Powers. The execution, delivery and performance by each Borrower of each Loan Document to which it is or is to be a party is within such Borrower’s corporate, limited liability company or limited partnership (as applicable) powers, have been duly authorized by all necessary corporate, limited liability company or limited partnership (as applicable) action, and do not (a) contravene such Borrower’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (b) violate any law, rule, regulation (including, without limitation, Regulation X of the Board), order, writ, judgment, injunction, decree, determination or award binding upon any Borrower, (c) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on any Borrower or any of the Borrowers’ properties except, in the case of performance by any such Borrower, to the extent that such conflict or breach would not be reasonably expected to result in a Material Adverse Effect, or (d) result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Borrower. As of the date hereof, no Borrower is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument, the violation or breach of which would be reasonably likely to have a Material Adverse Effect, other than to the extent described in the Disclosure Filings.
          SECTION 3.04. Governmental Authorization. No Governmental Authorization, and no notice to or filing with, any Governmental Authority is required for (a) the due execution, delivery, recordation, filing or performance by any Borrower of any Loan Document to which it is or is to be a party, or (b) the exercise by any Agent or any Lender of its rights under the Loan Documents, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, routine renewals of existing licenses and permits of the Borrowers and their subsidiaries in the ordinary course of business and such filings as may be required under federal and state securities laws for purposes of disclosure.
          SECTION 3.05. Due Execution. This Agreement has been, and each other Loan Document will have been, duly executed and delivered by each Borrower thereto. This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Borrower party thereto, enforceable against such Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.06. No Action, Suit, Etc. There is no action, suit, investigation, litigation or proceeding against any Borrower, including any Environmental Action, pending or threatened in writing before any Governmental Authority or arbitrator that (i) would be reasonably likely to have a Material Adverse Effect (other than any shareholder litigation or regulatory investigation arising from the
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matters described in the Disclosure Filings) or (ii) purports to affect the legality, validity or enforceability of any Loan Document and there has been no material adverse change (other than to the extent disclosed in Navistar and the Borrowers’ filings pursuant to the Securities Exchange Act of 1934, as amended, made and publicly available on or before the date hereof) in the status, or financial effect on any Borrower, of the Disclosed Matters from that described on Schedule 3.06 hereto.
          SECTION 3.07. No Material Adverse Change. There has been no Material Adverse Change since October 31, 2004 (or, from and after the delivery of the financial statements pursuant to Section 4.01(c) herein for the year then ended, October 31, 2006); provided, however, the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.
          SECTION 3.08. Consolidated Financials. The unaudited financial statements delivered to the Lenders by the Administrative Borrower pursuant to Section 4.01(c) prior to the date hereof, and any additional reporting requirements delivered to the Lenders pursuant to Section 5.01 were prepared in good faith.
          SECTION 3.09. Information. No written information, exhibit or report (other than the projections, budgets, estimates, forward-looking information and general market data) about any Borrower or its subsidiaries prepared by or on behalf of any Borrower and furnished by or on behalf of any Borrower to any Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained, when furnished and taken as a whole, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not materially misleading in light of the circumstances under which such statements were made; provided, however, that the Agents and the Lenders hereby acknowledge that the existence of the matters referred to in the Disclosure Filings shall not be deemed to constitute a misrepresentation hereunder.
          SECTION 3.10. Margin Regulations. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Loan will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.
          SECTION 3.11. Investment Company Act. No Borrower is required to be registered as an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended. Neither the making of any Loans, nor the application of the proceeds or repayment thereof by the Borrower, nor the consummation of the other transactions contemplated by the Loan Documents, will violate any provision of such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.
          SECTION 3.12. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (i) the fair value of the assets of the Borrowers, on a consolidated basis, at a fair valuation and on a going concern basis, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrowers on a consolidated basis; (ii) the present fair saleable value of the property of the Borrowers on a consolidated basis (on a going concern basis) will be greater than the amount that will be required to pay the probable liability of the Borrowers on a consolidated basis, on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrowers on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts
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and liabilities become absolute and matured; and (iv) the Borrowers on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
          (b) The Borrowers do not intend to incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by the Borrowers and the timing and amounts of cash to be payable by the Borrowers on or in respect of their Debt.
          SECTION 3.13. ERISA.
          (a) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Borrower or any ERISA Affiliate.
          (b) Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Department of Labor and furnished to the Administrative Agent, is complete and accurate in all material respects and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
          (c) Neither any Borrower nor any ERISA Affiliate has incurred or is reasonably expected to incur any material Withdrawal Liability.
          (d) Neither any Borrower nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.
          SECTION 3.14. Environmental. (a) Except as would not reasonably be expected to have a Material Adverse Effect, the operations and properties of each Borrower and comply in all respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that would be reasonably likely to (i) form the basis of an Environmental Action against any Borrower or their properties that could reasonably be expected to have a Material Adverse Effect or (ii) cause any such property to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.
          (b) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) none of the properties currently or formerly owned or operated by any Borrower is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Borrower, to the best of its knowledge, on any property formerly owned or operated by any Borrower; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Borrower; and (iii) Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Borrower.
          (c) In each case except as would not reasonably be expected to have a Material Adverse Effect: (i) neither any Borrower is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or
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response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and (ii) all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Borrower have been disposed of in a manner not reasonably expected to result in liability to any Borrower.
          SECTION 3.15. Taxes. Each Borrower has filed, has caused to be filed or has been included in all tax returns (Federal and material state, local and foreign) required to be filed and, except to the extent not required by Section 5.04 has paid all taxes shown thereon to be due, together with applicable interest and penalties.
          SECTION 3.16. Existing Debt. Set forth on Part I of Schedule 3.16 hereto is a complete and accurate list of all Existing Debt outstanding in a principal amount in excess of $50,000,000 (and excluding any intercompany debt as of the date hereof), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor. Set forth on Part II of Schedule 3.16 is a complete and accurate description as of the date hereof of all defaults under any Existing Debt, other than defaults resulting from the matters disclosed in the Disclosure Filings.
          SECTION 3.17. Existing Liens. Set forth on Schedule 3.17 hereto is a complete and accurate list of all Liens on the property or assets of any Borrower securing Debt for Borrowed Money outstanding in a principal amount in excess of $50,000,000 as of the date hereof, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Borrower subject thereto.
          SECTION 3.18. Ownership Change. No “ownership change” as defined in Section 382(g) of the Internal Revenue Code, and no event that would result in the application of the “separate return limitation year” or “consolidated return change of ownership” limitations under the Federal income tax consolidated return regulations, has occurred with respect to the Borrowers.
          SECTION 3.19. Insurance. Schedule 3.19 sets forth a true, complete and correct description of all property and liability insurance maintained by or on behalf of the Borrowers as of the Closing Date. As of the Closing Date, all such insurance is in full force and effect and all premiums in respect of such insurance have been duly paid. Each Borrower believes that the insurance maintained by or on behalf of such Borrower complies with the requirements of Section 5.09 hereof. It is acknowledged and agreed the insurance set forth on Schedule 3.19 satisfies the insurance requirements set forth in the Loan Documents.
          SECTION 3.20. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral of the type in which a security interest can be created under Article 9 of the UCC in favor of the Collateral Agent, for the benefit of the Collateral Agent and the Lenders; and upon the proper filing of UCC financing statements required pursuant to Section 4.01(k) (and payment of any applicable fees), such Liens constitute perfected and continuing Liens on the Collateral (to the extent a security interest in such Collateral and any proceeds of any item of Collateral can be perfected through the filing of UCC financing statements), securing the Secured Obligations, enforceable against the applicable Borrower and all third parties (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law), and having priority over all other Liens on the Collateral except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the
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Collateral Agent pursuant to any applicable law, and (b) Liens perfected only by possession, notation or control (including possession, notation or control of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral; provided, that such possession, control or notation shall only be required to the extent set forth in the Security Agreement.
          SECTION 3.21. Sanctioned Persons. None of Navistar, any Borrower, or any subsidiary thereof, nor, to the knowledge of any Borrower, any director, officer, agent, employee or Affiliate of Navistar, any Borrower or any subsidiary thereof is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Borrowers will not directly or indirectly use the proceeds of the Loans or the Letters of Credit or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          SECTION 3.22. “In the Business of Selling” Inventory Collateral. Each Borrower (a) sells Inventory Collateral, (b) holds Inventory Collateral for sale, (c) is “in the business of selling” Inventory Collateral for purposes of the applicability of UCC Section 9-311(d), and (d) does not engage in the business of leasing trucks.
          SECTION 3.23. Labor Disputes. Except as would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes, lockouts or slowdowns against any Borrower pending or, to the knowledge of any Borrower, threatened, (b) the hours worked by and payments made to employees of each Borrower have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, and (c) all payments due from any Borrower on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of each Borrower to the extent required by GAAP; provided, however, the Agents and the Lenders hereby acknowledge, with respect to the GAAP accounting treatment in clause (c) above, that the existence of the matters set forth in the Disclosure Filings and the results created by the existence thereof shall not be deemed to constitute a misrepresentation hereunder. Except as would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Navistar or any Borrower (or any predecessor) is a party or by which Navistar or any Borrower (or any predecessor) is bound.
ARTICLE IV
CONDITIONS
          SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans, and of any Issuing Bank to issue Letters of Credit hereunder, shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with this Agreement):
          (a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received:
          (i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party, or (B) written evidence reasonably satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement; and
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          (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as provided for herein in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender at least three Business Days prior to the Closing Date pursuant to Section 2.10;
          (b) Legal Opinions. The Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank on the Closing Date (i) a written opinion of Kirkland & Ellis LLP, counsel for Navistar, the Administrative Borrower and the other Borrowers, and (ii) a written opinion of general counsel of the Administrative Borrower, in each case (A) in form and substance reasonably satisfactory to the Agents, (B) dated the Closing Date, and (C) addressed to each Issuing Bank on the Closing Date, the Agents and the Lenders.
          (c) Financial Statements. The Administrative Agent shall have received the Monthly Unaudited Reports, in the form delivered under the January Credit Agreement, for each month since December 31, 2006 and ended at least 30 days prior to the Closing Date, and if any Monthly Unaudited Report has been modified, any such modifications made to any Monthly Unaudited Reports issued within the 24 months prior to the Closing Date
(d) Closing Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received:
          (i) a certificate of each Borrower, dated the Closing Date and executed by its Secretary or Assistant Secretary, which shall (A) certify as to the attached resolutions of its Board of Directors, members or other body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Borrower authorized to sign the Loan Documents to which it is a party, and (C) contain appropriate attachments, including the certificate or articles of incorporation or organization of each Borrower certified by the relevant authority of the jurisdiction of organization of such Borrower (which certification shall confirm the payment of all franchise taxes) and a true and correct copy of its by-laws or operating, management or partnership agreement; and
          (ii) a copy of a certificate of the Secretary of State of the jurisdiction of incorporation of each Borrower, dated reasonably near the Closing Date, which shall certify such Borrower is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation.
          (e) No Default Certificate. The Administrative Agent shall have received certificate of each Borrower signed on behalf of such Borrower by its President or a Senior Vice President or Vice President or Treasurer, dated the Closing Date (the statements made in which certificate shall be true on and as of the Closing Date), certifying as to:
          (i) the absence of any amendments to the charter of such Borrower since the date of the Secretary of State’s certificate referred to in Section 4.01(d)(ii);
          (ii) the truth in all material respects of the representations and warranties contained in the Loan Documents as though made on and as of the Closing Date;
          (iii) the absence of any event occurring and continuing, or, if applicable, resulting from the initial Borrowing, that constitutes a Default; and
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          (iv) the Excess Availability amount as of the Closing Date (giving effect to all (A) Borrowings to be made, and (B) Letters of Credit to be issued, on such date).
          (f) Fees. The Agents shall have received all fees required to be paid by the Borrowers, and all reasonable out-of-pocket expenses which are reimbursable pursuant to the Loan Documents and for which invoices have been presented at least one Business Day prior to the Closing Date (including the reasonable documented fees and expenses of legal counsel).
          (g) Lien and Judgment Searches. The Administrative Agent shall have received the results of recent lien and judgment searches in each of the jurisdictions contemplated by the Perfection Certificate, and such search shall reveal no material judgments and no Liens on any of the inventory assets of the Borrowers, except for Liens permitted by Section 6.02 or discharged on or prior to the Closing Date pursuant to a pay-off letter or other documentation reasonably satisfactory to the Administrative Agent.
          (h) Solvency. The Administrative Agent shall have received a customary certificate from the chief financial officer or treasurer of the Administrative Borrower certifying that the Administrative Borrower, the other Borrowers, and their subsidiaries, on a consolidated basis after giving effect to the Transactions contemplated to occur under the Loan Documents, are solvent (within the meaning of Section 3.12).
          (i) Borrowing Base Certificate. The Administrative Agent shall have received prior to the Closing Date a Borrowing Base Certificate which calculates the Borrowing Base as of the last Business Day of the most recent month ended at least ten Business Days prior to the Closing Date.
          (j) Closing Minimum Excess Availability. After giving effect to all Borrowings to be made on the Closing Date and the issuance of any Letters of Credit on the Closing Date, Excess Availability shall be not less than $100,000,000.
          (k) Perfection Certificate; Filings, Registrations and Recordings. The Administrative Agent shall have received from each Borrower a completed Perfection Certificate, dated the Closing Date and signed by a Responsible Officer each Borrower, together with all attachments contemplated thereby. Each document (including any UCC financing statement) required by the Collateral Documents or under law or reasonably requested by the Agents to be filed, registered or recorded in order to create in favor of the Collateral Agent, for the benefit of the Lenders, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens permitted by Section 6.02), shall be in proper form for filing, registration or recordation. The Collateral Agent, on behalf of the Lenders, shall have a security interest in the Collateral of the type and priority described in the Collateral Documents (subject to Liens permitted by Section 6.02).
          (l) No Litigation, Proceeding etc. There shall exist no action, suit, investigation, litigation or proceeding against the Borrowers (other than (x) the matters described on Schedule 3.06 hereto (the “Disclosed Matters”), and (y) the matters set forth in the Disclosure Filings), pending or threatened before any Governmental Authority that (i) would be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Loan Document, and there shall have been no material adverse change in the status, or financial effect on Navistar, any Borrower or any of its subsidiaries, of the Disclosed Matters from that described on Schedule 3.06 hereto.
          (m) Other Debt. After giving effect to the Transactions, the Borrowers shall not have any material outstanding Debt in a principal amount in excess of $50,000,000 (other than existing
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intercompany debt) other than (i) the Facility Obligations and Debt created hereunder, and (ii) Existing Debt set forth on Schedule 3.16.
          (n) Insurance. The Administrative Agent shall have received a customary insurance broker’s letter, in form and substance reasonably satisfactory to the Administrative Agent, confirming that the insurance carried by the Borrowers complies with the terms of the Security Agreement and is reasonable and customary, or other evidence thereof reasonably satisfactory to the Administrative Agent.
          (o) Field Examination, Appraisal. The Agents shall have received (i) the results of a completed field examination with respect to the Collateral to be included in calculating the Borrowing Base and of the relevant accounting systems, policies and procedures of the Borrowers, and (ii) an appraisal of the Net Orderly Liquidation Value of Inventory in form and substance reasonably satisfactory to the Agents. The Agents shall be reasonably satisfied with the Borrowers’ cash management system, blocked account agreements and lockbox arrangements pertaining to the LC Collateral Account and the Collection Account.
          (p) USA PATRIOT Act. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act, such documentation to be received at least five Business Days prior to the Closing Date.
The Administrative Agent shall notify the Administrative Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.
          SECTION 4.02. Each Borrowing. The obligation of each Lender to make a Loan on the occasion of each Borrowing (including any on the Closing Date), and of any Issuing Bank to issue, amend, renew, extend or convert into a Loan any Letter of Credit, shall be subject to the further conditions precedent that on the date of such Borrowing (which term shall, for the purposes of this Section 4.02, include any issuance, renewal, extension or conversion of a Letter Of Credit pursuant hereto), and both immediately before and after giving effect thereto, the following statements shall be true:
          (a) the Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.06(b) or, in the case of a Swingline Borrowing, the Swingline Lender and the Administrative Agent shall have received a request as required by Section 2.05(a), in each case such notice or request to a calculation, to be based on the most recently reported Borrowing Base calculation, establishing the existence of sufficient Excess Availability to make such Borrowing;
          (b) the representations and warranties of each Borrower contained in each Loan Document shall be correct in all material respects on and as of such date, immediately before and after giving effect to such Borrowing and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing, in which case as of such specific date;
          (c) after giving effect to any Borrowing and/or the issuance of any Letters of Credit, Excess Availability shall be not less than zero;
          (d) At the time of and immediately after giving effect to such Borrowing (other than an amendment, extension or renewal of a Letter of Credit without any increase in the Stated Amount of
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such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing; and
          (e) By the date of the initial Borrowing or issuance of a Letter of Credit, the Administrative Agent shall have received a notice setting forth the deposit account of the Borrowers (including any subsequent deposit account information provided by the Borrowers, the “Funding Account”) to which the Administrative Agent is authorized by the Borrowers to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by each Borrower on the date thereof as to the matters specified in paragraphs (b), (c) and (d) of this Section 4.02.
          SECTION 4.03. Determinations Under Sections 4.01 and 4.02. For purposes of determining compliance with the conditions specified in Section 4.01 and 4.02, each applicable Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto, and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of such Borrowing.
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, each Borrower covenants and agrees, jointly and severally, with the Agents and the Lenders that:
          SECTION 5.01. Financial Statements; Borrowing Base and Other Information. The Administrative Borrower will furnish to the specified Agent (which will (a) in the case of the Administrative Agent, promptly furnish such information to the Collateral Agent and the Lenders, and (b) in the case of the Collateral Agent, upon request from a Lender or the Administrative Agent, promptly furnish such information to such Lender or the Administrative Agent, as applicable):
          (a) Annual Financials. At such time as Navistar first files with the SEC each of its annual reports on Form 10-K and each of its quarterly reports on Form 10-Q then required to be filed under Section 13 of the Exchange Act, promptly upon the filing by Navistar with the SEC of their annual report on Form 10-K for any Fiscal Year, and thereafter within 90 days after the end of each Fiscal Year completed thereafter, deliver to the Administrative Agents a copy of the annual report for such Fiscal Year for Navistar and its subsidiaries, including therein (i) Consolidated balance sheets of Navistar and its subsidiaries as of the end of such Fiscal Year, and (ii) a Consolidated statement of income and a Consolidated statement of cash flows of Navistar and its subsidiaries for such Fiscal Year, in each case prepared in accordance with Rule 3-10 of Regulation S-X, consistent with Navistar’s past practice (unless otherwise required to conform with the results of the audit or changes in GAAP), on the basis of management’s good faith calculations and fairly presenting in all material respects the Consolidated
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financial condition of Navistar and its subsidiaries as at such date and the Consolidated results of operations of Navistar and its subsidiaries for the period ended on such date and accompanied by (A) in the case of the annual report for a Fiscal Year ending on or after October 31, 2007, a certificate of a Financial Officer of the Administrative Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and proposes to take with respect thereto, provided, that such certificate shall also include a specific certification that no Borrower is engaged in the business of leasing trucks, and (B) if otherwise available, (1) an audit report opinion of KPMG or other registered public accounting firm of recognized standing, and (2) a report of such registered public accounting firm as to the internal controls of Navistar required under Section 404 of the Sarbanes-Oxley Act of 2002; provided, however, that (x) in the event the Borrowers are able to comply with the provisions of clauses (B)(1) and (2) above in respect of a Fiscal Year ending on or after October 31, 2007 and (y) such registered public accounting firm otherwise agrees (which agreement the Borrowers agree to use commercially reasonable efforts to obtain), such financial statements shall also be accompanied by a certificate of such registered public accounting firm stating that in the course of such regular audit of the business of Navistar and its subsidiaries, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards, such accounting firm has obtained no knowledge that an Event of Default has occurred and is continuing, or if, in the opinion of such accounting firm, an Event of Default has occurred and is continuing, a statement as to the nature thereof; provided that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a reconciliation of such financial statements to GAAP.
          (b) Other Financials.
          (i) Quarterly Financials. At such time as Navistar first files with the SEC its annual reports on Form 10-K and each of its quarterly reports on Form 10-Q then required to be filed under Section 13 of the Exchange Act, promptly upon the filing by Navistar with the SEC of their report on Form 10-Q for any Fiscal Quarter and thereafter within 45 days after the end of each of the first three quarters of each Fiscal Year commencing with the first Fiscal Quarter completed thereafter deliver to the Administrative Agents, (A) a Consolidated balance sheet of Navistar and its subsidiaries as of the end of such quarter, (B) a Consolidated statement of income and a Consolidated statement of cash flows of Navistar and its subsidiaries for the period commencing at the end of the previous Fiscal Quarter and ending with the end of such quarter, and (C) a Consolidated statement of income and a Consolidated statement of cash flows of Navistar and its subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, all prepared in accordance with Rule 3-10 of Regulation S-X, consistent with the Navistar’s past practice (unless otherwise required to conform with the results of the audit or changes in GAAP), on the basis of management’s good faith calculations and fairly presenting in all material respects, subject to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of Navistar and its subsidiaries as at such date and the Consolidated results of operations of Navistar and its subsidiaries for the periods ended on such date, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by a Financial Officer of Navistar as having been prepared in accordance with GAAP, together with, in the case of financial statements for any Fiscal Quarter ended on or after the Closing Date, a certificate by a Financial Officer of the Administrative Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and proposes to take with respect thereto, provided, that such certificate shall also include (x) a specific certification that no Borrower is engaged in the business of leasing trucks, and (y) if any
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Borrower obtains knowledge that the component of such Borrower’s business which constitutes the “business of leasing” exceeds 5% of such Borrower’s aggregate revenues for such quarterly period, notice of such event, provided, however that, in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrowers shall also provide a reconciliation of such financial statements to GAAP;
          (ii) Special Reporting – Monthly Reports. As soon as available, and in any event within 30 days after the end of each month commencing with the month of July 2007, deliver to the Administrative Agents monthly management financial reports in respect of the sales and income by segment and cash balances, Debt (as defined in the January Credit Agreement), capital expenditures (as defined in the January Credit Agreement), and depreciation and amortization of Navistar and its Restricted Subsidiaries (as defined in the January Credit Agreement) prepared in a manner consistent with the Borrowers’ past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in GAAP) and on the basis of Navistar’s management’s good faith calculations, in such form and detail reasonably satisfactory to the Administrative Agent (including, without limitation, any financial information prepared in accordance with generally accepted accounting principles to determine compliance with the covenants hereunder), provided, however, that such reporting shall not be required so long as Navistar has filed all reports with the Securities and Exchange Commission required pursuant to Section 13 of the Exchange Act; and
          (iii) Special Reporting – Quarterly Financials. As soon as available, and in any event within 60 days after the end of each fiscal quarter (other than the last Fiscal Quarter of a Fiscal Year) or 90 days after the end of the last fiscal quarter of a Fiscal Year, deliver to the Administrative Agents quarterly condensed manufacturing balance sheet and income statement of Navistar and its Consolidated Subsidiaries (as defined in the January Credit Agreement), with Navistar’s finance subsidiaries included on an equity basis, prepared in a manner consistent with Navistar’s past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in GAAP) and on the basis of management’s good faith calculations, to be accompanied by a certificate of a Financial Officer of the Administrative Borrower stating that no Event of Default has occurred and is continuing or, if an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrowers have taken and proposes to take with respect thereto (provided, that such certificate shall also include (x) a specific certification that no Borrower is engaged in the business of leasing trucks, and (y) if any Borrower obtains knowledge that the component of such Borrower’s business which constitutes the “business of leasing” exceeds 5% of such Borrower’s aggregate revenues for such quarterly period, notice of such event), together with a reconciliation report in reasonable detail and reasonably satisfactory to the Agents commencing with the fiscal quarter ended October 31, 2007, with respect to the withdrawal of any funds from the Collection Account not constituting Collateral during the quarterly period covered; provided, however, that such reporting (other than such reconciliation report) shall not be required so long as Navistar has filed all reports with the Securities and Exchange Commission required pursuant to Section 13 of the Exchange Act;
provided further that the Lenders acknowledge that the financial information delivered pursuant to clauses (ii) and (iii) above will be preliminary and unaudited and will be prepared by Navistar’s management based on current data then available in a manner consistent with past practices (unless otherwise noted or required to conform with the restatement of the audit or changes in the GAAP), will not have been reviewed by Navistar, the Borrowers or their independent accountants, and when the accounting review in connection with the audit of the annual report for Fiscal Years 2005 and 2006 is complete, the information provided may differ from such annual report and such difference may be material.
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          (c) Borrowing Base Certificates. As soon as available but in any event on or prior to the 20th day of each calendar month (or more frequently as required below), deliver to the Collateral Agent (which shall promptly provide copies of the same to the Lenders) a Borrowing Base Certificate as of the close of business on the last day of the immediately preceding fiscal month (or in the case of a voluntary delivery of a Borrowing Base Certificate at the election of the Borrower, a subsequent date), together with such supporting information in connection therewith as the Collateral Agent may reasonably request, which may include, without limitation, (i) Inventory reports by category and location, together with a reconciliation to the corresponding Borrowing Base Certificate, (ii) a reasonably detailed calculation of Eligible Inventory, and (iii) a reconciliation of the Borrowers’ Inventory between the amounts shown in the Borrowers’ ledger balance and any Inventory reports delivered pursuant to clause (i) above, and (iv) if a Receivables Trigger Event shall have occurred and be continuing, a reasonably detailed aging of the Borrowers’ Accounts that are subject to an applicable Master Intercompany Agreement; provided that if Excess Availability is less than $15,000,000 at any time, and in such case continuing until such time as Excess Availability is greater than or equal to $15,000,000 for a period of 30 consecutive days, as certified by the Borrowers to the Collateral Agent, the Borrowers shall deliver a Borrowing Base Certificate and such supporting information on Wednesday of each week (or if Wednesday is not a Business Day, on the next succeeding Business Day), as of the close of business on the immediately preceding Saturday, together with such other information in respect of the Collateral as the Collateral Agent shall reasonably request; and provided, further, that any Borrowing Base Certificate delivered other than with respect to month’s end may be based on such estimates by the Borrowers of Shrink and other amounts as the Borrowers may deem necessary.
          (d) Perfection Certificates. Deliver to the Collateral Agent as soon as commercially practicable, upon the reasonable request of the Collateral Agent (but not more than once per calendar year) an updated Perfection Certificate reflecting all changes since the last-delivered Perfection Certificate was prepared.
          (e) Used Truck Titles. If Excess Availability is at any time less than $15,000,000 for three consecutive days, promptly following the Collateral Agent’s reasonable request therefor, deliver to the Collateral Agent all copies of the titles of the Inventory to the extent such Inventory consists of used trucks.
          (f) USA Patriot Act. Promptly following the Administrative Agent’s request therefor, deliver to the Administrative Agent all documentation and other information that the Administrative Agent reasonably requests on its behalf or on behalf of any Lender in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.
     (g) ERISA
          (i) ERISA Events and ERISA Reports. (i) Promptly and in any event within 15 Business Days after any Borrower or any ERISA Affiliate knows that any ERISA Event has occurred, a statement of a Financial Officer of the Administrative Borrower describing such ERISA Event and the action, if any, that such Borrower or such ERISA Affiliate has taken and proposes to take with respect thereto, and (ii) promptly and in any event within ten Business Days after the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.
          (ii) Plan Terminations. Promptly and in any event within 15 Business Days after receipt thereof by any Borrower or any ERISA Affiliate, copies of each written notice from
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the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
          (iii) Plan Annual Reports. Promptly upon the request of the Administrative Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
          (iv) Multiemployer Plan Notices. Promptly and in any event within 15 Business Days after receipt thereof by any Borrower or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each written notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Borrower or any ERISA Affiliate in connection with any event described in clause (A) or (B).
          (h) Creditor Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt of any Borrower pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to any other clause of this Section 5.01.
          (i) Insurance. As soon as available and in any event within 30 days after the end of each Fiscal Year, deliver to the Administrative Agent a report summarizing the property and liability insurance coverage (specifying type, amount and carrier) in effect for each of the Borrowers and containing such additional information as the Administrative Agent may reasonably specify.
          (j) Other Information. Deliver to the Administrative Agent promptly following the Administrative Agent’s request therefor, such other information regarding the operations, business affairs and financial condition of Navistar or any Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request (on behalf of itself or any Lender).
          SECTION 5.02. Notices of Material Events. The Administrative Borrower or the applicable Borrower will furnish to the Agents prompt written notice of the following after any Responsible Officer of the Administrative Borrower or such Borrower obtains knowledge thereof:
          (a) as soon as possible, but in any event within five Business Days of obtaining such knowledge, the occurrence of any Event of Default or Default;
          (b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against any Borrower as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
          (c) any loss, damage, or destruction to the Collateral in the amount of $2,500,000 or more per occurrence, whether or not covered by insurance;
          (d) any Environmental Action against, or of any noncompliance by, any Borrower with any Environmental Law or Environmental Permit that would reasonably be expected to have a Material Adverse Effect;
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          (e) as soon as possible, but in any event within two Business Days of obtaining such knowledge, the occurrence of a Receivables Trigger Event;
          (f) any material breach of the terms of, or the occurrence of a default or an event of default under, any Master Intercompany Agreement to which any Borrower is a party, and notice (in reasonable detail) of any written notices delivered thereunder; and
          (g) any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect with respect to the Collateral.
Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Responsible Officer of the Administrative Borrower or the applicable Borrowers setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Existence; Conduct of Business. Each Borrower will, do or cause to be done all things reasonably necessary (a) to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits (except as such would otherwise reasonably expire, be abandoned or permitted to lapse in the ordinary course of business), necessary or desirable in the normal conduct of its business except to the extent failure to maintain would not reasonably be expected to result in a Material Adverse Effect; provided, however, that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under this Agreement; and (b) to maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except, other than with respect to any Borrower’s existence, to the extent such failure to do so would not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.04. Payment of Taxes. Each Borrower will pay or discharge all material Tax liabilities, before the same shall become delinquent or in default, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, and (ii) such Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.05. Maintenance of Properties. Each Borrower will (a) at all times maintain and preserve all material property necessary to the normal conduct of its business in satisfactory repair, working order and condition, ordinary wear and tear excepted and casualty or condemnation excepted and (b) make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements to the Collateral as necessary in accordance with prudent industry practice in order that the business carried on in connection therewith, if any, may be properly conducted at all times, except, in each case, where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.06. Books and Records; Inspection Rights; Appraisals; Field Examinations. (a) Each Borrower will (i) keep proper books of record and account in accordance with GAAP in which entries full, true and correct in all material respects are made of dealings and transactions in relation to its business and activities and (ii) subject to the limitations in Section 5.06(b) so long as no Event of Default shall have occurred and be continuing, permit any representatives designated by the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents), once a year, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such
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reasonable times during normal business hours and at the expense of the Borrowers; provided, that following the occurrence of an Event of Default, and so long as such Event of Default shall remain uncured or unwaived, the Borrowers shall permit any representatives designated by the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents) to conduct visits as described above at any time during normal business hours and on reasonable prior notice as such Agents may deem reasonable necessary; provided, further that the Borrower shall be given the opportunity to be present during any discussions between the Agents (or any of their agents) and the Borrowers’ accountants.
          (b) At reasonable times during normal business hours and upon reasonable prior notice that the Agents request, independently of or in connection with the visits and inspections provided for in clause (a) above, the Borrowers will grant access to the Agents (including employees of an Agent or any consultants, accountants, lawyers and appraisers retained by the Agents) to such Person’s books, records, accounts and Inventory so that the Agents or an appraiser retained by the Agents may conduct an appraisal. In addition to, and not in limitation of, the foregoing, at any time and from time to time the Agents may conduct (or engage third parties to conduct) field examinations, verifications and evaluations as the Agents may deem necessary or appropriate. All such appraisals, field examinations and other verifications and evaluations shall be in form and substance reasonably acceptable to the Agents and at the sole expense of the Borrowers; provided that the Agents shall provide the Borrowers with a reasonably detailed accounting of all such expenses and provided, further that (i) absent the existence and continuance of an Event of Default, the Agents may conduct no more than one field examination and one appraisal in any calendar year, (ii) if Excess Availability is or has been less than $35,000,000 for three consecutive Business Days in any calendar year and absent the existence and continuance of an Event of Default, the Agents may conduct as many field examinations and as many appraisals deemed necessary by the Agents in any calendar year in order to maintain such field examination and appraisal data current within 180 days, and (iii) if an Event of Default has occurred and is continuing, the Agents may conduct as many field examinations and as many appraisals in any calendar year as such Agents may deem necessary.
          (c) The Borrowers acknowledge that the Agents, after exercising their rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrowers’ assets for internal use by the Agents and the Lenders, subject to the provisions of Section 9.12 hereof.
          (d) Notwithstanding anything to the contrary in this Section 5.06, none of the Borrowers or any of their subsidiaries will be required to disclose, permit the inspection, examination or making of extracts, or discussion of, any documents, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Agents (or any designated representative) is then prohibited by law or any agreement binding on the Borrowers or any of their subsidiaries or (iii) is subject to attorney-client or similar privilege constitutes attorney work-product.
          SECTION 5.07. Compliance with Laws. Each Borrower will comply in all material respects with all Requirements of Law applicable to it or its property, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, in each case except where (a) the failure to do so would not reasonably be expected to result in a Material Adverse Effect or (b) to the extent such compliance is not possible as a result of matters described in the Disclosure Filings.
          SECTION 5.08. Use of Proceeds. The proceeds of the Loans will be used only for the purposes specified in the introductory statement to this Agreement. No part of the proceeds of any Loan
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and no Letter of Credit will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulations T, U or X.
          SECTION 5.09. Insurance. Each Borrower will maintain, with financially sound and reputable insurance companies (a) insurance in such amounts and against such risks, as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents (and shall cause the Collateral Agent to be listed as a loss payee on property policies covering loss or damage to Collateral and as an additional insured on liability and casualty policies), provided that the Borrower may self-insure as is customary by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, except that with respect to any Collateral, no Borrower may self-insure above a reasonable and customary deductible. The Borrowers will furnish to the Agents, upon request, information in reasonable and customary detail as to the insurance so maintained.
          SECTION 5.10. Further Assurances. Promptly upon reasonable request, each Borrower shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as the Collateral Agent deems appropriate under applicable law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement or any other Loan Document.
          SECTION 5.11. Establishment and Utilization of the Collection Account. No later than 60 days after the Closing Date or such later time as the Administrative Agent shall agree, establish and maintain a concentration account (the “Collection Account”) subject to an account control agreement and other documentation providing for springing control by the Collateral Agent, all reasonably acceptable to the Collateral Agent, into which all cash proceeds received from any sale of any Collateral shall be deposited, and the Borrowers hereby agree that, if an Event of Default has occurred and is continuing, the Collateral Agent will have exclusive dominion over the Collection Account until such Event of Default is cured or waived for at least three days, provided that if such Event of Default resulted from the aggregate Exposure exceeding the Borrowing Base, such cure or waiver shall be required to be in effect for at least 30 consecutive days unless the overadvance giving rise thereto is refunded, repaid or prepaid by the Borrowers in accordance with Section 2.11(b), in which case such cure or waiver shall be effective at the time of such refund, repayment or prepayment. In the absence of an Event of Default, the Borrowers will be entitled to direct the application of funds in the Collection Account, including directing the deposited Agent (or other depository bank, if applicable) to apply funds to the repayment of the outstanding Loans and other amounts payable under the Loan Documents and to otherwise withdraw funds from the Collection Account. If an Event of Default has occurred and is continuing, (i) the Collateral Agent shall have the right to apply proceeds received into the Collection Account to the outstanding Secured Obligations as provided in Article V of the Security Agreement, and (ii) the Borrowers shall not be entitled to present items drawn on or otherwise to withdraw or direct the dispositions of funds from the Collection Account nor shall any Borrowers be entitled to close the Collection Account until all Secured Obligations (other than contingent indemnification obligations or Banking Services Obligations not owing) under this Agreement are paid and performed in full. Notwithstanding any other agreements the Borrowers may have with any Secured Party, the Collateral Agent shall be entitled, during the continuance of any Event of Default, for purposes of this Agreement to give instructions as to the withdrawal or disposition of funds from time to time credited to any deposit account with the Collateral Agent or the Collection Account, or as to any other matters relating to any of the forgoing without further consent of the Borrowers. The Collateral Agent’s power under this Agreement to give instructions as to the withdrawal or disposition of any funds from time to time credited to the Collection Account or any other deposit account with the Collateral Agent or as to any other matters relating to the foregoing includes, without limitation, during an Event of Default, the power to give stop payment orders for any items being presented to such accounts for payment. Notwithstanding the foregoing provisions of this
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Section 5.11, irrespective of whether an Event of Default has occurred and is continuing, if no Borrowings are outstanding hereunder and either no Letters of Credit are outstanding hereunder or any Letters of Credit which may be outstanding hereunder are cash collaterized by 103%, and so long as no Banking Services Obligations are then due which have not been repaid, the Borrowers shall be entitled to direct the application of funds in the Collection Account.
          SECTION 5.12. Speculative Transactions. In the event that the mark to market liability of any Borrower in respect of any speculative transactions exceeds $5,000,000, such Borrower shall promptly close out or unwind such transactions and discharge all liabilities in respect thereof.
          SECTION 5.13. Compliance with Modified Borrowing Base. Each Borrower shall conduct any sales, assignments, conveyances, transfers or other dispositions of Inventory other than in the ordinary course of business in such a manner so as to remain in compliance with the Modified Borrowing Base at all times.
ARTICLE VI
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full (other than contingent indemnification obligations) and all Letters of Credit have expired or terminated (or have been cash collateralized pursuant to Section 2.09(b)) and all LC Disbursements shall have been reimbursed, the Borrowers covenant and agree, jointly and severally, that no Borrower will, at any time:
          SECTION 6.01. Debt. Create, incur, assume or suffer to exist any Debt, except:
          (a) Debt created under the Loan Documents;
          (b) Debt created under the January Credit Agreement and any refunding, refinancing or replacement, in whole or in part, of any Debt under the January Credit Agreement, provided that (i) the principal amount of such Debt shall not be increased above the aggregate revolving commitment and the outstanding principal amount of term loans constituting such Debt immediately prior to such extension, refunding or refinancing (plus any accrued interest and expenses or premiums incurred in connection with refinancing, replacing or refunding such Debt), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, and (ii) the other terms and conditions applicable thereto are reasonably satisfactory to the Agents;
          (c) Other Existing Debt (including obligations outstanding immediately before the occurrence of the Closing Date that are later recharacterized as Debt, in connection with the completion of the audit report for the annual financial statements of Navistar for each of the 2005 and 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year), and any Debt extending the maturity of, or refunding, replacing or refinancing, in whole or in part, any Existing Debt; provided, that (i) the principal amount of such Debt shall not be increased above the principal amount outstanding immediately prior to such extension, refunding or refinancing (plus any expenses or premiums incurred in connection with refinancing, replacing or refunding such Debt), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing, (ii) the terms and conditions relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a
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whole, of any such extending, refunding, replacement, refinancing or replacement Debt, and of any agreement entered into and of any instruments issued in connection therewith, are not materially less favorable to the Borrowers or the Lenders than the terms of any agreement or instrument governing the Existing Debt being extended, refunded or refinanced, (iii) any such extension, refunding or refinancing of Existing Debt shall occur not more than one year before the scheduled maturity of such Existing Debt, and (iv) the maturity date of such extending, refunding, replacement or refinancing Debt shall occur after the Maturity Date;
          (d) Debt secured by Liens permitted by Section 6.02(d) not to exceed in the aggregate $25,000,000 at any time outstanding;
          (e) Capital Lease Obligations not to exceed in the aggregate $25,000,000 at any time outstanding;
          (f) Debt in respect of Hedge Agreements incurred in the ordinary course of business and consistent with prudent business practice;
          (g) intercompany Debt between any Borrower and any other Borrower and/or a Restricted Subsidiary of Navistar;
          (h) Subordinated Debt not to exceed in the aggregate $200,000,000 at any time outstanding;
          (i) other Debt not to exceed in the aggregate $150,000,000 at any time outstanding;
          (j) Guaranteed Debt of the Borrowers with respect to (x) obligations of NFC under the Receivables Facility and (y) obligations with respect to Navistar’s financial service operations in Mexico; provided that the aggregate amount of all such Guaranteed Debt shall not exceed the aggregate amount of such Guaranteed Debt outstanding on the date hereof;
          (k) Debt under the Master Intercompany Agreements and the Support Agreement;
          (l) Debt under Permitted Receivables Financings;
          (m) Debt incurred by any Borrower constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including, without limitation, letters of credit in response to worker’s compensation claims or self-insurance;
          (n) Debt arising from agreements of any Borrower providing for adjustment of purchase price, earn-out or other similar obligations, in each case, incurred or assumed in connection with any acquisition permitted under Section 6.06; provided that the amount of such Debt shall not exceed 25% of the total consideration for such acquisition;
          (o) obligations in respect of performance and surety bonds and completion guarantees provided by any Borrower in respect of obligations arising in the ordinary course of business and not constituting Debt for Borrowed Money;
          (p) Debt consisting of notes issued to current or former employees, officers or directors in connection with the redemption or repurchase of Equity Interests held by such Persons in an aggregate amount not in excess of $10,000,000 at any time outstanding;
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          (q) Debt consisting of take-or-pay obligations contained in supply agreements entered into by any Borrower in the ordinary course of business consistent with past practices;
          (r) Debt in respect of any Sale/Leaseback Transaction with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;
          (s) Subordinated Debt owed by a Borrower to any other Borrower;
          (t) guarantees issued by a Borrower of Debt otherwise permitted hereunder; and
          (u) Investments to the extent constituting Debt (as defined in clause (i) or (j) in the definition of “Debt”) or acquired in connection with Section 6.06(g).
          The accrual of interest and the accretion or amortization of original issue discount on Debt and the payment of interest in the form of additional Debt originally incurred in accordance with this Section 6.01 will not constitute an incurrence of Debt.
          SECTION 6.02. Liens. Create, incur, assume or suffer to exist any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or assign any accounts or other right to receive income, except:
          (a) Liens created under the Loan Documents;
          (b) Permitted Liens;
          (c) Liens existing on the date hereof;
          (d) purchase money Liens upon or in real property or equipment acquired or held by any Borrower in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred for the purpose of financing the acquisition, construction or improvement of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, constructed or improved and such improvements, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that (i) the aggregate principal amount of the Debt secured by Liens permitted by this clause (d) shall not exceed the amount permitted under Section 6.01(d) at any time outstanding, and (ii) if any real property on which Collateral is stored is mortgaged pursuant to this clause (d), the Administrative Borrower shall provide the Collateral Agent with a Collateral Access Agreement (to be reasonably satisfactory to the Collateral Agent) pertaining to such mortgaged real property;
          (e) Liens arising under Capitalized Leases permitted under Sections 6.01(e) and (s); provided that no such Lien shall extend to or cover any assets other than the assets subject to such Capitalized Leases;
          (f) Liens on property of a Person existing at the time such Person is merged into or consolidated with a Borrower; provided that (x) such merger or consolidation is otherwise permitted under the Loan Documents, and (y) such Liens were not created in contemplation of such merger,
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consolidation or investment and do not extend to any assets other than those of the Person merged into or consolidated with a Borrower;
          (g) other Liens securing Debt outstanding in an aggregate principal amount not to exceed $50,000,000 at any time;
          (h) the replacement, extension or renewal of any Lien permitted above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Debt secured thereby;
          (i) Liens incurred pursuant to the Master Intercompany Agreements;
          (j) leases or subleases, licenses, and sublicenses granted to others that do not materially interfere with the ordinary course of business of any Borrower or of any Restricted Subsidiary of any Borrower;
          (k) Liens arising from filing Uniform Commercial Code financing statements regarding leases;
          (l) Liens arising to the extent taxes are not required to be paid pursuant to Section 6.01;
          (m) Liens securing Permitted Receivables Financings; and
          (n) Liens encumbering customary initial deposits and margin deposits, and other Liens incurred in the ordinary course of business that are within the general parameters customary in the industry, in each case securing Debt under any Hedge Agreements.
Notwithstanding the foregoing, none of the Liens permitted pursuant to this Section 6.02 may at any time attach to any Inventory of the Borrowers, any other Collateral, or to the Collection Account, the LC Collateral Account or any Blocked Cash Account, other than those permitted under clauses (a), (b), (c) and (f) of the definition of “Permitted Liens” and clause (a) of this Section 6.02;
          SECTION 6.03. Change in Nature of Business. Make any material change in the general nature of its business as carried on at the date hereof such that any Borrower (a) would cease to hold Inventory Collateral (including used trucks) for sale, (b) would no longer be “in the business of selling” Collateral Inventory (for purposes of the applicability of UCC Section 9-311(d)), or (c) would engage in the business of leasing trucks; provided, that the Borrowers may enter into complementary, ancillary or supportive businesses (other than “in the business of” leasing trucks).
          SECTION 6.04. Mergers, Etc. Merge into or consolidate with any Person or permit any Person to merge into it, except that:
          (a) any Borrower may merge into or consolidate with any other Borrower; and
          (b) as part of any acquisition permitted under Section 6.06, any Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, that (i) the surviving Person formed by such merger or consolidation shall be a Borrower; (ii) the then current “corporate family” ratings of the applicable Borrower from S&P or Moody’s, as applicable, shall not be reduced or withdrawn as a result of such acquisition and/or merger; (iii) the lines of business of the Person to be merged shall be substantially the same lines of business as one or more of
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the principal businesses or such Borrower in the ordinary course; (iv) such Person or such business is not, at the time of such merger, engaged in the business of leasing trucks; (v) the Agents shall have received five Business Days notice (or such shorter notice as the Agents may agree upon) prior to the consummation of such merger; and (vi) such Person shall be a domestic United States corporation with assets domiciled in the United States;
provided, that (i) the parties to such merger or consolidation shall, prior to such merger or consolidation, have taken such steps as may be reasonably required by the Collateral Agent to ensure the continued perfection of the Collateral Agent’s security interest in the Collateral following such merger or consolidation (as well as the perfection of the Collateral Agent’s security interest in any assets previously owned by the other party to such merger or consolidation); and (ii) following any Borrower’s merger with, or consolidation into, any Person that is not a Borrower, any assets owned by such other Person prior to such merger or consolidation shall undergo field exams and an audit by the Collateral Agent or its designee prior to such assets being included in the calculation of the Borrowing Base;
provided, further that in each case, immediately before and after giving effect thereto, no Event of Default shall have occurred and be continuing; and provided, further, that no Borrower shall merge into or consolidate with any Person that is engaged in the business of leasing trucks.
          SECTION 6.05. Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of any assets, or grant any irrevocable option or other right to purchase, lease or otherwise acquire any assets, except:
          (a) sales of Inventory in the ordinary course of its business, in compliance with the terms of the Loan Documents, and the granting of any option or other right to purchase, lease or otherwise acquire Inventory in the ordinary course of its business and in compliance with the terms of the Loan Documents;
          (b) in a transaction authorized by Section 6.04;
          (c) sales, transfers or other dispositions of assets among Borrowers;
          (d) sales, transfers or other dispositions of assets other than Collateral for consideration consisting of at least 75% cash and for fair value;
          (e) sales of Receivables pursuant to any Master Intercompany Agreement;
          (f) Sale/Leaseback Transactions with respect to the purchase of tooling and related manufacturing equipment in the ordinary course of business consistent with past practices;
          (g) any sale, transfer or other disposition of defaulted receivables for collection or any sale, transfer or other disposition of property or assets in the ordinary course of business;
          (h) the grant of any license of patents, trademarks, registrations therefor and other similar intellectual property in the ordinary course of business consistent with past practices;
          (i) the granting of any Lien (or foreclosure thereon) securing Debt to the extent permitted hereunder;
          (j) any sale, transfer or other disposition expressly permitted by Section 6.06; and
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          (k) any disposition of assets or property in the ordinary course of business to the extent such property or assets are surplus, negligible, obsolete, uneconomical, worn-out or no longer useful in the Borrowers’ business;
provided, that any and all net cash proceeds from any sales, transfers, leases and other dispositions permitted hereby, which sales, transfers, leases or dispositions shall reduce Excess Availability to zero or less shall, on the date of receipt of payment for such sales, transfers, leases or dispositions by any Borrower, be applied to the repayment of outstanding amounts under and in accordance with Section 2.10(b). To the extent any Collateral is sold, transferred or otherwise disposed of as permitted by this Section 6.05 to any Person other than to any Borrower, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Agents shall be authorized to take any actions deemed appropriate in order to effect or evidence the foregoing.
          SECTION 6.06. Investments in Other Persons. Make or hold any Investment in any other Person, except:
          (a) (i) Investments outstanding on the date hereof by a Borrower in its subsidiaries, and (ii) additional Investments by a Borrower in another Borrower; provided, however, that, in the event any Borrower sells, leases, transfers or otherwise disposes of, in a single transaction or a series of related transactions, all or substantially all of their assets to one or more of its subsidiaries that are not Borrowers, such a transaction will be permitted if (A) such subsidiary is a domestic subsidiary wholly-owned by a Borrower, (B) the Administrative Borrower and such Borrower shall cause such subsidiaries to become a Borrower pursuant to the terms of this Agreement and (C) the same requirements as set forth in clause (e)(vi) below, shall have been complied with prior to its assets being included in the Borrowing Base;
          (b) loans and advances to employees in the ordinary course of the business of a Borrower as presently conducted in an aggregate principal amount not to exceed $5,000,000 at any time outstanding, and made in compliance with the provisions of the Sarbanes-Oxley Act of 2002;
          (c) Investments by a Borrower in cash or Cash Equivalents;
          (d) Investments existing on the date hereof (including any Obligation, asset, contractual or other arrangement, transaction or relationship in effect immediately prior to the date hereof that is recharacterized or newly recognized as an Investment, in connection with the completion of the audit report for the annual financial statements of Navistar for each of the 2005 or 2006 Fiscal Years or any restatement of its annual financial statements for the 2004 Fiscal Year or any prior Fiscal Year);
          (e) the purchase or other acquisition of a business unit, division or all of the Equity Interests in any other Person that, upon the consummation thereof, will be a wholly owned subsidiary of a Borrower (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by a Borrower of all or substantially all of the property and assets of any Person; provided that, with respect to each purchase or other acquisition made pursuant to this clause (e):
          (i) the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of such Borrower in the ordinary course;
          (ii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition or operations of such Borrower, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of such Borrower, if the board of
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          directors is otherwise approving such transaction, or, in each other case, by a Financial Officer of such Borrower);
          (iii) after giving pro forma effect to such purchase or other acquisition, Excess Availability shall be equal to at least $25,000,000 (with an up to $5,000,000 credit for Suppressed Availability then in effect) and the then current “corporate family” ratings of the applicable Borrower from S&P or Moody’s, as applicable, shall not have been reduced or withdrawn as a result of such proposed or actual purchase or other acquisition;
          (iv) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing;
          (v) such Person or such business is not, at the time of its acquisition, engaged in the business of leasing trucks;
          (vi) any assets owned by such Person or business prior to its acquisition by a Borrower shall both (A) undergo field exams and an audit by the Collateral Agent or its designee and (B) be subject to the perfected security interest of the Collateral Agent therein, prior to such assets being included in the calculation of the Borrowing Base; and
          (vii) The Administrative Borrower shall have delivered to the Administrative Agent, on behalf of the Lenders, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (e) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;
          (f) Investments in Permitted Joint Ventures; provided that, prior to making such Investment, the applicable Borrower shall have received confirmation from S&P or Moody’s, as applicable, that the corporate family ratings then applicable to such Borrower will not be reduced as a result of such Investment;
          (g) trade receivables and prepaid expenses, in each case arising in the ordinary course of business; provided, that such receivables and prepaid expenses would be recorded as assets of such Person in accordance with GAAP;
          (h) Investments received as consideration for asset dispositions permitted pursuant to Section 6.05;
          (i) Investments for which the sole consideration provided is Equity Interests of the applicable Borrower;
          (j) Investments in securities of trade creditors, suppliers or customers received pursuant to any plan of reorganization, restructuring, workout or similar arrangement of such trade creditor, supplier or customer or upon the compromise of any debt created in the ordinary course of business owing to any Borrower or a Subsidiary, whether through litigation, arbitration or otherwise;
          (k) other Investments, if at the time of the making thereof Excess Availability shall be equal to at least $50,000,000 (with an up to $10,000,000 credit for Suppressed Availability then in effect), notwithstanding that the then current “corporate family” ratings of the applicable Borrower from S&P or Moody’s, as applicable, shall have been reduced or withdrawn; provided that if any such
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Investment involves any purchase or acquisition, the requirements of clauses (i) through (vii), other than clause (iii), of paragraph (e) above shall have been satisfied;
          (l) other Investments in an aggregate amount not to exceed $25,000,000 (measured on the date each Investment was made without giving effect to subsequent changes in value);
          (m) loans or advances to, guarantees in favor of, and other extensions of credit to customers and suppliers in the ordinary course of business in an aggregate amount not to exceed $25,000,000 at any time outstanding; and
          (n) Guaranteed Debt otherwise permitted under Section 6.01 to the extent constituting an Investment.
For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value thereof.
          SECTION 6.07. Restricted Payments. Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to its stockholders, partners or members (or the equivalent Persons thereof) as such, except that:
          (a) a Borrower (A) may declare and pay dividends and make distributions payable only in common stock of such Borrower, and (B) may purchase, repurchase, redeem, retire, defease or otherwise acquire shares of its Equity Interests with the proceeds received contemporaneously from the issue of new shares of its Equity Interests with equal or inferior voting powers, designations, preferences and rights;
          (b) so long as no Event of Default shall have occurred and be continuing, a Borrower may (A) declare and pay cash dividends to its stockholders, and (B) purchase, repurchase, redeem, retire, defease or otherwise acquire shares of its Equity Interests (including purchases of stock from current or former employees, employees’ spouses, estates or estate planning vehicles in accordance with the terms of employee stock purchase plans); provided, that, after giving pro forma effect to such payments, Excess Availability shall be equal to at least $50,000,000 (with an up to $10,000,000 credit for Suppressed Availability then in effect); and
          (c) any Borrower may declare and pay dividends or distributions to any other Borrower.
          SECTION 6.08. Accounting Changes. Make or permit any change in (a) accounting policies or reporting practices, except as required (x) by generally accepted accounting principles, or (y) to rectify the matters disclosed in the Disclosure Filings or (b) its Fiscal Year.
          SECTION 6.09. Prepayments, Etc., of Debt. (a) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except: (i) the prepayment of the Borrowings and other amounts outstanding in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Existing Debt, (iii) any prepayments or redemptions of Existing Debt in connection with a refunding or refinancing of such Existing Debt permitted by Section 6.01(c), (iv) the repayment or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 6.01(b) on the terms contained therein and Section 6.01(e), (v) the repayment
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or prepayment of the amounts under, and in accordance with, documentation with respect to Debt permitted by Section 6.01(r), (vi) any repayment or prepayment of Debt under any agreement permitting the reborrowing thereof, and (vii) any other prepayment or redemption of Debt so long as, after giving pro forma effect to such prepayment or redemption, Excess Availability shall be equal to at least $50,000,000 (with an up to $10,000,000 credit for Suppressed Availability then in effect) ; or (b) amend, modify or change in any manner which would have a Material Adverse Effect or make the term or conditions of such Existing Debt more onerous, any term or condition of any Existing Debt.
          SECTION 6.10. Partnerships, Etc. Become a general partner in any general or limited partnership or joint venture, the sole assets of which consist of its interest in such partnership or joint venture.
          SECTION 6.11. Payment Restrictions Affecting Borrowers. Directly or indirectly enter into or suffer to exist any agreement or arrangement limiting the ability of any of the Borrowers to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, any Borrower (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (a) the Loan Documents, (b) any agreement or instrument evidencing Existing Debt or any refinancing, extension or replacement thereof permitted pursuant of Section 6.01(b) and (c), (c) the Shy Settlement, (d) leases, subleases or licenses, sublicenses or service contracts restricting the assignment thereof, (e) any agreement in effect on the Closing Date as any such agreement is in effect on such date, and (f) customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements entered into in the ordinary course of business that restrict the payment of dividends from such partnership, limited liability company, joint venture or similar Person.
          SECTION 6.12. Transactions with Affiliates. Conduct any transactions with an Affiliate otherwise permitted under the Loan Documents on terms that are not fair and reasonable, and no less favorable to any Borrower than such Person would obtain in a comparable arm’s length transaction, other than (a) transactions among the Borrowers, (b) transactions entered into pursuant to the terms of the Master Intercompany Agreements, the Tax Allocation Agreements or the Support Agreement and (c) reasonable fees and compensation paid to and advances of expenses to and indemnity provided on behalf of officers, directors, employees or consultants of any Borrower, as determined in good faith by such Borrower’s Board of Directors or senior management.
          SECTION 6.13. Amendment of Material Documents. Amend, modify or waive, any of the Borrowers’ rights under (a) the January Credit Agreement (or any instrument or agreement governing any refinancing Indebtedness in respect thereof permitted under Section 6.01), or (b) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents, to the extent, in the case of each of the foregoing clauses (a) or (b), any such amendment, modification or waiver would be adverse to the interests of the Lenders in any material respect.
          SECTION 6.14. Sales of Receivables. Following the occurrence and during the continuation of a Receivables Trigger Event with respect to a counterparty under any Master Intercompany Agreement, sell or otherwise transfer or assign, any Receivables or other receivables or instruments, to the applicable counterparty under such Master Intercompany Agreement.
          SECTION 6.15. Designation of Designated Senior Debt. Designate any Debt (or any similar term) (other than the Debt under the January Credit Agreement or any refinancing, extension or replacement thereof permitted pursuant to 6.01(b) and Debt under this Agreement or under the other Loan
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Documents) of any Borrower “Designated Senior Debt” (or any similar term) under, and as defined in any Subordinated Debt of any Borrower which contains such designations.
ARTICLE VII
EVENTS OF DEFAULT
          SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:
          (a) the Borrowers shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any unconverted LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, or (ii) any interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document within five Business Days after it shall become due and payable; or
          (b) any representation or warranty made or deemed made by or on behalf of any Borrower herein or in any other Loan Document or the Borrowing Base Certificate or any other certificate required to be delivered under Article V hereof or required to be delivered in connection with the other Loan Documents shall prove to have been materially incorrect when made or deemed made; or
          (c) any Borrower shall fail to observe or perform any covenant, condition, term or agreement contained in Article VI, or Section 5.02(a), 5.02(b), 5.02(e), 5.03, 5.06, 5.08, 5.09 or 5.11 of this Agreement or Article IV of the Security Agreement; or
          (d) any Borrower shall fail to perform or observe (i) any term, covenant or agreement contained in Section 5.01(a), (b), (c), (d), (g), (h), (i), or 5.02(c), (d) or (f); or (ii) any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for five days (in the case of the foregoing clause (i)) or 30 days (in the case of the foregoing clause (ii)) after the earlier of the date on which (A) any Responsible Officer of a Navistar Party becomes aware of such failure or (B) written notice thereof shall have been given to the Administrative Borrower by any Agent or any Lender; or
          (e) (i) any Collateral Document after delivery thereof pursuant to the terms of the Loan Documents shall for any reason, other than pursuant to the terms hereunder or thereunder (including as a result of a transaction permitted under Section 6.03, 6.04 or 6.05), fail to create a valid and perfected security interest with the priority required by the Collateral Documents with respect to any significant portion of the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Documents or from the failure of the Administrative Agent to file UCC continuation statements or (ii) except as otherwise permitted hereunder, any Collateral Document shall fail to remain in full force or effect or any action shall be taken by any Borrower to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or
          (f) any Loan Document, or any material provision therein, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.03, 6.04 or 6.05) or as a result of the
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satisfaction in full of the Obligations (other than contingent indemnification obligations), ceases to be in full force and effect, or any Borrower shall challenge in writing the validity or enforceability of any Loan Document or any Borrower shall deny in writing that it has any further liability or obligation under any Loan Document (other than as a result of repayment in full of the Obligations (other than contingent indemnification obligations) and termination of the Commitments) or purports in writing to revoke or rescind any Loan Document; or
          (g) Navistar or any of its subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt for Borrowed Money of Navistar or such Borrower or such subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $50,000,000 either individually or in the aggregate for all such Borrowers and subsidiaries when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided, however, that (i) none of the events described in this subsection (g), to the extent set forth in the Disclosure Filings or as further disclosed in writing by the Administrative Borrower to the Agents and the Lenders on or prior to the date hereof shall constitute an Event of Default hereunder and (ii) any defaults under sale-lease back transactions entered into prior to February 9, 2006 arising from any financial reporting requirements, so long as no amounts thereunder have been accelerated, shall not constitute an Event of Default hereunder; or
          (h) Navistar or any of its material subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or any of its material subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 45 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Borrower or any of its material subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (h), provided that any Borrower may dissolve or wind up so long as the assets of such Borrower are transferred to another Borrower; or
          (i) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $50,000,000 shall be rendered against any Borrower and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
ITEC ABL Credit Agreement

          (j) any non-monetary judgment or order shall be rendered against any Borrower that could reasonably be expected to have a Material Adverse Effect, and there shall be any period of 20 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
          (k) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrowers and the ERISA Affiliates related to such ERISA Event) exceeds $10,000,000; or
          (l) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrowers and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $2,500,000 per annum; or
          (m) any Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrowers and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $10,000,000; or
          (n) a Change of Control shall occur;
then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Administrative Borrower, declare the Commitments of each Lender and the obligation of each Lender to make Loans or of any Issuing Bank to issue a Letter of Credit to be terminated, whereupon the same shall forthwith terminate; (ii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Borrower, declare the Loans, all interest thereon and all other amounts payable by the Administrative Borrower under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Loans, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each of the Borrowers; and (iii) shall at the request, or may with the consent, of the Required Lenders, by written notice to the Administrative Borrower, require that the Borrowers deposit in the LC Collateral Account an amount in cash equal to 103% of the then-outstanding LC Exposure; provided, however, that, upon the occurrence of an event with respect to any Borrower described in clause (h) of this Article VII, (x) the Commitments of each Lender and the obligation of each Lender to make Loans and of any Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the principal of the Loans then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by each Borrower, and the obligation of the Borrower to cash collateralize the outstanding Letters of Credit as aforesaid shall automatically become effective, in each case without further act of the Agents or any Lender. Upon the occurrence and during the continuance of an Event of Default, the Agents may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Agents under the Loan Documents or at law or equity, including all remedies provided under the UCC.
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ARTICLE VIII
THE AGENTS
          SECTION 8.01. The Agents.
          (a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints the Administrative Agent and the Collateral Agent as its agents and authorizes the Agents to take such actions on its behalf, including execution of the other Loan Documents and acting as agent for purposes of perfection, and to exercise such powers as are delegated to the Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
          (b) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrowers or any subsidiary of a Borrower or other Affiliate thereof as if it were not an Agent hereunder.
          (c) The Agents shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (i) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the applicable Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (iii) except as expressly set forth in the Loan Documents, the Agents shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its subsidiaries that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Administrative Borrower or a Lender, and the Agents shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with any Loan Document, (B) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (D) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (E) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral, or (F) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Agents.
          (d) The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such
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counsel, accountants or experts except to the extent such action or inaction constitutes gross negligence, willful misconduct or bad faith.
          (e) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Agents and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          (f) Subject to the appointment and acceptance of a successor Agent as provided in this paragraph, each Agent may resign at any time by notifying the other Agent, the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with the consent (not to be unreasonably withheld or delayed) of the Administrative Borrower, to appoint a successor Agent; provided that, during the existence and continuation of an Event of Default, no consent of the Administrative Borrower shall be required. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the other Agent, the Lenders and the Issuing Banks, appoint a successor Agent which shall be a commercial bank or an Affiliate of any such commercial bank reasonably acceptable to the Borrower. Upon the acceptance of its appointment as an Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as an Agent.
          (g) Each Lender acknowledges that it has, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon either Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
          (h) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Agents; (ii) neither Agent (A) makes any representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Borrowers and will rely significantly upon the Borrowers’ books and records, as well as on representations of the Borrowers’ personnel and that the Agents undertake no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Borrower or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, it will pay and protect, and indemnify, defend, and hold the Agents and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by either Agent or such other
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Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
          (i) The Arrangers, the Bookrunners, the Documentation Agents and the Syndication Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such.
          SECTION 8.02. Indemnification by Lenders. (a) Each Lender severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent, arising solely in such Agent’s capacity as an Agent hereunder and under the other Loan Documents, or any action taken or omitted by such Agent solely in its capacity as an Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrowers under Section 9.03, to the extent that such Agent, acting solely in its capacity as an Agent hereunder, is not promptly reimbursed for such costs and expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.02 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.
          (b) For purposes of this Section 8.02, each Lender’s ratable share of any amount shall be determined, as at the incurrence of the relevant Indemnified Costs, according to its share of the aggregate principal amount of the Advances outstanding at such time and the aggregate participation in the LC Disbursements at such time. The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent for such other Lender’s ratable share of such amount. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.02 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:
               (i) if to the Administrative Borrower (or to any other Borrower care of the Administrative Borrower):
ITEC ABL Credit Agreement

International Truck and Engine Corporation
4201 Winfield Road
Warrenville, Illinois 60555
Attention: Treasurer
Facsimile No: (630) 753-2305
Email: terry.endsley@nav-international.com
               (ii) if to Credit Suisse, as the Administrative Agent, an Issuing Bank or the Swingline Lender, at:
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
Facsimile No.: (212) 325-8304
Email: Matthew.carter.2@credit-suisse.com
               (iii) if to Bank of America, N.A., as the Collateral Agent, at:
231 S. LaSalle Street, 7th Floor
IL1-231-07-49
Chicago, IL 60604
Attention: Loan Administration Manager
Facsimile No.: (312) 755-3345
Email: robert.lund@BankofAmerica.com
               (iv) if to any other Lender, to it at its address or facsimile number set forth in its Administrative Questionnaire.
All such notices and other communications (x) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received or (y) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone; provided that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient.
          (b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply, except to the extent expressly provided for therein, to notices pursuant to Article II or to compliance and no Event of Default certificates delivered pursuant to Section 5.01 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each Agent or the Administrative Borrower (on behalf of the Borrowers) will agree to accept notices and other communications to it hereunder by electronic “pdf” communications of actual signed documents which shall be directed to the specific name of the individual person previously identified by the Administrative Agent to receive such notice and otherwise pursuant to procedures that may be approved by it; provided that approval of such procedures may be limited to particular notices or communications. All such notices and other communications (i) sent to the e-mail address of the specific individual person specified previously identified by the Administrative Agent to receive such notice shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other
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written acknowledgement); provided, that if not given during the normal business hours of the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Any party hereto may change its address or facsimile number or email address for notices and other communications hereunder by notice to the other parties hereto.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by any Agent, Issuing Bank or Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Agents, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, to the extent permitted by law, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Agent, Lender or Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by each Borrower and the Required Lenders (or the Administrative Agent with the consent of the Required Lenders), or (ii) in the case of any other Loan Document (other than any such amendment to effectuate any modification thereto expressly contemplated by the terms of such other Loan Documents), pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender; it being understood that a waiver of any condition precedent set forth in Article IV or the waiver of any default interest, Default or Event of Default that is not otherwise expressly required to be waived by more than Required Lenders, mandatory prepayment or mandatory reduction of the Commitments, or the making of any Protective Advance, so long as in compliance with the provisions of Section 2.04, shall not constitute an increase of any Commitment of any Lender, provided that any change to the second proviso to the second sentence of Section 2.04(a) shall require the written consent of each Lender; (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, Event of Default or Default that is not otherwise expressly required to be waived by more than Required Lenders; (C) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, provided that only the consent of the Required Lenders shall be necessary to amend the provisions of Section 2.13(c) providing for the default rate of interest, or to waive any obligations of the Borrowers to pay interest at such default rate, Event of Default or Default that is not otherwise expressly required to be
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waived by more than Required Lenders; (D) change Section 2.18(b) or (c) or Section 2.10(b) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender directly affected thereby; (E) change the definition of the term “Liquidity Block Amount” or “Borrowing Base” or any respective component definition thereof if as a result thereof the amounts available to be borrowed by the Borrowers would be increased (provided that the foregoing shall not limit the discretion of the Agents to change, establish or eliminate any Reserves without the consent of any Lenders), or reduce the Dollar amount set forth in the definition of “Blocked Cash Amount”, in each case without the written consent of the Super Majority Lenders; (F) change any of the provisions of this Section 9.02 or reduce the minimum percentage set forth in the definition of “Required Lenders” or the definition of “Super Majority Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; or (G) except as provided in clause (c) or (d) of this Section 9.02 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided, further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, any Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, such Issuing Bank or the Swingline Lender, as the case may be. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender (it being understood that any Commitment or Loan held or deemed held by any Defaulting Lender shall be excluded from a vote of the Lenders hereunder requiring any consent of the Lenders).
          (c) The Lenders hereby irrevocably agree that the Liens granted to the Collateral Agent by the Borrowers on any Collateral shall be automatically released (i) upon the termination of the Commitments, payment and satisfaction in full in cash of all Secured Obligations owing as of the date of such termination (other than Unliquidated Obligations), the termination, expiration or, to the extent effected in a manner reasonably acceptable to the relevant Issuing Banks or as otherwise provided for herein, cash collateralization or back-stopping of all outstanding Letters of Credit in an amount equal to 103% of the face amount of all outstanding Letters of Credit; (ii) upon the sale or other disposition of the property constituting such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Borrower, to the extent such sale or other disposition is made in compliance with the terms of this Agreement; (iii) subject to paragraph (b) of this Section 9.02, if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Agents and the Lenders pursuant to the Collateral Documents, or (v) as required pursuant to, and in accordance with the terms of, any Master Intercompany Agreement provided that the Agents may, in their discretion, release the Lien on Collateral valued in the aggregate not in excess of $5,000,000 during each fiscal year without the consent of any Lender. Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Borrowers in respect of) all interests retained by the Borrowers, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral to the extent required under the provisions of the Loan Documents.
          (d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby” or the “Super Majority Lenders”, the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement; provided, that, concurrently with such replacement, (i) another bank or other
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entity which is reasonably satisfactory to the Administrative Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of Section 9.04(b), (ii) the replacement Lender shall pay the processing and recordation fee referred to in Section 9.04(b)(ii)(C), if applicable, in accordance with the terms of such Section, (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent and (iv) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including, without limitation, payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender.
Notwithstanding anything to the contrary contained in this Section 9.02, if the Agents and the Borrowers shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of this Agreement or any other Loan Document, then the Agents and the Borrowers shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to this Agreement or any other Loan Document if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) Subject to any express limitations that may be set forth in this Agreement with respect to the frequency of appraisals, the Borrowers agree to pay within (x) one Business Day (in the case of demands prior to the Closing Date) and (y) ten Business Days (in the case of demands thereafter) after written demand (which includes documentation reasonably supporting such request) (i) all reasonable out-of-pocket costs and expenses of the Agents in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, syndication, transportation, computer, duplication, appraisal, audit, field examination, Report preparation, Collection Account setup and maintenance, insurance, consultant, search, filing and recording fees and expenses, and (B) the reasonable fees and out-of-pocket expenses of one counsel for the Agents with respect thereto, with respect to advising the Agents as to their rights and responsibilities, or the protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Borrower or with other creditors of any Borrower arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all out-of-pocket costs and expenses of the Agents and each Lender in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent and each Lender with respect thereto; provided that the Borrowers shall only be required to reimburse the fees and expenses of one legal counsel per jurisdiction to the extent no conflict exists).
          (b) Each Borrower agrees, jointly and severally, to indemnify, defend and save and hold harmless each Agent, each Lender and each of their respective Affiliates, successors and permitted assigns, and their respective officers, directors, employees, agents, members, controlling persons and advisors (each, an “Indemnified Party”) from and against, and shall pay within ten Business Days of written demand, any and all claims, damages, actual losses, liabilities and expenses (including, without
ITEC ABL Credit Agreement

limitation, reasonable fees, disbursements and other charges of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated thereby, including, without limitation, any transaction by any Borrower or Affiliates, or (ii) the actual or alleged presence of Hazardous Materials on any property of any Borrower or any of its subsidiaries or any Environmental Action relating in any way to any Borrower or any of its subsidiaries, except (i) to the extent such claim, damage, loss, liability or expense is determined by a court of competent jurisdiction to have resulted from the bad faith, gross negligence, willful misconduct or bad faith of such Indemnified Party or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Party, (ii) from a material breach of a Loan Document by such Indemnified Party or its officers, directors, employees or agents or (iii) that the dispute is solely between Indemnified Parties or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns, except in respect of any agent under the Facilities, in its capacity as an Agent. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.03(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Borrower, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the transactions set forth in the Loan Documents are consummated, but excluding from this indemnity any disputes which are solely between or among Indemnified Parties, except in respect of any Agent in its capacity as an Agent hereunder). Each Borrower also agrees not to assert any claim against any Agent, any Lender or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.
          (c) If any payment of principal of, or Conversion of, any LIBOR Borrowing is made by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Borrowing upon an assignment of rights and obligations under this Agreement pursuant to Section 9.04, as a result of a demand by any Borrower pursuant to Section 2.20, or if such Borrower fails to make any payment or prepayment of an Borrowing for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.10, 2.11 or Article VII or otherwise, such Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Borrowing.
          (d) If any Borrower fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, with 3 days’ prior written notice to the Administrative Borrower such amount may be paid on behalf of such Borrower by the Administrative Agent or any Lender, in its sole discretion.
          (e) Without prejudice to the survival of any other agreement of any Borrower hereunder or under any other Loan Document, the agreements and obligations of the Borrowers contained in Sections 2.15 and 2.17 and this Section 9.03 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.
ITEC ABL Credit Agreement

          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrowers may not (except as permitted under Section 6.04) assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04 (any attempted assignment or transfer not complying with the terms of this Section 9.04 shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:
(A)	The Administrative Borrower; provided that no consent of the Administrative Borrower shall be required for an assignment to another Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other Eligible Assignee, and provided, further that no consent of the Administrative Borrower shall be required for an assignment during the primary syndication of the Loans to Persons identified by the Administrative Agent to the Administrative Borrower on or prior to the Closing Date and reasonably acceptable to the Administrative Borrower;

(B)	the Administrative Agent;

(C)	the Swingline Lender; and

(D)	each Issuing Bank.
          (ii) Assignments shall be subject to the following additional conditions:
(A)	except in the case of an assignment to another Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or the principal amount of Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent and further determined on an aggregate basis for all concurrent assignments to Related Funds (as defined below)) shall be in a minimum amount of $5,000,000 and increments of $1,000,000 in excess thereof unless each of the Administrative Borrower and the Administrative Agent otherwise
ITEC ABL Credit Agreement

consent; provided that no such consent of the Administrative Borrower shall be required if an Event of Default has occurred and is continuing;
(B)  each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement (except that this clause (B) shall not limit the right of a Lender to assign all or any portion of its Commitment (without the necessity of assigning a proportionate portion of both));
(C)  the parties to each assignment shall (1) electronically execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or (2) manually execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 (provided that such fee may be waived or reduced in the sole discretion of the Administrative Agent; and
(D)  the assignee, if it shall not be a Lender, shall deliver on or prior to the effective date of such assignment, to the Administrative Agent (1) an Administrative Questionnaire and (2) if applicable, an appropriate Internal Revenue Service form (such as Form W-8BEN or W-8ECI or any successor form adopted by the relevant United States taxing authority) as required by applicable law supporting such assignee’s position that no withholding by the Borrowers or the Administrative Agent for United States income tax payable by such assignee in respect of amounts received by it hereunder is required.
The term “Related Funds” shall mean with respect to any Lender that is an Approved Fund, any other Approved Fund that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 with respect to facts and circumstances occurring on or prior to the effective date of such assignment). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders and their respective successors and assigns, and the Commitment of, and principal amount of and interest on the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof
ITEC ABL Credit Agreement

from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Agents, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and tax certifications required by Section 9.04(b)(ii)(D)(2) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04, if applicable, and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (vi) By executing and delivering an Assignment and Assumption, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Assumption, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrowers or any respective Subsidiary or the performance or observance by the Borrowers or any respective Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Assumption; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.08 or delivered pursuant to Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (v) such assignee will independently and without reliance upon the Agents, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to such Agent, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
ITEC ABL Credit Agreement

          (c) (i) Any Lender may, without the consent of the Administrative Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers, the Agents, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04.
          (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Administrative Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Administrative Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge or grant of a security interest; provided that no such pledge or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (e) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Administrative Borrower, the option to provide to any Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to such Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrowers under this Agreement (including its obligations under Section 2.15, 2.16 or 2.17), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender) and the Granting Lender shall for all purposes including approval of any amendment, waiver or other modification of any provision of the Loan Documents, remain the Lender of record hereunder. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, ITEC or the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented
ITEC ABL Credit Agreement

to by ITEC and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any Information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC, which person shall agree to be bound by the terms of confidentiality continued herein.
          (f) In the event that any Lender shall become a Defaulting Lender, then an Issuing Bank or the Swingline Lender shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations in respect of its Commitment to such assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, and (ii) such Issuing Bank or the Swingline Lender, as applicable, or such assignee, as the case may be, shall pay to such Lender in immediately available funds on the date of such assignment the principal of and interest accrued to the date of payment on the Loans made by such Lender hereunder and all other amounts accrued for such Lender’s account or owed to it hereunder.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrowers in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that an Agent, an Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and the Engagement Letter and any separate letter agreements with respect to fees payable to the Agents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agents and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.07. Severability. To the extent permitted by law, any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting
ITEC ABL Credit Agreement

the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
           SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates, with the prior written consent of the Agents, is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) (other than payroll, petty cash, trust or tax accounts) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Borrower against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify ITEC and the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
           SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN LETTERS OF CREDIT AND AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH LETTER OF CREDIT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED IN ACCORDANCE WITH, THE LAWS OR RULES DESIGNATED IN SUCH LETTER OF CREDIT, OR IF NO SUCH LAWS OR RULES ARE DESIGNATED, THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS MOST RECENTLY PUBLISHED AND IN EFFECT, ON THE DATE SUCH LETTER OF CREDIT WAS ISSUED, BY THE INTERNATIONAL CHAMBER OF COMMERCE (THE “UNIFORM CUSTOMS”) AND, AS TO MATTERS NOT GOVERNED BY THE UNIFORM CUSTOMS, THE LAWS OF THE STATE OF NEW YORK.
           (b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in the Borough of Manhattan, New York, New York in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that any Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.
           (c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (ii) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
           (i) To the extent permitted by law, each party to this Agreement hereby irrevocably waives personal service of any and all process upon it and agrees that all such service of process may be made by registered mail (return receipt requested) directed to it at its address for notices as provided for in
ITEC ABL Credit Agreement

Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.
          SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12. Confidentiality. Each Agent, each Issuing Bank and each Lender agrees (and each Lender agrees to cause its SPC, if any and agrees to be liable for any breach thereof by its SPC) to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory, governmental or administrative authority; (c) to the extent required by law or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, including, without limitation, any SPC, (ii) any pledgee referred to in Section 9.04(d), or (iii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrowers and their obligations; (g) with the consent of the Borrower; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section 9.12, or (y) becomes available to an Agent, an Issuing Bank or any Lender on a nonconfidential basis other than as a result of a breach of this Section 9.12 from a source other than the Borrower. For the purposes of this Section 9.12 only, “Information” means all information received from any Borrower relating to the Borrowers or their businesses or the Transactions, other than any such information that is available to any Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by any Borrower. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13. Lender Obligations Several; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Anything contained in this Agreement to the contrary notwithstanding, neither the
ITEC ABL Credit Agreement

Issuing Banks nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.
          SECTION 9.14. USA PATRIOT Act. Each Lender and each Agent (for itself and not on behalf of any Lender) hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of such Borrower and other information that will allow such Lender or such Agent, as applicable, to identify such Borrower in accordance with the USA PATRIOT Act. Each Borrower shall, and shall cause each of the other Borrowers to, provide such information and take such actions as are reasonably requested by any Agent or any Lender in order to assist the Agents and the Lenders in maintaining compliance with the USA PATRIOT Act.
          SECTION 9.15. Disclosure. Each Borrower and each Lender hereby acknowledges and agrees that the Agents and/or their Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrowers and their respective Affiliates. In addition, each Borrower and each Lender hereby acknowledges that the Agents and/or their Affiliates may make a loan to the Borrowers under the Senior Secured Term Loan Facility.
          SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Lenders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.
          SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.17 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.18. Borrower Liability.
          (a) Joint and Several Liability. All Loans, upon funding, shall be deemed to be jointly funded to and received by the Borrowers. Each Borrower jointly and severally agrees to pay, and shall be jointly and severally liable under this Agreement for, all Obligations, regardless of the manner or amount in which proceeds of Loans are used, allocated, shared, or disbursed by or among the Borrowers themselves, or the manner in which an Agent and/or any Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower shall be liable for all amounts due to an Agent and/or any Lender under this Agreement, regardless of which Borrower actually receives Loans or other extensions of credit hereunder or the amount of such Loans and extensions of credit received or the manner in which such Agent and/or such Lender accounts for such Loans or other extensions of credit on its books and records. Each Borrower’s Obligations with respect to Loans and other extensions of credit
ITEC ABL Credit Agreement

made to it, and such Borrower’s Obligations arising as a result of the joint and several liability of such Borrower hereunder, with respect to Loans made to the other Borrowers hereunder, shall be separate and distinct obligations, but all such Obligations shall be primary obligations of such Borrower. The Borrowers acknowledge and expressly agree with the Agents and each Lender that the joint and several liability of each Borrower is required solely as a condition to, and is given solely as inducement for and in consideration of, credit or accommodations extended or to be extended under the Loan Documents to any or all of the other Borrowers and is not required or given as a condition of extensions of credit to such Borrower. Each Borrower’s obligations under this Agreement shall be separate and distinct obligations. Each Borrower’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance, or subordination of the Secured Obligations of any other Borrower or of any promissory note or other document evidencing all or any part of the Secured Obligations of any other Borrower, (ii) the absence of any attempt to collect the Secured Obligations from any other Borrower, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance, or granting of any indulgence by an Agent and/or any Lender with respect to any provision of any instrument evidencing the Secured Obligations of any other Borrower, or any part thereof, or any other agreement now or hereafter executed by any other Borrower and delivered to an Agent and/or any Lender, (iv) the failure by an Agent and/or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Secured Obligations of any other Borrower, (v) an Agent’s and/or any Lender’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Borrower, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of an Agent’s and/or any Lender’s claim(s) for the repayment of the Obligations of any other Borrower under Section 502 of the Bankruptcy Code, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Borrower (other than payment or performance, to the extent thereof). With respect to any Borrower’s Secured Obligations arising as a result of the joint and several liability of the Borrowers hereunder with respect to Loans or other extensions of credit made to any of the other Borrowers hereunder to the extent permitted by applicable law, such Borrower waives, until the Secured Obligations (other than contingent indemnification obligations) shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which an Agent and/or any Lender now has or may hereafter have against any other Borrower, any endorser or any guarantor of all or any part of the Secured Obligations, and any benefit of, and any right to participate in, any security or collateral given to an Agent and/or any Lender to secure payment of the Secured Obligations of any Borrower to an Agent and/or any Lender. Upon any Event of Default, the Agents may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Secured Obligations, without first proceeding against any other Borrower or any other Person, or against any security or collateral for the Secured Obligations. Each Borrower consents and agrees that the Agents shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Secured Obligations.
          (b) Contribution and Indemnification among the Borrowers. Each Borrower is obligated to repay the Facility Obligations as joint and several obligor under this Agreement. To the extent that any Borrower shall make an Accommodation Payment, then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (i) rendering such Borrower “insolvent” within the meaning of Section 101
ITEC ABL Credit Agreement

(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (iii) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 9.18 shall be subordinate in right of payment to the prior payment in full of the Facility Obligations (other than contingent indemnification obligations). The provisions of this Section 9.18 shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.
          SECTION 9.19. Agency of ITEC as Administrative Borrower for Each Other Borrower. Each of the other Borrowers irrevocably appoints ITEC as its agent for all purposes relevant to this Agreement (in such capacity, the “Administrative Borrower”), including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein (including, without limitation, execution and delivery to the Agents of Borrowing Base Certificates, Borrowing Requests, Letter of Credit Requests and Interest Election Requests) and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Administrative Agent, whether or not any of the other Borrowers joins therein, and the Agents and the Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Administrative Agent under this Section 9.19; provided that nothing in this Section 9.19 shall limit the effectiveness of, or the right of the Agents and the Lenders to rely upon, any notice (including without limitation a Borrowing Request, a Letter of Credit Request or an Interest Election Request), document, instrument, certificate, acknowledgment, consent, direction, certification, or other action delivered by any Borrower pursuant to this Agreement.
          SECTION 9.20. Additional Borrowers. Any addition of any Person as a Borrower under this Agreement is subject to consent by the Agents, which consent may not be unreasonably withheld, delayed or conditioned, which conditions may include, without limitation, (a) the furnishing of such financial and other information (including, but not limited to, a completed audit and field examination of such Person) as the Agents may reasonably request; (b) approval by all appropriate approval authorities of the Agents; and (c) execution and delivery by the Borrowers, such Person, the Administrative Agent, and the Collateral Agent of such agreements and other documentation, and the furnishing by such Person or any of the Borrowers of such certificates, opinions, and other documentation, as the Administrative Agent and any such Lender may reasonably request; provided, that the written consent of each Lender shall be required for the addition of any Person that is not a “United States person” (within the meaning of Section 7701(a)(30) of the Code) as a Borrower.
          SECTION 9.21. Obligations Absolute. Each Borrower hereby covenants and agrees, jointly and severally, that the Facility Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender with respect thereto. The joint and several liability of each Borrower under this Agreement shall be irrevocable, absolute and unconditional irrespective of, and to the extent permitted by applicable law, each Borrower hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:
          (a) any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;
          (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Facility Obligations or any other Obligations of any other Borrower under or in respect of
ITEC ABL Credit Agreement

the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Facility Obligations resulting from the extension of additional credit to any Borrower or any of its subsidiaries or otherwise;
          (c) any taking, release or amendment or waiver of, or consent to departure from, any guaranty, for all or any of the Facility Obligations;
          (d) any change, restructuring or termination of the corporate structure or existence of any Borrower or any of its subsidiaries;
          (e) any failure of any Lender or affiliate thereof to disclose to any Borrower any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower now or hereafter known to such Lender (each Borrower waiving any duty on the part of the Lenders to disclose such information);
          (f) the failure of any other Person to execute or deliver this Agreement or any other agreement or the release or reduction of liability of any Borrower with respect to the Facility Obligations; or
          (g) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender that might otherwise constitute a defense available to, or a discharge of, any Borrower or any other guarantor or surety, in each case other than payment or performance of the Facility Obligations (other than contingent indemnification obligations).
This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Facility Obligations is rescinded or must otherwise be returned by any Lender or any other Person upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, all as though such payment had not been made.
          SECTION 9.22. Express Waivers and Representations by Borrowers. Each Borrower agrees as follows, to the extent permitted by applicable law:
          (a) Each Borrower hereby unconditionally and irrevocably waives: (i) notice of acceptance of this Agreement; (ii) notice of the making of any Loans, the issuance of any Letter of Credit or any other financial accommodations made or extended under the Loan Documents or the creation or existence of any Obligations; (iii) notice of the amount of the Obligations, subject, however, to such Borrower’s right to make inquiry of the Administrative Agent to ascertain the amount of the Obligations at any reasonable time; (iv) notice of any adverse change in the financial condition of any other Borrower or of any other fact that might increase such Borrower’s risk with respect to such other Borrower under the Loan Documents; (v) notice of presentment for payment, demand, protest, and notice thereof as to any promissory notes or other instruments among the Loan Documents; and (vii) all other notices (except if such notice is specifically required to be given to such Borrower hereunder or under any of the other Loan Documents to which such Borrower is a party) and demands to which such Borrower might otherwise be entitled;
          (b) Each Borrower hereby unconditionally and irrevocably waives the right by statute or otherwise to require an Agent or any Lender to institute suit against any other Borrower or to exhaust any rights and remedies which an Agent or any Lender has or may have against any other Borrower. Each Borrower further waives any defense arising by reason of any disability or other defense of any other Borrower (other than the defense that the Obligations shall have performed and paid, to the
ITEC ABL Credit Agreement

extent thereof) or by reason of the cessation from any cause whatsoever of the liability of any such Borrower in respect thereof.
          (c) Each Borrower hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Obligations and any requirement that any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Borrower or any other Person.
          (d) Each Borrower hereby unconditionally and irrevocably waives any right to revoke its joint and several liability hereunder, and acknowledges that such liability is continuing in nature and applies to all Obligations, whether existing now or in the future.
          (e) Each Borrower hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Borrower or other rights of such Borrower to proceed against any of the other Borrowers or any other Person, and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of Borrower hereunder.
          (f) Each Borrower hereby unconditionally and irrevocably waives any duty on the part of any Lender to disclose to such Borrower any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Borrower or any of its subsidiaries now or hereafter known by such Lender.
          (g) Each Borrower acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 9.18 and this Section 9.22 are knowingly made in contemplation of such benefits.
          (h) Each Borrower hereby represents and warrants to the Agents and the Lenders that such Borrower is currently informed of the financial condition of all other Borrowers and all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower agrees that none of the Agents, any Lender, or any Issuing Bank has any responsibility to inform any Borrower of the financial condition of any other Borrower or of any other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
[SIGNATURES APPEAR ON FOLLOWING PAGE]
ITEC ABL Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:	/s/ TM Endsley
	Name:	TM Endsley
	Title:	SVP & Treasurer

Signature Page to ITEC ABL Credit Agreement

IC CORPORATION
By:	/s/ Michael A. Cancelliere
	Name:	Michael A. Cancelliere
	Title:	VP

Signature Page to ITEC ABL Credit Agreement

IC OF OKLAHOMA, LLC
By:	/s/ Michael A. Cancelliere
	Name:	Michael A. Cancelliere
	Title:	VP

Signature Page to ITEC ABL Credit Agreement

INTERNATIONAL DIESEL OF ALABAMA, LLC
By:	/s/ T. M. Endsley
	Name:	T. M. Endsley
	Title:	Treasurer

Signature Page to ITEC ABL Credit Agreement

SST TRUCK COMPANY LP
By:	/s/ TM Endsley
	Name:	TM Endsley
	Title:	SVP & Treasurer

Signature Page to ITEC ABL Credit Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH,
as Administrative Agent, Issuing Bank and Swingline Lender

By:	/s/ Ian Nalitt

Name: Ian Nalitt

Title: Vice President

By:	/s/ James Neira

Name: James Neira

Title: Associate
Signature Page to ITEC ABL Credit Agreement

CREDIT SUISSE SECURITIES (USA) LLC,
as Lead Arranger and Bookrunner

By:	/s/ James S. Finch

Name: James S. Finch

Title: Managing Director
Signature Page to ITEC ABL Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as Syndication Agent and Lender

By:	/s/ Richard W. Duker

Name: Richard W. Duker

Title: Managing Director
Signature Page to ITEC ABL Credit Agreement

J.P. MORGAN SECURITIES INC.,
as Bookrunner

By:	/s/ Donald R. Benson

Name: Donald R. Benson

Title: Managing Director
Signature Page to ITEC ABL Credit Agreement

BANK OF AMERICA, N.A.,
as Collateral Agent and Lender

By:	/s/ Robert J. Lund

Name: Robert J. Lund

Title: Senior Vice President
Signature Page to ITEC ABL Credit Agreement

BANC OF AMERICA SECURITIES LLC,
as Syndication Agent, Lead Arranger and Bookrunner

By:	/s/ Janet Jarrett

Name: Janet Jarrett

Title: Managing Director
Signature Page to ITEC ABL Credit Agreement

GENERAL ELECTRIC CAPITAL CORPORATION,
as Documentation Agent and Lender

By:	/s/ Rebecca L. Milligan

Name: Rebecca L. Milligan

Title: Duly Authorized Signatory
Signature Page to ITEC ABL Credit Agreement

WACHOVIA CAPITAL FINANCE CORPORATION (CENTRAL),
as Documentation Agent and Lender

By:	/s/ Steven Linderman

Name: Steven Linderman

Title: Managing Director
Signature Page to ITEC ABL Credit Agreement

UPS CAPITAL CORPORATION,
as Lender

By:	/s/ John P. Holloway

Name: John P. Holloway

Title: Director of Portfolio Management
Signature Page to ITEC ABL Credit Agreement

WELLS FARGO FOOTHILL, LLC,
as Lender

By:	/s/ Eunnie Kim

Name: Eunnie Kim

Title: Vice President
Signature Page to ITEC ABL Credit Agreement

COMMITMENT SCHEDULE

Lender	Commitment
Credit Suisse	$30,000,000
Bank of America, N.A.	$30,000,000
JPMorgan Chase Bank, N.A.	$25,000,000
General Electric Capital Corporation	$35,000,000
Wachovia Capital Finance Corporation (Central)	$35,000,000
Wells Fargo Foothill, LLC	$30,000,000
UPS Capital Corporation	$15,000,000

Total	$200,000,000
ITEC ABL Credit Agreement

Schedule 3.02
Borrower Information

	Jurisdiction of	Principal Place of
Name	Organization	Business	Tax ID Number
International Truck and Engine Corporation	Delaware	4201 Winfield Road P.O. Box 1488 Warrenville, IL 60555	36-1264810

IC Corporation	Arkansas	751 S. Harkrider Conway, Arkansas 72035	71-0537857

SST Truck Company, LP	Delaware	4030 Forest Lane Garland, Texas 75042	75-2688054

IC of Oklahoma, LLC	Delaware	2322 North Mingo Road, Tulsa, OK 74116	36-4362728

International Diesel of Alabama, LLC	Delaware	646 James Record Road Huntsville, Alabama 35824	36-4321267

Schedule 3.06
Disclosed Matters
The Borrowers are subject to various claims arising in the ordinary course of business, and are parties to various legal proceedings that constitute ordinary routine litigation incidental to the business of the company and its subsidiaries. The majority of these claims and proceedings relate to commercial, product liability and warranty matters. In the opinion of the Borrowers’ management, apart from the actions set forth below, the disposition of these proceedings and claims, after taking into account established reserves and the availability and limits of the company’s insurance coverage, will not have a material adverse affect on the business or the financial condition of the company.
On October 13, 2004, Navistar International Corpation (“NIC”), the Borrowers’ parent company, received a request from the staff of the U.S. Securities and Exchange Commission (“SEC”) to voluntarily produce certain documents and information related to the company’s accounting practices with respect to defined benefit pension plans and other postretirement benefits. NIC is fully cooperating with this request. Based on the status of the inquiry, the company is not able to predict the final outcome of this matter.
On January 31, 2005, NIC announced that it would restate its financial results for fiscal years 2002 and 2003 and the first three quarters of fiscal 2004. The SEC notified NIC on February 9, 2005, that it was conducting an informal inquiry into such restatement. On March 17, 2005, NIC was advised by the SEC that the status of the inquiry had been changed to a formal investigation. On April 7, 2006, NIC announced that it would restate its financial results for fiscal years 2002 through 2004 and for the first nine months of fiscal 2005. NIC is fully cooperating with the SEC on this investigation. Based on the status of the investigation, NIC is not able to predict the final outcome of this investigation.
On January 11, 2007, a complaint was filed against ITEC in Oakland County Circuit Court in Michigan by Ford Motor Company claiming damages relating to warranty and pricing disputes with respect to certain engines purchased by Ford Motor Company from ITEC. While Ford has not quantified its alleged damages, ITEC estimates from Ford’s allegations that the range of damages that Ford Motor Company is seeking to be between $500 million and $600 million. ITEC has filed an answer to the complaint denying Ford’s allegations in all material respects. ITEC has also asserted affirmative defenses to Ford’s claims, as well as counterclaims alleging that, among other things, Ford has materially breached contracts between it and ITEC in several different respects. ITEC has also raised counterclaims against Ford for breach of the covenant of good faith and fair dealing, tortious interference, conversion, and misrepresentation. Based on ITEC’s investigation to date, ITEC believes it has meritorious defenses to this matter, and ITEC intends to vigorously defend itself. There can be no assurance, however, that ITEC will be successful in its defense, and an adverse resolution of the lawsuit could have a material adverse effect on ITEC’s financial position and results of operations.
Along with other vehicle manufacturers, ITEC and certain of its subsidiaries have been subject to an increase in the number of asbestos-related claims in recent years. In general these claims relate to illnesses alleged to have resulted from asbestos exposure from component parts found in older vehicles, although some cases relate to the presence of asbestos in company facilities. In these claims ITEC is not the sole defendant, and the claims name as defendants numerous manufacturers and suppliers of a wide variety of products allegedly containing asbestos. Management has strongly disputed these claims, and it has been ITEC’s policy to defend against them vigorously. Historically, the actual damages paid out to claimants have not been material to ITEC’s results of operations and financial condition. However, management believes ITEC and other vehicle manufacturers are being more aggressively targeted, largely as a result of bankruptcies of manufacturers of asbestos and products containing asbestos. It is possible that the number of these claims will continue to grow, and that the costs for resolving asbestos related claims could become significant in the future.

Schedule 3.16
Existing Debt (Non-Intercompany) in Excess of $50,000,000
Part I.

		Outstanding		Maturity
Debtor	Guarantor	Amount	Rate	Date	Comments
ITEC	NIC	$356,621,713	Various	6/5/2014	Guarantee to various 3rd Party
					Lessors for Sale Leasebacks -
					Remaining Lease Payments with
					various lease termination dates
					thru 2014

NIC	ITEC	$1,445,000,000	L+325	1/19/2012	Term Loan/Synthetic Revolver
					entered into on January 19,2007.
					Excludes standby letters of credit
					issued under the Synthetic
					Revolver

NIC	ITEC	$29,846,600 *	N/A	Various	Standby letters of credit issued
					under the Synthetic Revolver

* Amount shown represents the aggregate amount of Standby Letters of Credit issued under the January 19, 2007 Credit Facility. This amount is not Debt (i.e. the company is not paying interest expense for the amount shown).
[Note: Excludes $78.85 million of Real Estate Operating Leases where ITEC is either the Lessee or Guarantor. These leases will be treated as Operating Leases for GAAP. It is expected that these will be treated as Operating Leases for Tax purposes (and therefore not considered as Debt for covenant purposes), but the determination is not yet final.]
Part II.
None.

Schedule 3.17
Existing Liens Securing Debt for Borrowed Money in Excess of $50,000,000
None.

Schedule 3.19
Insurance

Coverage	Type	Exp. Date	Policy Limit ($000)	Insurer
Property	Replacement Cost		$500 Property Damage	Self-Insured Retention
			$1,000 Business Interruption	Self-Insured Retention

		15-Dec-07	$3,929,586 Property Damage	FM Global

Automobile Liability	Occurrence	01-Jan-08	$2,000	Zurich American

General Liability	Occurrence Reported		$2,000 Each Occurrence	Self-Insured Retention
Products Liability	Occurrence Reported		$10,000 Each Occurrence	Self-Insured Retention

		14-Aug-07	$25,000 (inclusive of SIR)	Lexington (w/ Starr PD wrap)
		14-Aug-07	$25,000 excess $25,000	XL Europe
		14-Aug-07	$50,000 excess $50,000	Gerling
		14-Aug-07	$50,000 excess $100,000	Swiss Re
		14-Aug-07	$100,000 excess $150,000	XL Bermuda

D&O Liability	Claims Made		$10,000 Each Occurrence — Side B	Self-Insured Retention

		15-Apr-08	$25,000	National Union
		15-Apr-08	$10,000 excess $25,000	Federal
		15-Apr-08	$10,000 excess $35,000	Twin City
		15-Apr-08	$10,000 excess $45,000	American Casualty

Coverage	Type	Exp. Date	Policy Limit ($000)	Insurer
		15-Apr-08	$10,000 excess $55,000	Zurich American
		15-Apr-08	$20,000 excess $65,000	AWAC
		15-Apr-08	$15,000 excess $85,000	Starr Excess

D&O Liability — IDL	Claims Made	15-Apr-08	$15,000	Illinois National

Blanket Crime			$1,000	Self-Insured Retention

		01-Nov-08	$10,000	Zurich American

Workers Compensation / Employers Liability	Occurrence	01-Jan-08	“A” Statutory	Zurich American
“B” $2,000 per Accident

Excess Work Comp / EL	Occurrence	01-Jan-08	“A” Statutory excess $1,000 SIR	Zurich American
(IL, IN, OH, AR, AL, OK)			“B” $1,000 per Accident excess
$1,000 SIR

EXHIBIT A
FORM OF ADMINISTRATIVE QUESTIONNAIRE
[INTERNATIONAL TRUCK AND ENGINE CORPORATION]
[IC CORPORATION]
[SST TRUCK COMPANY LP]
[IC OF OKLAHOMA, LLC]
[INTERNATIONAL DIESEL OF ALABAMA, LLC]1
Please accurately complete the following information and return via Fax to the attention of Agency Administration at Credit Suisse as soon as possible, at Fax No. 212-325-8304.
LENDER LEGAL NAME TO APPEAR IN DOCUMENTATION:
GENERAL INFORMATION — DOMESTIC LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:
GENERAL INFORMATION — EURODOLLAR LENDING OFFICE:
Institution Name:
Street Address:
City, State, Zip Code:
POST-CLOSING, ONGOING CREDIT CONTACTS/NOTIFICATION METHODS:
CREDIT CONTACTS:
Primary Contact:
Street Address:

[1]	To be cloned out — one for each Borrower.
                Form of ITEC ABL Administrative Questionnaire
Ex. A-1

City, State, Zip Code:
Phone Number:
Fax Number:
Backup Contact:
Street Address:
City, State, Zip Code:
Phone Number:
Fax Number:
TAX WITHHOLDING:
Nonresident Alien           Y*       N

* Form 4224 Enclosed
Tax ID Number
POST-CLOSING, ONGOING ADMIN. CONTACTS / NOTIFICATION METHODS:
ADMINISTRATIVE CONTACTS — BORROWINGS, PAYDOWNS, FEES, ETC.
Contact:
Street Address:
City, State, Zip Code:
Phone Number:
                Form of ITEC ABL Administrative Questionnaire
Ex. A-2

Fax Number:

PAYMENT INSTRUCTIONS:

Name of Bank to which funds are to be transferred:

Routing Transit/ABA number of Bank to which funds are to be transferred:

Name of Account, if applicable:

Account Number:

Additional information:

MAILINGS:
Please specify the person to whom the Borrower should send financial and compliance information received subsequent to the closing (if different from primary credit contact):

Name:

Street Address:

City, State, Zip Code:

It is very important that all the above information be accurately completed and that this questionnaire be returned to the person specified in the introductory paragraph of this questionnaire as soon as possible. If there is someone other than yourself who should receive this questionnaire, please notify us of that person’s name and Fax number and we will Fax a copy of the questionnaire. If you have any questions about this form, please call Agency Administration at Credit Suisse.
Form of ITEC ABL Administrative Questionnaire
Ex. A-3

EXHIBIT B
FORM OF ASSIGNMENT AND ASSUMPTION
     This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, amended and restated supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
     For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]2]

[International Truck and Engine Corporation]
[IC Corporation]
[SST Truck Company LP]
3. Borrower:	[IC of Oklahoma, LLC] [International Diesel of Alabama, LLC]
4. Administrative Agent:	Credit Suisse, as administrative agent under the Credit Agreement.

[2]	Select as applicable
Form of ITEC ABL Assignment and Assumption

Ex. B-1

5. Credit Agreement:	The ABL Credit Agreement dated as of June 15, 2007, among, inter alia, International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Alabama, LLC, a Delaware limited liability company (“IDA” and, together with ITEC, IC, SST and ICO, each a “Borrower” and collectively, the “Borrowers”), the Lenders from time to time party hereto (the “Lenders”), Credit Suisse, as administrative agent for the Lenders (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent for the Lenders (“BofA” or, together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”).

6. Assigned Interest

Aggregate Amount of	Amount of	Percentage Assigned of
Commitment/Loans	Commitment/Loans Assigned	Commitment/Loans[3]
$	$	%
$	$	%
$	$	%
Effective Date:___  ___, 20___ [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
By:
Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

[3]	Set forth, to at least [9] decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
Form of ITEC ABL Assignment and Assumption

Ex. B-2

By:
Name:
Title:

Consented to and Accepted:
CREDIT SUISSE, as Administrative Agent, Swingline
Lender and Issuing Bank

By:
Name:
Title:

By:
Name:
Title:

[ISSUING BANK], as Issuing Bank
By:
Name:
Title:

Consented to: INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:

Form of ITEC ABL Assignment and Assumption

Ex. B-3

ANNEX 1
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
          1. Representations and Warranties.
          1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) its Commitment, and the outstanding balances of its Revolving Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth herein, and (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
          1.2 Assignee. The Assignee (a) represents and warrants that (i) it is an Eligible Assignee and has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements referred to in Section 3.08 or delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on any Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on any Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, (ii) it appoints and authorizes the Agents to take such action on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agents, by the terms thereof, together with such powers as are reasonably incidental thereto, and (iii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
          2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest,
Form of ITEC ABL Assignment and Assumption

Ex. B-4

fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
          3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective permitted successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.
Form of ITEC ABL Assignment and Assumption

Ex. B-5

Exhibit C
Borrowing Certificate

International Truck and Engine Corporation	Raw						Used	Grand
Report #: xx Report Date: x/xx/xx	Material	Parts	WIP	Red Tag	Sold Inv.	FG’s	Trucks	Total

Gross (per perpetuals) (in $000’s)	—	—	—	—	—	—	—	—
Ineligible	—	—	—	—	—	—	—	—

Eligible Inventory	—	—	—	—	—	—	—	—
Advance Rate (lesser of 65% or 85% NOLV)
Gross Available	—	—		—	—		—	—

Less:
Red Tag in Excess of $20MM								—
Used Trucks in Excess of $100MM								—
Reserve for A/P Contra (Applies to Sold & Used Trucks)								—
Rent Reserve (3 mo’s)
Availability before Line Limit								—
Liquidity Block (from collateral)
Suppressed Availability -Net of Block-
Availability Net of Suppressed
Liquidity Block (from availability)
Net Availability

Appraised NOLV
NOLV @ 85%

Ineligible Categories:
Obsolete and Surplus	—
Book Std to Actual Writedown (LCM)	—
Returnable Containers	—
Perpetual to GL Overstatements	—
Non-Conforming/Major Repair/Return	—

Other	—

Total Ineligible	—
The foregoing information is delivered to Bank of America Business Capital in accordance with the Security Agreement (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), dated as of June 15, 2007, among International Truck and Engine Corporation, a Delaware corporation (the “Administrative Borrower”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“IC OK”), International Diesel of Alabama, LLC, a Delaware limited liability company (“IDA”), Bank of America, N.A., as collateral agent (the “Collateral Agent”) and Credit Suisse, as administrative agent (the “Administrative Agent”), and in accordance with the ABL Credit Agreement (as may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), dated as of June 15, 2007, among, inter alia, the Administrative Borrower, IC, SST, IC OK, IDA, the Lenders (as defined therein), the Administrative Agent and the Collateral Agent.
Dated:
I hereby certify, solely on behalf of the Administrative Borrower and not in my individual capacity that the information contained herein is true and correct as of the dates shown herein. Nothing contained herein shall constitute a waiver, modification, or limitation of any of the terms or conditions set forth in the referenced Security Agreement or the referenced Credit Agreement.

Prepared by:

Title:	Date:

Approved by:

Title:	Date:

Availability Detail

	A	B	C	D	E	F	G	H	I	J	K	L
1	NAVISTAR - ITEC AVAILABILITY @ ______, 20__
				Parts			Truck - SST
			Used Truck	Distribution	Trk Plant - IC	Trk Plant - IC	Truck Garland,	Truck - ITEC	Sold Inventory	Engine -	Engine -	Engine - Melrose
2	(In $000’s)	Grand Total	Centers (UTC)	Centers (PDC)	Corp Conway, AK	Corp Tulsa, OK	TX	Springfield, OH	(Corp Books)	Huntsville, AL	Indianapolis, IN	Park, IL

3	Raw Material Inventory
4	Perpetual Value @__ , 20__	—	—	—	—	—	—	—	—	—	—	—
5
6	Less Ineligibles:
7	Returnable Containers (perpetual)	—	—	—	—	—	—	—	—	—	—	—
8	Standard Cost Resets (Cost Test)	—	—	—	—	—	—	—	—	—	—	—
9	Non Conforming Inventory (perpetual)	—	—	—	—	—	—	—	—	—	—	—
10	Returns/Teardowns (perpetual)	—	—	—	—	—	—	—	—	—	—	—
11	Service Parts (perpetual)	—	—	—	—	—	—	—	—	—	—	—
12	Major Repair Items (perpetual)	—	—	—	—	—	—	—	—	—	—	—
13	Consigned Inv (perpetual)	—	—	—	—	—	—	—	—	—	—	—
14	DSW/NON — Lost Material Warehouses (perpetual)	—	—	—	—	—	—	—	—	—	—	—
15	RTV — Return to Vendor Warehouse (perpetual)	—	—	—	—	—	—	—	—	—	—	—
16	Obsolete & Surplus Calculations (GL & Actual)	—	—	—	—	—	—	—	—	—	—	—
17	Book Std to Actual Cost Writedown -LCM (GL)	—	—	—	—	—	—	—	—	—	—	—
18	Inventory Located in Dubai, UAE (perpetual)	—	—	—	—	—	—	—	—	—	—	—
19	Book to Physical/Inv Corrections Reserve (GL)	—	—	—	—	—	—	—	—	—	—	—
20	Inventory Revluation Contra (GL)	—	—	—	—	—	—	—	—	—	—	—
21	Perpetual to GL overstatement	—	—	—	—	—	—	—	—	—	—	—

22	Total Ineligibles	—	—	—	—	—	—	—	—	—	—	—
23
24	Net Eligible RM Inventory	—	—	—	—	—	—	—	—	—	—	—
25	Advance Rate

26	RM Inventory Availability	—	—	—	—	—	—	—	—	—	—	—

27

28	Work In Process Inventory
29	Perpetual Value @__ , 20__	—	—	—	—	—	—	—	—	—	—	—
30
31	Less Ineligibles:
32	Obsolescence, Shrink & Surplus Reserve (GL)	—	—	—	—	—	—	—	—	—	—	—
33	Book Std to Actual Cost Writedown -LCM (GL)	—	—	—	—	—	—			—	—	—
34	Perpetual to GL overstatement	—	—	—	—	—	—	—	—	—	—	—

35	Total Ineligibles	—	—	—	—	—	—	—	—	—	—	—
36
37	Net Eligible WIP Inventory	—	—	—	—	—	—	—	—	—	—	—
38	Advance Rate

39	WIP Inventory Availability	—	—	—	—	—	—	—	—	—	—	—

40

41	Red Tag Inventory
42	Perpetual Value @__ , 20__	—	—	—	—	—	—	—	—	—	—	—
43
44	Less Ineligibles:
45	None	—	—	—	—	—	—	—	—	—	—	—

46	Total Ineligibles	—	—	—	—	—	—	—	—	—	—	—
47
48	Net Eligible WIP Inventory	—	—	—	—	—	—	—	—	—	—	—
49	Advance Rate

50	Red Tag Inventory Availability	—	—	—	—	—	—	—		—	—	—

51

52	Finished Goods Inventory & Truck Inventory
53	Perpetual Value @__ , 20__	—	—	—	—	—	—	—	—	—	—	—
54
55	Less Ineligibles:
56	Returned Engines (perpetual)	—	—	—	—	—	—	—	—	—	—	—
57	Major Repair Items (perpetual)	—	—	—	—	—	—	—	—	—	—	—
58	Demo Unit Trucks (perpetual)	—	—	—	—	—	—	—	—	—	—	—
59	Trucks — Orders Cancelled — Stock Unit by Order (per	—	—	—	—	—	—	—	—	—	—	—
60	Trucks — Sold to Canadian Customers (perpetual)	—							—
61	Obsolescence, Shrink & Surplus Reserve (GL)	—	—	—	—	—	—	—	—	—	—	—
62	Book Std to Actual Cost Writedown -LCM (GL)	—	—	—	—	—	—	—	—	—	—	—
63	Repossessed Trucks (perpetual)	—	—
64	Perpetual to GL overstatement	—	—	—	—	—	—	—	—	—	—	—

65	Total Ineligibles	—	—	—	—	—	—	—	—	—	—	—
66
67	Net Eligible FG Inventory	—	—	—	—	—	—	—	—	—	—	—
68	Advance Rate

69	FG & Truck Inventory Availability	—	—	—	—	—	—	—	—	—	—	—

70

71	Grand Total Gross Inventory Availability	—	—	—	—	—	—	—	—	—	—	—

EXHIBIT D
FORM OF PERFECTION CERTIFICATE
     Reference is hereby made to (i) the Security Agreement dated as of June 15, 2007 (as such Security Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Alabama, LLC, a Delaware limited liability company (“IDA”, and together with ITEC, IC, SST and ICO, the “Borrowers”), Bank of America, N.A. (“BofA” and, in its capacity as collateral agent for the Lenders (as defined below), the “Collateral Agent”), and Credit Suisse (“CS”) and, in its capacity as administrative agent for the Lenders (as defined below), the “Administrative Agent”, and together with the Collateral Agent, the “Agents”); and (ii) the ABL Credit Agreement dated as of June 15, 2007 (as such ABL Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, ITEC, IC, SST, ICO, IDA, each Lender party thereto from time to time (the “Lenders”), the Administrative Agent and the Collateral Agent. Capitalized terms used herein and not otherwise defined have the respective meanings assigned in the Security Agreement.
     Each of the undersigned hereby certifies, solely in such person’s capacity as an officer and not individually, to the Collateral Agent as follows as of the date hereof:
     1. Names. (a) The exact legal name of each of Borrower, as such name appears in its respective certificate of incorporation or certificate of formation, is as set forth in Schedule 1(a) hereto. Each Borrower is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent otherwise disclosed in Schedule 1(a) . Also set forth in Schedule 1(a) is the respective organizational identification number, of each Borrower that is a registered organization, the Federal Taxpayer Identification Number of each Borrower and the state of formation of each Borrower.
     (b) Set forth in Schedule 1(b) hereto is each other corporate or organizational name (if any) that each Borrower has had [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent], together with the date of the relevant name change, and attached to such schedule are all amended certificates of incorporation or certificates of formation and any attachments thereto filed with the relevant state authority or other related corporate documents.
     (c) Set forth in Schedule 1(c) hereto is a list of any other business or organization to which any Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent] and attached to such schedule are all certificates of merger and any attachments thereto filed by any Borrower with the relevant state authority. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which ITEC, IC, SST, ICO and IDA became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent] and attached to such schedule are all related certificates of merger and any attachments thereto filed with the relevant state authority.
Form of ITEC ABL Perfection Certificate

Ex. D - 1

2. Current Locations. (a) The chief executive office of each Borrower is located at the respective address for each set forth in Schedule 2(a) hereto.
     (b) Attached hereto as Schedule 2(b) hereto is a list that includes all locations (other than locations where Collateral is stored for repair) where each Borrower maintains any material books or records relating to any Collateral.
     (c) Set forth in Schedule 2(c) hereto are all other locations where each Borrower maintains any of the Collateral consisting of inventory not identified above (with an aggregate value in excess of $5.0 million at any one location).
     (d) Set forth in Schedule 2(d) hereto are the names and addresses of all persons or entities, other than the Borrowers, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession of any of the Collateral consisting of Instruments or Chattel Paper (with an aggregate value in excess of $1.0 million at any one location) or Inventory (with an aggregate value in excess of $5.0 million at any one location).
3. Good Standing. Attached hereto as Schedule 3 are all of the good standing certificates of each of the Borrowers dated within 45 days of the date hereof from the relevant state authority.
4. File Search Reports. The file search reports and financing statements and other filings attached hereto as Schedule 4 include the reports of file searches conducted within 45 days of the date hereof by the Borrowers, and related copies of each financing statement or other filing identified in such file search reports from the applicable Uniform Commercial Code filing offices (a) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1, and (b) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule 1(c) with respect to each legal name of the person or entity from which such Borrower purchased or otherwise acquired any of the Collateral or merged or consolidated with or acquired (except to the extent provided to the Collateral Agent at the time of such merger, consolidation or acquisition).
5. UCC Filings. (a) Attached hereto as Schedule 5(a) are copies of UCC-1 financing statements containing the indications of the Collateral, which are to be filed in the filing offices in the jurisdictions identified in Schedule 6 hereto.
     (b) Attached as Schedule 5(b) are copies of the UCC-3 financing statement amendments, which are to be filed in the filing offices in the jurisdictions identified in Schedule 6 hereto.
6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.
7. Pledged Accounts. Attached hereto as Schedule 7 is a true and complete list of all Pledged Accounts (as defined in the Security Agreement) maintained by the Borrowers.
8. Counterparts. This Perfection Certificate may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one Perfection Certificate. Delivery of a counterpart by facsimile or pdf electronic transmission shall constitute delivery of an original.
[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]
Form of ITEC ABL Perfection Certificate

Ex. D - 2

     IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this 15th day of June, 2007.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:

IC CORPORATION
By:
Name:
Title:

SST TRUCK COMPANY LP
By:
Name:
Title:

IC OF OKLAHOMA, LLC
By:
Name:
Title:

INTERNATIONAL DIESEL OF ALABAMA, LLC
By:
Name:
Title:

Form of ITEC ABL Perfection Certificate

Schedule 1(a)
Exact legal name of each Borrower, as such name appears in its respective certificate of incorporation or certificate of formation, type of entity, organizational identification number, Federal Taxpayer
Identification Number and the state of formation
Form of ITEC ABL Perfection Certificate

Ex. D - 4

Schedule 1(b)
Corporate or organizational name that each Borrower has had [On the Closing Date: in the past year]
[Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral
Agent], together with the date of the relevant change
Form of ITEC ABL Perfection Certificate

Ex. D - 5

Schedule 1(c)
List of all other names used by each Borrower, or any other business or organization to which any
Borrower became the successor by merger, consolidation or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the
Collateral Agent]
Form of ITEC ABL Perfection Certificate

Ex. D - 6

Schedule 2(a)
Chief Executive Offices of each Borrower
Form of ITEC ABL Perfection Certificate

Ex. D - 7

Schedule 2(b)
Locations of material books or records relating to any Collateral
Form of ITEC ABL Perfection Certificate

Ex. D - 8

Schedule 2(c)
All other locations where the Borrowers maintain Collateral with an aggregate value in excess of $5.0 million at any one location
Form of ITEC ABL Perfection Certificate

Ex. D - 9

Schedule 2(d)
Details of all persons other than the Borrowers in possession or intended to have possession of any
Collateral consisting of Instruments or Chattel Paper (with an aggregate value in excess of $1.0 million at any one location) or Inventory (with an aggregate value in excess of $5.0 million at any one location)
Form of ITEC ABL Perfection Certificate

Ex. D - 10

Schedule 3
Good standing certificates of each Borrower
Form of ITEC ABL Perfection Certificate

Ex. D - 11

Schedule 4
File search reports, financing statements and other filings
Form of ITEC ABL Perfection Certificate

Ex. D - 12

Schedule 5(a)
UCC-1 financing statements
Form of ITEC ABL Perfection Certificate

Ex. D - 13

Schedule 5(b)
UCC-3 financing statement amendments
Form of ITEC ABL Perfection Certificate

Ex. D - 14

Schedule 6
Filings and the relevant Filing Office
Form of ITEC ABL Perfection Certificate

Ex. D - 15

Schedule 7
Pledged Accounts
Form of ITEC ABL Perfection Certificate

Ex. D - 16

EXHIBIT E
FORM OF LETTER OF CREDIT REQUEST
[Applicable Issuing Bank],1
as Issuing Bank

Attention:	[Name] [Address] Fax: [•]

with a copy to:	Credit Suisse, as Administrative Agent for the Lenders referred to below

Attention:	Agency Group Eleven Madison Avenue New York, NY 10010 Fax: (212) 325-8304
[Date]
Ladies and Gentlemen:
     We hereby request that [•]2, as an Issuing Bank, in its individual capacity, issue a [Standby][Commercial] Letter of Credit on [•]3, which Letter of Credit shall be denominated in United States Dollars, shall be in the aggregate amount of [•]4 and shall be for the account of [•]5. For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the ABL Credit Agreement dated as of June 15, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Alabama, LLC (“IDA” and, together with ITEC, IC, SST and ICO, each a “Borrower” and collectively, the “Borrowers”), the Lenders from time to time party hereto (the “Lenders”), Credit Suisse, as administrative agent for the Lenders (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent for the Lenders (“BofA” or, together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”), shall have the respective meaning assigned to such terms in

[1]	Insert name and address of the applicable Issuing Bank.

[2]	Insert name of the applicable Issuing Bank.

[3]	Insert date of issuance, which must be a Business Day.

[4]	Insert aggregate initial amount of the Letter of Credit.

[5]	Insert name of account party, which must be the Borrower or, so long as the Borrower is a joint and several co-applicant, a Subsidiary of the Borrower.
Form of ITEC ABL Letter of Credit Request

Ex. E-1

the Credit Agreement. The beneficiary of the requested Letter of Credit is [●]6, and such Letter of Credit will have a stated expiration date of [●]7.

[6]	Insert name and address of beneficiary.

[7]	Date may not be later than the date referred to in Section 2.06(c) of the Credit Agreement.
Form of ITEC ABL Letter of Credit Request

Ex. E-2

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:

Form of ITEC ABL Letter of Credit Request

Ex. E-3

EXHIBIT F
FORM OF BORROWING REQUEST
Credit Suisse,
as Administrative Agent for the Lenders referred to below
Eleven Madison Avenue
New York, NY 10010
Attention: Agency Group
[●], 200[●]1
Ladies and Gentlemen:
     Reference is made to the ABL Credit Agreement dated as of June 15, 2007, among, inter alia, International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Alabama, LLC (“IDA” and, together with ITEC, IC, SST and ICO, each a “Borrower” and collectively, the “Borrowers”), the Lenders from time to time party hereto (the “Lenders”), Credit Suisse, as administrative agent for the Lenders (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”) and Bank of America, N.A., as collateral agent for the Lenders (“BofA” or, together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent” and, together with the Administrative Agent, the “Agents”) (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement are used herein with the same meanings.
     The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which shall be a Business Day)

(B)	Principal Amount of Borrowing[2]

(C)	Type of Borrowing[3]

[1]	Must be notified in writing or by telephone (with such telephonic notification to be confirmed promptly in writing by hand delivery, facsimile or a “pdf” electronic transmission) (i) in the case of a LIBOR Borrowing, not later than 2:00 p.m., New York City time, three (3) Business Days (or, in the case of a LIBOR Borrowing to be made on the Closing Date, two (2) Business Days) before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing.

[2]	Not less than the minimum principal amount as indicated in Section 2.02(c) and in an integral multiple as indicated therein.

[3]	Specify a LIBOR Borrowing or an ABR Borrowing.
Form of ITEC ABL Borrowing Request

Ex. F-1

(D)	Interest Period and the last day thereof (in the case of a LIBOR Borrowing)[4]

(E)	Account Number and Location

[INTERNATIONAL TRUCK AND ENGINE CORPORATION] [IC CORPORATION] [SST TRUCK COMPANY LP] [IC OF OKLAHOMA, LLC] [INTERNATIONAL DIESEL OF OKLAHOMA, LLC]
By:
Name:
Title:

[4]	The initial Interest Period applicable to a LIBOR Borrowing shall be subject to the definition of “Interest Period”.
Form of ITEC ABL Borrowing Request

Ex. F-2

EXHIBIT G
FORM OF PROMISSORY NOTE

$[ ]	New York, New York [●], 200[●]
     FOR VALUE RECEIVED, the undersigned, INTERNATIONAL TRUCK AND ENGINE CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to [     ] (the “Lender”) or its registered assigns, at the office of Credit Suisse (the “Administrative Agent”) at [Eleven Madison Avenue, New York, New York 10010], on the dates and in the amounts set forth in the ABL Credit Agreement dated as of June 15, 2007 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company, LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Oklahoma, a Delaware limited liability company (“IDA” and, together with ITEC, IC, SST and ICO, each a “Borrower” and collectively, the “Borrowers”), the Lenders (as hereinafter defined) from time to time party hereto, Credit Suisse, as administrative agent for the Lenders hereunder (“Credit Suisse” or, together with any successor administrative agent appointed pursuant hereto, in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders hereunder (“BofA” or, together with any successor collateral agent appointed pursuant hereto, in such capacity, the “Collateral Agent”), Banc of America Securities LLC (“BAS”) and JPMorgan Chase Bank, N.A. (“JPM Bank”), as co-syndication agents (in such capacity, each a “Syndication Agent”), Credit Suisse Securities (USA) LLC (“CS Securities”), BAS and J.P. Morgan Securities Inc. (“JPMS”), as joint lead bookrunners (in such capacity, each a “Bookrunner”), CS Securities and BAS, as joint lead arrangers (in such capacity, each an “Arranger”), and Wachovia Capital Finance Corporation (Central) (“Wachovia”) and General Electric Capital Corporation (“GECC”) as co-documentation agents (in such capacity, each a “Documentation Agent”), in lawful money of the United States of America in immediately available funds, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to the Credit Agreement and to pay interest from the date of such Loans on the principal amount thereof from time to time outstanding, in like funds, at said office, at the rate or rates per annum and payable on the dates provided in the Credit Agreement. Terms used but not defined herein shall have the meanings assigned to them in the Credit Agreement.
     The Borrower promises to pay interest, on demand, on any overdue principal and, to the extent permitted by law, overdue interest from the due dates at a rate or rates provided in the Credit Agreement.
     The Borrower hereby waives diligence, presentment, demand, protest and notice of any kind whatsoever. The nonexercise by the holder hereof of any of its rights hereunder in any particular instance shall not constitute a waiver thereof in that or any other instance.
     All borrowings evidenced by this promissory note and all payments and prepayments of the principal hereof and interest hereon and the respective dates thereof shall be
Form of ITEC ABL Promissory Note

Ex. G-1

endorsed by the holder hereof on the schedules attached hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof, or otherwise recorded by such holder in its internal records; provided, however, that the failure of the holder hereof to make such a notation or any error in such notation shall not affect the obligations of the Borrower under this Note.
     This promissory note is one of the promissory notes referred to in the Credit Agreement that, among other things, contains provisions for the acceleration of the maturity hereof upon the happening of certain events, for optional and mandatory prepayment of the principal hereof prior to the maturity hereof and for the amendment or waiver of certain provisions of the Credit Agreement, all upon the terms and conditions therein specified. This promissory note is entitled to the benefit of the Credit Agreement and is guaranteed and secured as provided therein and in the other Loan Documents referred to in the Credit Agreement. THIS PROMISSORY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:

Form of ITEC ABL Promissory Note

Ex. G-2

Schedule A to Note
LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to LIBO Rate Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Form of ITEC ABL Promissory Note

Ex. G-3

Schedule B to Note
LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF LIBO RATE LOANS

Date	Amount of LIBO Rate Loans	Amount Converted to LIBO Rate Loans	Interest Period and Adjusted LIBO with Respect Thereto	Amount of Principal of LIBO Rate Loans Repaid	Unpaid Principal Balance of LIBO Rate Loans	Notation Made By

Form of ITEC ABL Promissory Note

Ex. G-4

EXHIBIT H
FORM OF SECURITY AGREEMENT
[Circulated Separately]
Form of ITEC ABL Security Agreement

Ex. H-1

EXECUTION COPY

SECURITY AGREEMENT
Dated as of June 15, 2007
Among
INTERNATIONAL TRUCK AND ENGINE CORPORATION,
IC CORPORATION,
SST TRUCK COMPANY LP,
IC OF OKLAHOMA, LLC,
and
INTERNATIONAL DIESEL OF ALABAMA, LLC
as Grantors,
CREDIT SUISSE,
as Administrative Agent
and
BANK OF AMERICA, N.A.,
as Collateral Agent

ITEC ABL Security Agreement

ITEC ABL Security Agreement

ITEC ABL Security Agreement

Page
Section 7.18. CONSENT TO JURISDICTION	18

Section 7.19. WAIVER OF JURY TRIAL	18

Section 7.20. Indemnity	18

Section 7.21. Counterparts	19

Article VIII NOTICES	19

Section 8.1. Sending Notices	19

Section 8.2. Change in Address for Notices	19

Article IX THE AGENT	19

Section 9.1. The Collateral Agent	19

Schedules

Schedule 4.8 — Leased locations for Collateral Access Agreements

Exhibits

Exhibit A — Offices in which financing statements and Security Agreements have been filed
Exhibit B — Details of Pledged Accounts
Exhibit C — Form of Amendment
Exhibit D — Form of Perfection Certificate
Exhibit E — Form of Supplement
ITEC ABL Security Agreement

SECURITY AGREEMENT
          SECURITY AGREEMENT (as it may be amended, amended and restated, supplemented or otherwise modified from time to time, this “Security Agreement”), dated as of June 15, 2007, among INTERNATIONAL TRUCK AND ENGINE CORPORATION, a Delaware corporation (“ITEC” or the “Administrative Borrower”), IC CORPORATION, an Arkansas corporation (“IC”), SST TRUCK COMPANY LP, a Delaware limited partnership (“SST”), IC OF OKLAHOMA, LLC, a Delaware limited liability company (“ICO”), INTERNATIONAL DIESEL OF ALABAMA, LLC, a Delaware limited liability company (“IDA”, and together with ITEC, IC, SST and ICO, the “Borrowers”), BANK OF AMERICA, N.A. (“BofA”), as collateral agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Collateral Agent”), and CREDIT SUISSE, as administrative agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”, and together with the Collateral Agent, the “Agents”).
PRELIMINARY STATEMENT
          Contemporaneously with their execution and delivery of this Security Agreement, the Grantors and the Agents are entering into the ABL Credit Agreement, dated as of the date hereof, among, inter alia, the Borrowers, the Lenders (as defined therein) and the Agents, which ABL Credit Agreement provides for an inventory-secured, asset-based revolving credit facility in an aggregate principal amount at any time outstanding not in excess of $200,000,000 (such ABL Credit Agreement, as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). The Borrowers are entering into this Security Agreement in order to induce the Lenders to enter into and extend credit to the Borrowers under the Credit Agreement, and to secure the Secured Obligations (as defined in the Credit Agreement) created thereunder.
          ACCORDINGLY, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
     Section 1.1. Terms Defined in Credit Agreement. All capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
     Section 1.2. Terms Defined in UCC. Terms defined in the UCC that are not otherwise defined in this Security Agreement or the Credit Agreement are used herein as defined in the UCC.
     Section 1.3. Definitions of Certain Terms Used Herein. As used in this Security Agreement, in addition to the terms defined in the preamble and Preliminary Statement above, the following terms shall have the following meanings:
          “Account” shall have the meaning set forth in Article 9 of the UCC.
          “Article” means a numbered article of this Security Agreement, unless another document is specifically referenced.
          “Chattel Paper” shall have the meaning set forth in Article 9 of the UCC.
          “Collateral” shall have the meaning set forth in Article II hereof.
ITEC ABL Security Agreement

     “Collateral Access Agreement” means a landlord waiver or other agreement, in such form as shall be reasonably satisfactory to the Collateral Agent and the Borrowers, between the Collateral Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any premises where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.
     “Collateral Report” means any certificate (including, without limitation, any Borrowing Base Certificate, Compliance Certificate or Perfection Certificate), report or other document delivered by any Grantor to any Agent with respect to the Collateral pursuant to any Loan Document.
     “Control” shall have the meaning set forth in Article 8 or, if applicable, in Section 9-104, 9-105, 9-106 or 9-107 of Article 9 of the UCC.
     “Deposit Account” shall have the meaning set forth in Article 9 of the UCC.
     “Document” shall have the meaning set forth in Article 9 of the UCC.
     “Exhibit” refers to a specific exhibit to this Security Agreement, unless another document is specifically referenced.
     “Export Trucks” means any trucks that are manufactured outside of the United States and sold to any Borrower for the purpose of resale by such Borrower to customers, distributors or dealers located outside of the United States.
     “General Intangible” shall have the meaning set forth in Article 9 of the UCC.
     “Goods” shall have the meaning set forth in Article 9 of the UCC.
     “Grantors” means each of the Borrowers, including any additional Borrowers which may become parties to the Credit Agreement, pursuant to the terms thereof.
     “Instrument” shall have the meaning set forth in Article 9 of the UCC.
     “Inventory” shall have the meaning set forth in Article 9 of the UCC, provided that Inventory consisting of Export Trucks shall not be included.
     “Investment Property” shall have the meaning set forth in Article 9 of the UCC.
     “MIA Receivables” means any receivables generated from the sale of Collateral and required to be sold pursuant to, and in accordance with, the terms of any Master Intercompany Agreement.
     “Payment Intangible” shall have the meaning set forth in Article 9 of the UCC.
     “Perfection Certificate” means a certificate, substantially in the form of Exhibit D hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of each Borrower.
     “Pledged Accounts” means, collectively, the LC Collateral Account, the Blocked Cash Account and the Collection Account.
ITEC ABL Security Agreement

          “Pledged Collateral” means all Instruments, Securities and other Investment Property owned by any Grantor, whether or not physically delivered to the Collateral Agent pursuant to this Security Agreement.
          “Receivables” means the Accounts, Chattel Paper, Documents, Investment Property, Instruments and any other rights or claims to receive money that are General Intangibles arising from the sale or other disposition of Inventory, or that are otherwise derived from the sale or other disposition of Inventory and are included as Collateral.
          “Secured Parties” means (a) the Lenders, (b) each Agent, (c) each Issuing Bank, (d) the Swingline Lender, (e) the beneficiaries of each indemnification obligations undertaken by any Borrower under any Loan Document, and (f) the successors and permitted assigns of each of the foregoing.
          “Security” shall have the meaning set forth in Article 8 of the UCC.
          “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.
          The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.
ARTICLE II
GRANT OF SECURITY INTEREST
          (a) Each Grantor hereby pledges and grants to the Collateral Agent, on behalf of and for the ratable benefit of the Secured Parties, a security interest in all of its right, title and interest in, to and under all personal property and other assets of the Grantors described below, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor, and regardless of where located (subject to clause(b) of this Article II, all of which are collectively referred to as the “Collateral”), including:
(i)	all Inventory;

(ii)	all Receivables;

(iii)	all Payment Intangibles, Accounts, cash, Documents and Instruments, in each case arising from the sale of MIA Receivables;

(iv)	all Pledged Accounts;

(v)	all Investment Property held in any Pledged Account;

(vi)	all cash or Cash Equivalents held in any Pledged Account; and

(vii)	all accessions to, substitutions for and replacements, proceeds, insurance proceeds and products of the foregoing, together with all books and records, customer lists, credit files, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles at any time evidencing or relating to any of the foregoing
ITEC ABL Security Agreement

to secure the payment and performance of the Secured Obligations.
          (b) Notwithstanding the foregoing or anything herein to the contrary, automatically upon the sale of any Receivables pursuant to a Master Intercompany Agreement, any and all security interests in such Receivables granted hereunder shall be immediately released and the term “Collateral” as used herein shall no longer include any such Receivable; provided, that such release shall not be in derogation or limitation of any rights in any other Collateral, including Collateral described in clause (a)(iii) above (and such release shall be deemed to be in exchange for Collateral described in clause (a)(iii) above).
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          The Grantors, jointly and severally, represent and warrant to the Agents, for the benefit of the Secured Parties, that:
     Section 3.1. Title, Perfection and Priority. Each Grantor has good and valid rights in or the power to transfer the Collateral and title to the Collateral with respect to which it has purported to grant a security interest hereunder, free and clear of all Liens except for Liens permitted under Section 4.1(e), and has full power and authority to grant to the Collateral Agent the security interest in such Collateral pursuant hereto. When financing statements have been filed in the appropriate offices against such Grantor in the locations listed on Exhibit A hereto, the Collateral Agent will have a fully perfected first priority security interest in that Collateral in which a security interest may be perfected by filing under the Uniform Commercial Code in effect in the applicable jurisdiction, subject only to Liens permitted under Section 4.1(e).
     Section 3.2. Pledged Accounts Information. The names of the account banks, the account numbers and the other details with respect to the Pledged Accounts are and will be correctly stated, at the time furnished, on Exhibit B hereto (as amended from time to time).
     Section 3.3. Accounts and Chattel Paper.
          (a) As of the Closing Date, there is no Collateral consisting of Chattel Paper, and all further references to Chattel Paper in this Section 3.3 shall be with respect to reporting requirements occurring subsequent to the Closing Date.
          (b) Except as may be disclosed on the most recent Collateral Report, (i) all Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of the applicable Grantor’s business and, unless the procedures set forth in Section 4.1(c)(ii) have been complied with, are not evidenced by a judgment, Instrument or Chattel Paper; (ii) there are no setoffs, claims or disputes existing or asserted with respect to any Accounts referred to in such Collateral Report, except any setoff, claim or dispute occurring in the ordinary course of business or except to the extent notice has been provided pursuant to Section 4.2(c), and no Grantor has made any agreement with any Account Debtor with respect to any material Account for any extension of time for the payment thereof, any compromise or settlement for less than the full amount thereof, any release of any Account Debtor from liability therefor, or any deduction therefrom except a discount or allowance allowed by a Grantor in the ordinary course of its business for prompt payment; and (iii) to the knowledge of such Grantor, there are no facts, events or occurrences that in any way impair the validity or enforceability (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law) thereof or could reasonably be expected to reduce the
ITEC ABL Security Agreement

amount payable thereunder as shown on such Grantor’s books and records, with respect to any material portion of the Collateral.
          (c) In addition, no payments have been or shall be made on any Accounts except, from and after the date the Collection Account is established in accordance with Section 5.11 of the Credit Agreement, payments delivered to the Collection Account or the Blocked Cash Account.
     Section 3.4. Inventory. With respect to any Inventory scheduled or listed on the most recent Collateral Report as of the date of such Collateral Report, except as disclosed therein: (a) no Inventory (other than Inventory in transit) is now, or shall at any time or times hereafter be stored at any other location not set forth in the Perfection Certificate except as permitted by Section 4.1(h), (b) the Grantors have good title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to the Collateral Agent, for the benefit of the Secured Parties, and except for other Liens permitted under Section 4.1(e), (c) such Inventory is Eligible Inventory, (d) such Inventory which contains or bears any intellectual property rights licensed to any Borrower by any Person other than a Borrower is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties that would, upon sale or other disposition of such Inventory by the Collateral Agent in accordance with the terms hereof (i) infringe the rights of such licensor, (ii) violate any contract with such licensor, or (iii) cause the Collateral Agent to incur any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement relating thereto and (e) the sale or other disposition of such Inventory (other than Inventory that is not material) by the Collateral Agent following the occurrence and during the continuance of an Event of Default shall not require the consent of any Person and shall not constitute a breach or default under any contract or agreement to which such Inventory is subject.
     Section 3.5. No Financing Statements, Security Agreements. No financing statement or security agreement describing all or any portion of the Collateral that has not lapsed or been terminated naming a Grantor as debtor has been filed or is of record in any jurisdiction except (a) for financing statements or security agreements naming the Collateral Agent on behalf of the Secured Parties as the secured party and (b) as permitted by Section 4.1(e) and 4.1(f).
     Section 3.6. Pledged Collateral.
          (a) As of the date hereof, the Perfection Certificate sets forth a complete and accurate list of all of the Pledged Collateral. As of the date hereof, each Grantor is the direct, beneficial owner and holder of record of the Pledged Collateral listed in the Perfection Certificate as being owned by it, free and clear of any Liens, except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder and nonconsensual Liens permitted under Section 4.1(e). Each Grantor further represents and warrants that (i) each Grantor has provided all material relevant information to the Collateral Agent so that the Collateral Agent may take steps to perfect its security interest therein as a General Intangible, (ii) from and after the date the Collection Account is established in accordance with Section 5.11 of the Credit Agreement, all Pledged Collateral held by a depository bank is covered by a control agreement among the applicable Grantor, the depository bank and the Collateral Agent pursuant to which the Collateral Agent has Control, and (iii) all Pledged Collateral that represents Indebtedness owed to any Grantor to the best of such Grantor’s knowledge, has been duly authorized, authenticated or issued and delivered by the issuer of such Indebtedness, is the legal, valid and binding obligation of such issuer and such issuer is not in default thereunder.
          (b) (i) None of the Pledged Collateral is or will be subject to any contractual or other restriction of any material nature that might prohibit, impair, delay or otherwise adversely affect the
ITEC ABL Security Agreement

pledge of such Pledged Collateral hereunder, or the exercise by the Collateral Agent of rights and remedies hereunder; (ii) no material consent, approval, authorization, or other action by, and no giving of notice, filing with, any governmental authority or any other Person is required for the pledge by the Grantors of the Pledged Collateral pursuant to this Security Agreement or for the execution, delivery and performance of this Security Agreement by the Grantors, or for the exercise by the Collateral Agent of remedies in respect of the Pledged Collateral provided for pursuant to this Security Agreement, except for authorizations, approvals, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect, routine renewals of existing licenses and permits of the Borrowers and their subsidiaries in the ordinary course of business and such filings as may be required under federal and state securities laws for purposes of disclosure.
     Section 3.7. Perfection Certificate. The information set forth in the Perfection Certificate delivered on the date hereof is correct and complete in all material respects as of the date hereof.
ARTICLE IV
COVENANTS
     From the date hereof, and thereafter until this Security Agreement is terminated, each Grantor agrees that:
     Section 4.1. General.
          (a) Collateral Records. Each Grantor will maintain complete and accurate books and records as is consistent with its practices as of the date hereof in all material respects with respect to the Collateral, and furnish to each Agent such reports required pursuant to the Credit Agreement relating to the Collateral as such Agent shall from time to time reasonably request, provided, however, that as to financial matters or matters based on financial statements, the Agents and the Lenders hereby acknowledge that the existence of the matters set forth in the Disclosure Filings and the results created by the existence thereof shall not be deemed to constitute a misrepresentation hereunder and this provision is subject in all respects to the provisions of the last sentence of Section 1.04 of the Credit Agreement.
          (b) Authorization to File Financing Statements; Ratification. Each Grantor hereby authorizes either Agent to file, and if requested will deliver to the requesting Agent, all financing statements and other documents and take such other actions as may from time to time be reasonably requested by such Agent in order to maintain a first priority perfected security interest in and, if applicable, Control (to the extent required by the terms hereof) of, the Collateral. Any financing statement filed by any Agent may be filed in any filing office in any appropriate Uniform Commercial Code jurisdiction and may (i) indicate the Collateral by any description which reasonably approximates the description contained in this Security Agreement, and (ii) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor. Each Grantor also agrees to furnish any such information to either Agent promptly upon reasonable request. Each Grantor also ratifies its authorization for each Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof, upon reasonable approval of such financing statements by the Administrative Borrower.
          (c) Further Assurances. (i) Each Grantor agrees to take any and all reasonable actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not permitted under Section 4.1(e).
ITEC ABL Security Agreement

               (ii) Each Grantor agrees that from time to time, at the expense of such Grantor, such Grantor will promptly execute and deliver, or otherwise authenticate, all further instruments and documents, and take all further action that the Collateral Agent may reasonably request, in order to perfect and protect any pledge or security interest granted or purported to be granted by such Grantor hereunder or to enable the Collateral Agent to exercise and enforce its rights and remedies hereunder with respect to any Collateral of such Grantor. Without limiting the generality of the foregoing, each Grantor will promptly with respect to Collateral of such Grantor: (1) at the request of the Collateral Agent, mark conspicuously each Document included in Inventory, each Chattel Paper included in Receivables, any other Documents and, at the request of the Collateral Agent, each of its records pertaining to such Collateral with a legend, in form and substance reasonably satisfactory to the Collateral Agent, indicating that such Document, Chattel Paper or other Collateral is subject to the security interest granted hereby; (2) if any such Collateral shall be evidenced by a promissory note or other instrument or Chattel Paper valued in excess of $1,000,000, promptly deliver and pledge to the Collateral Agent hereunder such note or instrument or Chattel Paper duly indorsed and accompanied by duly executed instruments of transfer or assignment, all in form and substance reasonably satisfactory to the Collateral Agent; (3) file such financing or continuation statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Collateral Agent may reasonably request, in order to perfect and preserve the security interest granted or purported to be granted by such Grantor hereunder; and (4) at the reasonable request of the Collateral Agent, in the circumstances outlined in Section 5.01(e) of the Credit Agreement, promptly take all action to ensure that the Collateral Agent’s security interest is noted on any certificate of title related to any used truck Collateral which is evidenced by a certificate of title.
          (d) Disposition of Collateral. No Grantor will sell, lease, transfer or otherwise dispose of the Collateral except for sales, leases, transfers and other dispositions of Inventory in the ordinary course of business and other sales, leases, transfers and other dispositions permitted under Section 6.05 of the Credit Agreement.
          (e) Liens. No Grantor will create, incur, or suffer to exist any Lien on the Collateral except Liens permitted by Section 6.02 of the Credit Agreement.
          (f) Other Financing Statements. No Grantor will authorize the filing of any financing statement naming it as debtor covering all or any portion of the Collateral, except to cover security interests as permitted by Section 4.1(e). Until the termination of this Security Agreement pursuant to Section 7.15, each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming the Collateral Agent as secured party without the prior written consent of the Agents, subject to such Grantor’s rights under Section 9-509(d)(2) of the UCC.
          (g) Change of Name, Etc. Each Grantor agrees to furnish to the Collateral Agent prompt written notice of any change in: (i) such Grantor’s name; (ii) the location of such Grantor’s chief executive office or its principal place of business; (iii) such Grantor’s organizational legal entity designation or jurisdiction of incorporation or formation; (iv) such Grantor’s organizational identification number assigned to it by its jurisdiction of incorporation or formation; or (v) the acquisition by such Grantor of any material property for which additional filings or recordings are necessary to perfect and maintain the Collateral Agent’s security interest therein (to the extent perfection of the security interest in such property is required by the terms hereof). Each Grantor agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or other applicable law that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected, first priority security interest (subject to Liens permitted under Section 4.1(e) that have priority by operation of applicable law) in the Collateral for its benefit and the benefit of the other Secured Parties.
ITEC ABL Security Agreement

          (h) Locations of Collateral. No Grantor will maintain any Collateral consisting of Inventory the aggregate value of which, at cost, is $5,000,000 or more at any location other than those locations listed in the Perfection Certificate or facilities purchased or leased in the United States by any Grantor after the date hereof not in violation of the Credit Agreement, unless, in the case of any U.S. location (other than a dealer or a location that is owned by a Grantor and that is not subject to any mortgage) where any Collateral consisting of Inventory the aggregate value of which, at cost, is $5,000,000 or more is located, such Grantor shall promptly notify the Collateral Agent of such new location.
          (i) Compliance with Terms. Each Grantor will perform and comply in all material respects with all obligations in respect of the Collateral and all material agreements relating to the Collateral to which it is a party or by which it is bound, that would reasonably be expected to have a Material Adverse Effect.
     Section 4.2. Receivables.
          (a) Certain Agreements on Receivables Collateral. Except to the extent that notice has been provided as required by Section 4.2(c), no Grantor will make or agree to make any material discount, credit, rebate or other reduction in the original amount owing on a Receivable comprising Collateral or accept in satisfaction of a Receivable comprising Collateral less than the original amount thereof, other than in the ordinary course of business; provided that during the continuance of an Event of Default, after notice from the Collateral Agent, the Grantor will not make or agree to make any discount, credit, rebate or other reduction in the original amount owing on a Receivable comprising Collateral or accept in satisfaction of a Receivable comprising Collateral less than the original amount thereof.
          (b) Collection of Receivables. Except as otherwise provided in this Security Agreement, each Grantor will use commercially reasonable efforts to collect and enforce, in the ordinary course of business, all amounts due or hereafter due to such Grantor under the Receivables comprising Collateral.
          (c) Disclosure of Counterclaims on Receivables. If (other than in the ordinary course of business) (i) any material discount, credit or agreement to make a rebate or to otherwise reduce the amount owing on a material Receivable comprising Collateral exists or (ii) if, to the knowledge of any Grantor, any material dispute, setoff, claim, counterclaim or defense exists or has been asserted or threatened in writing with respect to a material Receivable comprising Collateral, the Grantors will promptly disclose such fact to the Collateral Agent in writing.
          (d) Electronic Chattel Paper. If any Grantor at any time holds or acquires an interest in any Electronic Chattel Paper or any “transferable record”, as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act (other than as shall constitute MIA Receivables), or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction constituting Collateral, in each case with a value in excess of $1,000,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent Control under UCC Section 9-105 of such Electronic Chattel Paper or control (to the extent the meaning of “control” has not been clearly established under such provisions, “control” in this paragraph (c) to have such meaning as the Collateral Agent shall in good faith specify in writing after consultation with the Borrower) under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such
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procedures will not result in the Collateral Agent’s loss of Control or control, as applicable, for the Grantor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in Control to allow without loss of Control or control, as applicable, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such Electronic Chattel Paper or transferable record.
     Section 4.3. Inventory Count; Inventory Reporting System. The Grantors shall continue to conduct all cycle counts consistent with past practices or other inventory control measures reasonably acceptable to the Collateral Agent, and shall supply the Collateral Agent with mutually acceptable reports providing reasonable detail of the results of such counts, reconciliations related thereto and other reports on a monthly basis, under procedures to be mutually agreed by the Collateral Agent and the Administrative Borrower, provided that the Collateral Agent agrees that any inventory count measure consistent with industry practice is acceptable. The Grantors will maintain a perpetual inventory reporting system at all times.
     Section 4.4. Delivery of Instruments, Chattel Paper and Documents. Each Grantor will (a) hold for the benefit of the Collateral Agent upon receipt and promptly thereafter deliver to the Collateral Agent any Chattel Paper and Instruments constituting Collateral received after the date hereof, in each case with a value in excess of $1,000,000, (b) upon the Collateral Agent’s request, deliver to the Collateral Agent, and thereafter hold for the benefit of the Collateral Agent upon receipt and promptly deliver to the Collateral Agent any Document (other than certificates of title with respect to Collateral except in accordance with Section 5.01(e) of the Credit Agreement) evidencing or constituting Collateral with a value in excess of $1,000,000, and (c) upon the Collateral Agent’s reasonable request, deliver to the Collateral Agent a duly executed amendment to this Security Agreement, in the form of Exhibit C hereto (each, an “Amendment”), pursuant to which such Grantor will pledge any additional Collateral to the extent required hereby or by the Credit Agreement. Each Grantor hereby authorizes the Collateral Agent to attach each Amendment to this Security Agreement and agrees that all additional collateral set forth in such Amendments shall be considered to be part of the Collateral.
     Section 4.5. Exercise of Rights in Pledged Collateral Each Grantor shall be entitled to receive and retain any and all interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable law; provided, however, that any non-cash distributions that would constitute Pledged Collateral, whether received in exchange for Pledged Collateral or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held for the benefit of the Secured Parties and shall be promptly delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or instrument of assignment).
     Section 4.6. No Interference. Each Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies.
     Section 4.7. Insurance.
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          (a) In the event any Collateral is located in any area that has been designated by the Federal Emergency Management Agency as a “Special Flood Hazard Area”, the applicable Grantor shall purchase and maintain flood insurance on such Collateral (including any personal property which is located on any real property leased by such Loan Party within a “Special Flood Hazard Area”). The amount of all insurance required by this Section shall at a minimum comply with applicable law, including the Flood Disaster Protection Act of 1973, as amended. All premiums on such insurance shall be paid when due by such Grantor, and copies of the policies delivered to the Collateral Agent. If any Grantor fails to obtain any insurance as required by this Section, the Collateral Agent at the direction of the Required Lenders may obtain such insurance at the Borrower’s expense. By purchasing such insurance, the Collateral Agent shall not be deemed to have waived any Default arising from the Grantors’ failure to maintain such insurance or pay any premiums therefor.
          (b) All insurance policies required under Section 5.09 of the Credit Agreement shall name the Collateral Agent (for the benefit of the Collateral Agent and the other Secured Parties) as an additional insured or as loss payee with respect to the Collateral, as applicable, and shall contain loss payable clauses, through endorsements in form and substance reasonably satisfactory to the Collateral Agent.
     Section 4.8. Collateral Access Agreement and Certain Payments. The Grantors shall use commercially reasonable efforts to obtain as soon as commercially reasonable, Collateral Access Agreements from the lessor with respect to the locations reflected on Schedule 4.8 hereto, comprising their leased parts distribution centers, leased used trucks centers and leased manufacturing plants. In addition, if any Grantor leases any other warehouse, distribution facility or manufacturing plant after the Closing Date, such Grantor shall use commercially reasonable efforts to promptly obtain a Collateral Access Agreement for such leased warehouse, distribution facility or manufacturing plant. Except as would not reasonably be expected to have a Material Adverse Effect, each Grantor shall perform its obligations under all leases and other agreements with respect to any such leased location or third-party warehouse where any Collateral is or may be located.
ARTICLE V
REMEDIES
     Section 5.1. Remedies.
          (a) Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may exercise any or all of the following rights and remedies:
          (i) those rights and remedies provided in this Security Agreement, the Credit Agreement, or any other Loan Document; provided, that this Section 5.1(a) shall not be understood to limit any rights available to the Agents and the Lenders prior to an Event of Default;
          (ii) those rights and remedies available to a secured party under the UCC (whether or not the UCC applies to the affected Collateral) or under any other applicable law (including, without limitation, any law governing the exercise of a bank’s right of setoff or bankers’ Lien) when a debtor is in default under a security agreement;
          (iii) give notice of sole control or any other instruction under any blocked account or account control agreement (with respect to the Blocked Cash Account and the
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Collection Account), Collateral Access Agreement or any other control or similar agreement and take any action provided therein with respect to the applicable Collateral;
          (iv) without notice (except as specifically provided in Section 7.1 or elsewhere herein), demand or advertisement of any kind to any Grantor or any other Person, enter the premises of any Grantor where any Collateral is located (through self-help and without judicial process) to collect, receive, assemble, process, appropriate, sell, lease, assign, grant an option or options to purchase or otherwise dispose of, deliver, or realize upon, the Collateral or any part thereof in one or more parcels at public or private sale or sales (which sales may be adjourned or continued from time to time with or without notice and may take place at such Grantor’s premises or elsewhere), for cash, on credit or for future delivery without assumption of any credit risk, and upon such other terms as the Collateral Agent may deem commercially reasonable; and
          (v) concurrently with written notice to the Grantors, transfer and register in its name or in the name of its nominee the whole or any part of the Pledged Collateral, to exercise all other rights as a holder with respect thereto, to collect and receive all cash, interest, principal and other distributions made thereon and to otherwise act with respect to the Pledged Collateral as though the Collateral Agent was the outright owner thereof.
          (b) Each Grantor acknowledges and agrees that the compliance by the Collateral Agent, on behalf of the Secured Parties, with any applicable state or federal law requirements in connection with a disposition of the Collateral will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.
          (c) The Collateral Agent shall have the right upon any public sale or sales and, to the extent permitted by law, upon any private sale or sales, to purchase for the benefit of the Collateral Agent and the Secured Parties, the whole or any part of the Collateral so sold, free of any right of equity redemption, which equity redemption each Grantor hereby expressly releases.
          (d) Until the Collateral Agent is able to effect a sale, lease, transfer or other disposition of Collateral, the Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or the value of the Collateral. The Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of the Collateral Agent’s remedies (for the benefit of the Collateral Agent and Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment.
          (e) [Reserved].
          (f) Notwithstanding the foregoing, none of the Collateral Agent, any other Agent or the Secured Parties shall be required to (i) make any demand upon, or pursue or exhaust any of their rights or remedies against, the Grantors, any other obligor, guarantor, pledgor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof, (ii) marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, or (iii) effect a public sale of any Collateral.
          (g) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Collateral and may be compelled to resort to one or more private sales thereof. Each Grantor also acknowledges that any private sale may result in prices and other terms
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less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private.
     Section 5.2. Grantor’s Obligations Upon Default. Upon the reasonable request of the Collateral Agent after the occurrence and during the continuance of an Event of Default, each Grantor will:
          (a) assemble and make available to the Collateral Agent the Collateral and all books and records relating thereto at any place or places reasonably specified by the Collateral Agent, whether at such Grantor’s premises or elsewhere; and
          (b) permit the Collateral Agent, by the Collateral Agent’s representatives and agents, to enter, occupy and use any premises where all or any part of the Collateral, or the books and records relating thereto, or both, are located, to take possession of all or any part of the Collateral or the books and records relating thereto, or both, to remove all or any part of the Collateral or the books and records relating thereto, or both, and to conduct sales of the Collateral, without any obligation to pay any Grantor for such use and occupancy.
ARTICLE VI
ACCOUNT VERIFICATION; ATTORNEY IN FACT; PROXY
     Section 6.1. Account Verification. The Collateral Agent may (a) at any time and from time to time, in the name of a nominee of the Collateral Agent or in the name of any Grantor, and (b) upon substantially contemporaneous notice to the Grantor, at any time and from time to time following the occurrence and during the continuance of an Event of Default, in the Collateral Agent’s own name, in the name of a nominee of the Collateral Agent or in the name of any Grantor, communicate (by mail, telephone, facsimile or otherwise) with the Account Debtors of such Grantor, parties to contracts with such Grantor and obligors in respect of Instruments of such Grantor to verify with such Persons, to the Collateral Agent’s satisfaction, the existence, amount, terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, Payment Intangibles and/or other Receivables that are Collateral.
     Section 6.2. Authorization for Secured Party to Take Certain Action.
          (a) Each Grantor irrevocably authorizes the Collateral Agent and appoints the Collateral Agent as its attorney in fact (i) at any time and from time to time in the sole discretion of the Collateral Agent (A) to execute on behalf of such Grantor as debtor and to file financing statements necessary or desirable in the Collateral Agent’s reasonable discretion to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, (B) to file a carbon, photographic or other reproduction of this Security Agreement or any financing statement with respect to the Collateral as a financing statement and to file any other financing statement or amendment of a financing statement (which would not add new collateral or add a debtor, except as otherwise provided for herein or in any other Loan Document) in such offices as the Collateral Agent in its reasonable discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the Collateral Agent’s security interest in the Collateral, and (C) to discharge past due taxes, assessments, charges, fees or Liens on the Collateral (except for such Liens as are permitted hereunder); (ii) at any time following the occurrence and during the continuance of an Event of Default, (A) to endorse and collect any cash proceeds of the Collateral and to apply the proceeds of any Collateral received by the Collateral Agent to the Secured Obligations as provided herein or in the Credit Agreement or any other Loan Document, (B) to demand payment or enforce payment of the Receivables in the name of the Collateral Agent or any Grantor and to endorse any and all checks, drafts, and other instruments for the payment of
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money relating to the Receivables, (C) upon substantially contemporaneous notice to such Grantor, to sign any Grantor’s name on any invoice or bill of lading relating to the Receivables, drafts against any Account Debtor of such Grantor, assignments and verifications of Receivables, (D) upon substantially contemporaneous notice to such Grantor, to exercise all of any Grantor’s rights and remedies with respect to the collection of the Receivables and any other Collateral, (E) upon substantially contemporaneous notice to such Grantor, to settle, adjust, compromise, extend or renew the Receivables, (F) to settle, adjust or compromise any legal proceedings brought to collect Receivables, (G) to prepare, file and sign any Grantor’s name on a proof of claim in bankruptcy or similar document against any Account Debtor of such Grantor, (H) to prepare, file and sign any Grantor’s name on any notice of Lien, assignment or satisfaction of Lien or similar document in connection with the Receivables, and (I) to change the address for delivery of mail addressed to any Grantor to such address as the Collateral Agent may designate and to receive, open and dispose of all mail addressed to such Grantor; and (iii) with 5 Business Days prior notice to such Grantor, to do all other acts and things necessary to carry out the terms of this Security Agreement; and each Grantor agrees to reimburse the Collateral Agent within 10 Business Days of written demand for any reasonable payment made or any reasonable documented out-of-pocket expense incurred by the Collateral Agent in connection with any of the foregoing; provided that, this authorization shall not relieve any Grantor of any of its obligations under this Security Agreement or under the Credit Agreement.
          (b) All acts of said attorney or designee are hereby ratified and approved by the Grantors. The powers conferred on the Collateral Agent, for the benefit of the Collateral Agent and Secured Parties, under this Section 6.2 are solely to protect the Collateral Agent’s interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.
     Section 6.3. PROXY. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS THE COLLATERAL AGENT AS ITS PROXY AND ATTORNEY-IN-FACT (AS SET FORTH IN SECTION 6.2 ABOVE) WITH RESPECT TO THE PLEDGED COLLATERAL, INCLUDING THE RIGHT TO VOTE SUCH PLEDGED COLLATERAL, WITH FULL POWER OF SUBSTITUTION TO DO SO. IN ADDITION TO THE RIGHT TO VOTE ANY SUCH PLEDGED COLLATERAL, THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF SUCH PLEDGED COLLATERAL WOULD BE ENTITLED. SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY SUCH PLEDGED COLLATERAL ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF SUCH PLEDGED COLLATERAL OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT.
          Section 6.4. NATURE OF APPOINTMENT; LIMITATION OF DUTY. THE APPOINTMENT OF THE COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT IN THIS ARTICLE VI IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE DATE ON WHICH THIS SECURITY AGREEMENT IS TERMINATED IN ACCORDANCE WITH SECTION 7.15. NOTWITHSTANDING ANYTHING CONTAINED HEREIN, NEITHER THE COLLATERAL AGENT, NOR ANY SECURED PARTY, NOR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL HAVE ANY DUTY TO EXERCISE ANY RIGHT OR POWER GRANTED HEREUNDER OR OTHERWISE OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO, EXCEPT TO THE EXTENT SUCH DAMAGES ARE ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS
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FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION; PROVIDED THAT, IN NO EVENT SHALL THEY BE LIABLE FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
ARTICLE VII
GENERAL PROVISIONS
     Section 7.1. Waivers. Each Grantor hereby waives notice of the time and place of any public sale or the time after which any private sale or other disposition of all or any part of the Collateral may be made. To the extent such notice may not be waived under applicable law, any notice made shall be deemed reasonable if sent to the Grantors, addressed as set forth in Article VIII, at least ten days prior to (a) the date of any such public sale or (b) the time after which any such private sale or other disposition may be made. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against the Collateral Agent or any Secured Party arising out of the repossession, retention or sale of the Collateral, except such as arise solely out of the gross negligence or willful misconduct of the Collateral Agent or such Secured Party as finally determined by a court of competent jurisdiction. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent or any Secured Party, any valuation, stay, appraisal, extension, moratorium, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise. Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     Section 7.2. Limitation on Collateral Agent’s and Secured Party’s Duty with Respect to the Collateral. (a) The Collateral Agent shall have no obligation to clean-up or otherwise prepare the Collateral for sale. The Collateral Agent and each Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. None of the Collateral Agent, any other Agent or any Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of the Collateral Agent, any other Agent or such Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. To the extent that applicable law imposes duties on the Collateral Agent to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it would be commercially reasonable for the Collateral Agent (i) to fail to incur expenses deemed significant by the Collateral Agent, in its reasonable discretion, to prepare Collateral for disposition or otherwise to transform raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other Persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other Persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other Persons, whether or not in the same business as the Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale
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rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase insurance or credit enhancements to insure the Collateral Agent against risks of loss, collection or disposition of Collateral or to provide to the Collateral Agent a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by the Collateral Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Collateral Agent in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7.2 is to provide non-exhaustive indications of what actions or omissions by the Collateral Agent would be commercially reasonable in the Collateral Agent’s exercise of remedies against the Collateral and that other actions or omissions by the Collateral Agent shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7.2. Without limitation upon the foregoing, nothing contained in this Section 7.2 shall be construed to grant any rights to any Grantor or to impose any duties on the Collateral Agent that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7.2.
          (b) Anything herein to the contrary notwithstanding, (i) each Grantor shall remain liable under the contracts and agreements included in such Grantor’s Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Security Agreement had not been executed, (ii) the exercise by the Collateral Agent of any of the rights hereunder shall not release any Grantor from any of its duties or obligations under the contracts and agreements included in the Collateral and (iii) no Secured Party shall have any obligation or liability under the contracts and agreements included in the Collateral by reason of this Security Agreement or any other Loan Document, nor shall any Secured Party be obligated to perform any of the obligations or duties of any Grantor thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.
     Section 7.3. Compromises and Collection of Collateral. Each Grantor and the Collateral Agent recognize that setoffs, counterclaims, defenses and other claims may be asserted by obligors with respect to certain of the Receivables, that certain of the Receivables may be or become uncollectible in whole or in part and that the expense and probability of success in litigating a disputed Receivable may exceed the amount that reasonably may be expected to be recovered with respect to a Receivable. In view of the foregoing, each Grantor agrees that the Collateral Agent may at any time and from time to time, if an Event of Default has occurred and is continuing, and upon substantially contemporaneous notice to such Grantor, compromise with the obligor on any Receivable, accept in full payment of any Receivable such amount as the Collateral Agent in its sole discretion shall determine or abandon any Receivable, and any such action by the Collateral Agent shall be commercially reasonable so long as the Collateral Agent acts in good faith based on information known to it at the time it takes any such action.
     Section 7.4. Secured Party Performance of Debtor Obligations. Without having any obligation to do so, the Collateral Agent may perform or pay any obligation which any Grantor has agreed to perform or pay under this Security Agreement and the Grantor shall reimburse the Collateral Agent for any amounts paid by the Collateral Agent pursuant to this Section 7.4. Each Grantor’s obligation to reimburse the Collateral Agent pursuant to the preceding sentence shall be a Secured Obligation payable on demand.
     Section 7.5. Specific Performance of Certain Covenants. The Grantor acknowledges and agrees that a breach of any of the covenants contained in Sections 4.1(d), 4.1(e), 4.4, 4.5, 4.7, 4.8, or 5.2, will cause irreparable injury to the Collateral Agent and the Secured Parties, that the Collateral Agent and the Secured Parties have no adequate remedy at law in respect of such breaches and therefore agrees, without limiting the right of the Collateral Agent or the Secured Parties to seek and obtain specific performance of other obligations of any Grantor contained in this Security Agreement, that the covenants of such Grantor contained in the Sections referred to in this Section 7.5 shall be specifically enforceable against such Grantor.
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     Section 7.6. Dispositions Not Authorized. No Grantor is authorized to sell or otherwise dispose of the Collateral, except as set forth in Section 4.1(d), and notwithstanding any course of dealing between any Grantor and the Collateral Agent or other conduct of the Collateral Agent, no authorization to sell, lease or transfer or otherwise dispose of the Collateral (except as set forth in Section 4.1(d)) shall be binding upon the Collateral Agent or the Secured Parties unless such authorization is in writing signed by the Collateral Agent with the consent or at the direction of the Required Lenders.
     Section 7.7. No Waiver; Amendments; Cumulative Remedies. No delay or omission of the Collateral Agent, the Administrative Agent or any Secured Party to exercise any right or remedy granted under this Security Agreement shall impair such right or remedy or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any such right or remedy shall not preclude any other or further exercise thereof or the exercise of any other right or remedy. No waiver, amendment or other variation of the terms, conditions or provisions of this Security Agreement whatsoever shall be valid unless in writing signed by the Collateral Agent with the concurrence or at the direction of the Lenders required under Section 9.02 of the Credit Agreement and then only to the extent in such writing specifically set forth. All rights and remedies contained in this Security Agreement or by law afforded shall be cumulative and all shall be available to the Collateral Agent, the Administrative Agent and the Secured Parties until termination of this Security Agreement in accordance with Section 7.15 below.
     Section 7.8. Limitation by Law; Severability of Provisions. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable or not entitled to be recorded or registered, in whole or in part. Any provision in this Security Agreement that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of this Security Agreement are declared to be severable.
     Section 7.9. Reinstatement. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of its Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     Section 7.10. Benefit of Agreement. The terms and provisions of this Security Agreement shall be binding upon and inure to the benefit of each Grantor, each Agent and the Secured Parties and their respective successors and permitted assigns (including all Persons who become bound as a debtor to this Security Agreement), except that no Grantor shall have the right to assign its rights or delegate its obligations under this Security Agreement or any interest herein, without the prior written consent of the Collateral Agent. No sales of participations, assignments, transfers, or other dispositions of any agreement governing the Secured Obligations or any portion thereof or interest therein shall in any
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manner impair the Lien granted to the Collateral Agent, for the benefit of the Collateral Agent and the Secured Parties, hereunder.
     Section 7.11. Survival of Representations. All representations and warranties of each Grantor contained in this Security Agreement shall survive the execution and delivery of this Security Agreement.
     Section 7.12. Expenses. Each Grantor jointly and severally agrees to reimburse each Agent within 10 Business Days of written demand for any and all reasonable documented out-of-pocket expenses paid or incurred by such Agent in the administration, collection, preservation or sale of the Collateral (including the reasonable documented expenses and charges associated with any periodic or special audit or analysis of the Collateral to the extent provided in the Credit Agreement). Any and all costs and expenses incurred by any Grantor in the performance of actions required pursuant to the terms hereof shall be borne solely by such Grantor.
     Section 7.13. Additional Borrowers. Pursuant to and in accordance with Section 9.20 of the Credit Agreement, any addition of any Person as a Borrower under the Credit Agreement is subject to execution and delivery by the Borrowers, such Person, the Administrative Agent, and the Collateral Agent of this Security Agreement promptly upon becoming a Borrower. Upon execution and delivery by the Collateral Agent and such Additional Borrower of an instrument substantially in the form of Exhibit E hereto, such Borrower shall become a Borrower hereunder with the same force and effect as if originally named as a Borrower herein. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Security Agreement.
     Section 7.14. Headings. The title of and section headings in this Security Agreement are for convenience of reference only, and shall not govern the interpretation of any of the terms and provisions of this Security Agreement.
     Section 7.15. Termination or Release.
          (a) This Security Agreement shall continue in effect until (i) the Credit Agreement has terminated pursuant to its express terms, and (ii) payment and satisfaction in full in cash of all Secured Obligations (other than unripened, contingent indemnity obligations) owing as of the date of such termination (or with respect to any outstanding Letters of Credit, have been cash collateralized as required by the Credit Agreement) and no Commitments of any Agent or the Lenders which would give rise to any Obligations are outstanding.
          (b) Upon any sale, lease, transfer or other disposition by any Grantor of any Collateral that is permitted under Section 4.1(d) to any Person that is not another Grantor or, upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.
          (c) In connection with any termination or release pursuant to paragraph (a) or (b) above, the Collateral Agent shall promptly execute and deliver to any Grantor, at such Grantor’s expense, all UCC termination statements and similar documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 7.15 shall be without recourse to or representation or warranty by the Collateral Agent or any Secured Party. Without limiting the provisions of Section 7.12, the Borrower shall reimburse the Collateral Agent promptly upon demand for all reasonable and documented costs and out-of-pocket
ITEC ABL Security Agreement

expenses, including the reasonable and documented fees, charges and expenses of one primary counsel (plus any applicable local counsel), incurred by it in connection with any action contemplated by this Section 7.15.
     Section 7.16. Entire Agreement. This Security Agreement, together with the other Loan Documents, embodies the entire agreement and understanding between each Grantor and the Collateral Agent relating to the Collateral and supersedes all prior agreements and understandings between any Grantor and the Collateral Agent relating to the Collateral.
     Section 7.17. CHOICE OF LAW. THIS SECURITY AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
     Section 7.18. CONSENT TO JURISDICTION. EACH GRANTOR HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY U.S. FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN THE BOROUGH OF MANHATTAN IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, THE GRANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF ANY AGENT OR ANY SECURED PARTY TO BRING PROCEEDINGS AGAINST ANY GRANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GRANTOR AGAINST ANY AGENT OR ANY SECURED PARTY OR ANY AFFILIATE OF ANY AGENT OR ANY SECURED PARTY INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK IN THE BOROUGH OF MANHATTAN.
     Section 7.19. WAIVER OF JURY TRIAL. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR, EACH AGENT AND EACH SECURED PARTY HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS SECURITY AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.
     Section 7.20. Indemnity. (b) Each Grantor agrees, jointly and severally, to indemnify, defend and save and hold harmless each Agent, each Secured Party and each of their respective Affiliates, successors and permitted assigns, and their respective officers, directors, employees, agents, members, controlling persons and advisors (each, an “Indemnified Party”) from and against, and shall pay within 10 Business Days of written demand, any and all claims, damages, actual losses, liabilities and expenses (including, without limitation, reasonable fees, disbursements and other charges of counsel), joint or several, that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) this Security Agreement, or the ownership, delivery, lease, possession, use, operation, condition, sale, return or other disposition of any Collateral; provided, that such indemnity shall not be available to the extent that such
ITEC ABL Security Agreement

losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction to have resulted from (i) the bad faith, gross negligence or willful misconduct of such Indemnified Party or its officers, directors, employees or agents to the extent acting at the direction of such Indemnified Party, (ii) from a material breach of this Security Agreement by such Indemnified Party or its officers, directors, employees or agents or (iii) that the dispute is solely between Indemnified Parties or their respective officers, affiliates, directors, employees, agents, advisors, controlling persons, members and successors and permitted assigns, except in respect of any agent under this Security Agreement, in its capacity as an Agent.
     Section 7.21. Counterparts. This Security Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Security Agreement by signing any such counterpart.
ARTICLE VIII
NOTICES
     Section 8.1. Sending Notices. Any notice required or permitted to be given under this Security Agreement (a) sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received, (b) sent by facsimile shall be deemed to have been given when sent and when receipt has been confirmed by telephone (provided, that if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) or (c) delivered or furnished by electronic communications (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agents and the Administrative Borrower as set forth in Section 9.01 of the Credit Agreement, in each case addressed to the Administrative Borrower at the address set forth in Section 9.01 of the Credit Agreement, and to the Agents and the Lenders at the addresses set forth in accordance with Section 9.01 of the Credit Agreement.
     Section 8.2. Change in Address for Notices. Each of the Grantors, the Agents and the Lenders may change the address or facsimile number for service of notice upon it by a notice in writing to the other parties.
ARTICLE IX
THE AGENT
     Section 9.1. The Collateral Agent. Bank of America, N.A. has been appointed Collateral Agent for the Lenders hereunder pursuant to Article VIII of the Credit Agreement. It is expressly understood and agreed by the parties to this Security Agreement that any authority conferred upon the Collateral Agent hereunder is subject to the terms of the delegation of authority made by the Lenders to the Collateral Agent pursuant to the Credit Agreement, and that the Collateral Agent has agreed to act (and any successor Collateral Agent shall act) as such hereunder only on the express conditions contained in such Article VIII. Any successor Collateral Agent appointed pursuant to Article VIII of the Credit Agreement shall be entitled to all the rights, interests and benefits of the Collateral Agent hereunder.
[SIGNATURE PAGE FOLLOWS]
ITEC ABL Security Agreement

     IN WITNESS WHEREOF, each Grantor and each Agent have executed this Security Agreement as of the date first above written.
Grantors:

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:	/s/ TM Endsley
	Name:	TM Endsley
	Title:	SVP & Treasurer

Signature Page to ITEC ABL Security Agreement

IC CORPORATION
By:	/s/ Michael A. Cancelliere
	Name:	Michael A. Cancelliere
	Title:	VP

Signature Page to ITEC ABL Security Agreement

IC OF OKLAHOMA, LLC.
By:	/s/ Michael A. Cancelliere
	Name:	Michael A. Cancelliere
	Title:	VP

Signature Page to ITEC ABL Security Agreement

INTERNATIONAL DIESEL OF ALABAMA, LLC
By:	/s/ TM Endsley
	Name:	TM Endsley
	Title:	Treasurer

Signature Page to ITEC ABL Security Agreement

SST TRUCK COMPANY LP
By:	/s/ TM Endsley
	Name:	TM Endsley
	Title:	SVP & Treasurer

Signature Page to ITEC ABL Security Agreement

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as Administrative Agent
By:	/s/ Ian Nalitt
Name: Ian Nalitt
Title: Vice President

By:	/s/ James Neira
	Name:	James Neira
	Title:	Associate

Signature Page to ITEC ABL Security Agreement

BANK OF AMERICA, N.A., as Collateral Agent
By:	/s/ Robert J. Lund
	Name:	Robert J. Lund
	Title:	Senior Vice President

Signature Page to ITEC ABL Security Agreement

Schedule 4.8
Leased Locations for Collateral Access Agreements

PDC CENTERS
1300 Oakley Industrial Blvd.	Fairburn	GA	30213
1160 Powis Road	West Chicago	IL	60185
1717 W. Harvester Road	West Chicago	IL	60185
3101 N. Lamb Blvd.	Las Vegas	NV	89115
22638 NE Townsend Way	Fairview	OR	97024
105 Steamboat Blvd.	Manchester	PA	17345
4038 Rock Quarry Road	Dallas	TX	75211

UTO CENTERS
3355 Moreland Ave.	4030 North Point Rd.
Conley, GA 30288	Baltimore, MD 21222

7510 Brighton Rd.	37750 Northline Rd.
Commerce City, CO 80022	Romulus, MI 48174

10 Hegenberger Court	4505 West Capitol Ave.
Oakland, CA 94621	West Sacramento, CA 95691

3325 Rotary Dr.	163 Industrial Blvd.
Charlotte, NC 28269	LaVergne, TN 37086

1429 Harding Court	1475 N. Corrington Ave.
Indianapolis, IN 46217	Kansas City, MO 64120

8800 State Rd.	7900 Greenwood Rd.
Philadelphia, PA 19136	Shreveport, LA 71119

16 West 020 79th St.	5909 Adamo Dr.
Burr Ridge, IL 60521	Tampa, FL 33619

1400 East Terra Lane	I-70 & Route 310
O’fallon, MO 63366	Etna, OH 43018

MANUFACTURING PLANTS

646 James Record Road	2322 North Mingo Road
Huntsville, AL 35824	Tulsa, OK 74116
ITEC ABL Security Agreement
Schedule 4.8

EXHIBIT A
(See Section 3.1 of Security Agreement)
OFFICES IN WHICH FINANCING STATEMENTS AND SECURITY AGREEMENTS
HAVE BEEN FILED

Grantor	Filing Office
International Truck and Engine Corporation	Secretary of State of the State of Delaware

IC Corporation	Secretary of State of the State of Arkansas

SST Truck Company, LP	Secretary of State of the State of Delaware

IC of Oklahoma, LLC	Secretary of State of the State of Delaware

International Diesel of Alabama, LLC	Secretary of State of the State of Delaware
ITEC ABL Security Agreement
Ex - A

EXHIBIT B
(See Section 3.2 of Security Agreement)
DETAILS OF PLEDGED ACCOUNTS

No.	Name of Account	Account Bank	Account Number
1.	Collection Account	To be established post-closing	To be established post-closing

2.	L/C Collateral Account	To be established post-closing	To be established post-closing

3	Blocked Cash Account	To be established post-closing	To be established post-closing
ITEC ABL Security Agreement
Ex – B

EXHIBIT C
(See Section 4.4 of Security Agreement)
FORM OF AMENDMENT
          This Amendment, dated as of [                                         ], 20[___] is delivered pursuant to Section 4.4 of the Security Agreement (as defined below). All capitalized terms used herein shall have the respective meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties set forth in Article III of the Security Agreement are, and continue to be, true and correct in all material respects (expect to the extent such representations and warranties relate to any earlier date, and in such case are true and correct in all material respects as of such date). The undersigned further agrees that this Amendment may be attached to that certain Security Agreement, dated as of June 15, 2007, among the undersigned, the other Grantors, Bank of America, N.A., as the Collateral Agent, and Credit Suisse, as the Administrative Agent (as amended, restated, modified or supplemented from time to time, the “Security Agreement”) and that the Collateral listed on Schedule I to this Amendment shall be and become a part of the “Collateral” referred to in such Security Agreement, and shall secure all Secured Obligations referred to in such Security Agreement.

[NAME OF GRANTOR]

By:
Name:

Title:

ITEC ABL Security Agreement
Ex – C - 1

SCHEDULE I TO AMENDMENT
[ADDITIONAL COLLATERAL]
ITEC ABL Security Agreement
Ex – C - 2

EXHIBIT D
FORM OF PERFECTION CERTIFICATE
     Reference is hereby made to (i) the Security Agreement dated as of June 15, 2007 (as such Security Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”), among International Truck and Engine Corporation, a Delaware corporation (“ITEC”), IC Corporation, an Arkansas corporation (“IC”), SST Truck Company LP, a Delaware limited partnership (“SST”), IC of Oklahoma, LLC, a Delaware limited liability company (“ICO”), International Diesel of Alabama, LLC, a Delaware limited liability company (“IDA”, and together with ITEC, IC, SST and ICO, the “Borrowers”), Bank of America, N.A. (“BofA” and, in its capacity as collateral agent for the Lenders (as defined below), the “Collateral Agent”), and Credit Suisse (“CS”) and, in its capacity as administrative agent for the Lenders (as defined below), the “Administrative Agent”, and together with the Collateral Agent, the “Agents”); and (ii) the ABL Credit Agreement dated as of June 15, 2007 (as such ABL Credit Agreement may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, ITEC, IC, SST, ICO, IDA, each Lender party thereto from time to time (the “Lenders”), the Administrative Agent and the Collateral Agent. Capitalized terms used herein and not otherwise defined have the respective meanings assigned in the Security Agreement.
     Each of the undersigned hereby certifies, solely in such person’s capacity as an officer and not individually, to the Collateral Agent as follows as of the date hereof:
1. Names. (a) The exact legal name of each of Borrower, as such name appears in its respective certificate of incorporation or certificate of formation, is as set forth in Schedule 1(a) hereto. Each Borrower is (i) the type of entity disclosed next to its name in Schedule 1(a) and (ii) a registered organization except to the extent otherwise disclosed in Schedule 1(a). Also set forth in Schedule 1(a) is the respective organizational identification number, of each Borrower that is a registered organization, the Federal Taxpayer Identification Number of each Borrower and the state of formation of each Borrower.
     (b) Set forth in Schedule 1(b) hereto is each other corporate or organizational name (if any) that each Borrower has had [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent], together with the date of the relevant name change, and attached to such schedule are all amended certificates of incorporation or certificates of formation and any attachments thereto filed with the relevant state authority or other related corporate documents.
     (c) Set forth in Schedule 1(c) hereto is a list of any other business or organization to which any Borrower became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent] and attached to such schedule are all certificates of merger and any attachments thereto filed by any Borrower with the relevant state authority. Also set forth in Schedule 1(c) is the information required by Section 1 of this certificate for any other business or organization to which ITEC, IC, SST, ICO and IDA became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral Agent] and attached to such schedule are all related certificates of merger and any attachments thereto filed with the relevant state authority.
     2. Current Locations. (a) The chief executive office of each Borrower is located at the respective address for each set forth in Schedule 2(a) hereto.
Form of ITEC ABL Perfection Certificate

Ex. D - 1

     (b) Attached hereto as Schedule 2(b) hereto is a list that includes all locations (other than locations where Collateral is stored for repair) where each Borrower maintains any material books or records relating to any Collateral.
     (c) Set forth in Schedule 2(c) hereto are all other locations where each Borrower maintains any of the Collateral consisting of inventory not identified above (with an aggregate value in excess of $5.0 million at any one location).
     (d) Set forth in Schedule 2(d) hereto are the names and addresses of all persons or entities, other than the Borrowers, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession of any of the Collateral consisting of Instruments or Chattel Paper (with an aggregate value in excess of $1.0 million at any one location) or Inventory (with an aggregate value in excess of $5.0 million at any one location).
3. Good Standing. Attached hereto as Schedule 3 are all of the good standing certificates of each of the Borrowers dated within [45 days] of the date hereof from the relevant state authority.
4. File Search Reports. The file search reports and financing statements and other filings attached hereto as Schedule 4 include the reports of file searches conducted within 45 days of the date hereof by the Borrowers, and related copies of each financing statement or other filing identified in such file search reports from the applicable Uniform Commercial Code filing offices (a) in each jurisdiction identified in Section 1(a) or Section 2 with respect to each legal name set forth in Section 1, and (b) in each jurisdiction described in Schedule 1(c) relating to any of the transactions described in Schedule 1(c) with respect to each legal name of the person or entity from which such Borrower purchased or otherwise acquired any of the Collateral or merged or consolidated with or acquired (except to the extent provided to the Collateral Agent at the time of such merger, consolidation or acquisition).
5. UCC Filings. (a) Attached hereto as Schedule 5(a) are copies of UCC-1 financing statements containing the indications of the Collateral, which are to be filed in the filing offices in the jurisdictions identified in Schedule 6 hereto.
     (b) Attached as Schedule 5(b) are copies of the UCC-3 financing statement amendments, which are to be filed in the filing offices in the jurisdictions identified in Schedule 6 hereto.
6. Schedule of Filings. Attached hereto as Schedule 6 is a schedule setting forth, with respect to the filings described in Section 5 above, each filing and the filing office in which such filing is to be made.
7. Pledged Accounts. Attached hereto as Schedule 7 is a true and complete list of all Pledged Accounts (as defined in the Security Agreement) maintained by the Borrowers.
8. Counterparts. This Perfection Certificate may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one Perfection Certificate. Delivery of a counterpart by facsimile or pdf electronic transmission shall constitute delivery of an original.
[THE REMAINDER OF THIS PAGE HAS BEEN INTENTIONALLY LEFT BLANK]
Form of ITEC ABL Perfection Certificate

Ex. D - 2

          IN WITNESS WHEREOF, we have hereunto signed this Perfection Certificate as of this ___ day of ___, 20___.

INTERNATIONAL TRUCK AND ENGINE CORPORATION
By:
Name:
Title:

IC CORPORATION
By:
Name:
Title:

SST TRUCK COMPANY LP
By:
Name:
Title:

IC OF OKLAHOMA, LLC
By:
Name:
Title:

INTERNATIONAL DIESEL OF ALABAMA, LLC
By:
Name:
Title:

Form of ITEC ABL Perfection Certificate

Schedule 1(a)
Exact legal name of each Borrower, as such name appears in its respective certificate of incorporation or certificate of formation, type of entity, organizational identification number, Federal Taxpayer
Identification Number and the state of formation
Form of ITEC ABL Perfection Certificate

Ex. D - 4

Schedule 1(b)
Corporate or organizational name that each Borrower has had [On the Closing Date: in the past year]
[Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the Collateral
Agent], together with the date of the relevant change
Form of ITEC ABL Perfection Certificate

Ex. D - 5

Schedule 1(c)
List of all other names used by each Borrower, or any other business or organization to which any
Borrower became the successor by merger, consolidation or otherwise, [On the Closing Date: in the past year] [Subsequent to the Closing Date: since the date of its last Perfection Certificate delivered to the
Collateral Agent]
Form of ITEC ABL Perfection Certificate

Ex. D - 6

Schedule 2(a)
Chief Executive Offices of each Borrower
Form of ITEC ABL Perfection Certificate

Ex. D - 7

Schedule 2(b)
Locations of material books or records relating to any Collateral
Form of ITEC ABL Perfection Certificate

Ex. D - 8

Schedule 2(c)
All other locations where the Borrowers maintain Collateral with an aggregate value in excess of $5.0 million at any one location
Form of ITEC ABL Perfection Certificate

Ex. D - 9

Schedule 2(d)
Details of all persons other than the Borrowers in possession or intended to have possession of any
Collateral consisting of Instruments or Chattel Paper (with an aggregate value in excess of $1.0 million at any one location) or Inventory (with an aggregate value in excess of $5.0 million at any one location)
Form of ITEC ABL Perfection Certificate

Ex. D - 10

Schedule 3
Good standing certificates of each Borrower
Form of ITEC ABL Perfection Certificate

Ex. D - 11

Schedule 4
File search reports, financing statements and other filings
Form of ITEC ABL Perfection Certificate

Ex. D - 12

Schedule 5(a)
UCC-1 financing statements
Form of ITEC ABL Perfection Certificate

Ex. D - 13

Schedule 5(b)
UCC-3 financing statement amendments
Form of ITEC ABL Perfection Certificate

Ex. D - 14

Schedule 6
Filings and the relevant Filing Office
Form of ITEC ABL Perfection Certificate

Ex. D - 15

Schedule 7
Pledged Accounts
Form of ITEC ABL Perfection Certificate

Ex. D - 16

EXHIBIT E
FORM OF SUPPLEMENT
(See Section 7.13 of Security Agreement)
          SUPPLEMENT NO. [•] dated as of [•] (this “Supplement”), to the Security Agreement dated as of June 15, 2007 (the “Security Agreement”), among INTERNATIONAL TRUCK AND ENGINE CORPORATION, a Delaware corporation (“ITEC”), IC CORPORATION, an Arkansas corporation (“IC”), SST TRUCK COMPANY LP, a Delaware limited partnership (“SST”), IC OF OKLAHOMA, LLC (“ICO”), a Delaware limited liability company, INTERNATIONAL DIESEL OF ALABAMA, LLC, a Delaware limited liability company (“IDA” and together with ITEC, IC, SST and ICO, the “Grantors”), BANK OF AMERICA, N.A. (“BofA”), as collateral agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Collateral Agent”), and Credit Suisse, as administrative agent for the lenders party to the Credit Agreement referred to below (in such capacity, the “Administrative Agent”, and together with the Collateral Agent, the “Agents”).
          A. Reference is made to the Credit Agreement dated as of June 15, 2007 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among, inter alia, the Borrowers, the Lenders (as defined therein) and the Agents.
          B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Security Agreement referred to therein.
          C. The Grantors have entered into the Security Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.13 of the Security Agreement and Section 9.20 of the Credit Agreement provide that Additional Borrowers may become Parties under the Security Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Borrower (the “Additional Borrower”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become an Additional Borrower under the Security Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.
          Accordingly, the each Agent and the Additional Borrower agree as follows:
          SECTION 1. In accordance with Section 7.13 of the Security Agreement, the Additional Borrower by its signature below becomes an Additional Borrower and a Grantor under the Security Agreement with the same force and effect as if originally named therein as a Borrower and the Additional Borrower hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as an Additional Borrower and Grantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor thereunder are true and correct in all material respects on and as of the date hereof other than any such representations or warranties that, by their terms, refer to a specific date other than the date hereof, in which case as of such specific date. In furtherance of the foregoing, the Additional Borrower, as security for the payment and performance in full of the Secured Obligations, does hereby create and grant to the Collateral Agent, its successors and permitted assigns, for the benefit of the Secured Parties, their successors and permitted assigns, a security interest in and Lien on all of the Additional Borrower’s right, title and interest in and to the Collateral of the Additional Borrower. Each reference to a “Grantor” in the Security Agreement shall be deemed to include the Additional Borrower. The Security Agreement is hereby incorporated herein by reference.
ITEC ABL Security Agreement

Ex – E - 1

          SECTION 2. The Additional Borrower represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity.
          SECTION 3. This Supplement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the Additional Borrower and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.
          SECTION 4. The Additional Borrower hereby represents and warrants that, in each case as of the date hereof, (a) set forth on Schedule I attached hereto is a true and correct schedule of the location of any and all Collateral constituting Inventory of the Additional Borrower, and (b) set forth under its signature hereto, is the true and correct legal name of the Additional Borrower, its jurisdiction of formation and the location of its chief executive office.
          SECTION 5. Except as expressly supplemented hereby, the Security Agreement shall remain in full force and effect.
          SECTION 6. THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          SECTION 7. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Security Agreement shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
          SECTION 8. All communications and notices hereunder shall be in writing and given as provided in Section 8.1 of the Security Agreement.
          SECTION 9. The Additional Borrower agrees to reimburse each Agent for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for such Agent.
ITEC ABL Security Agreement

Ex – E - 2

          IN WITNESS WHEREOF, the Additional Borrower and each Agent have duly executed this Supplement to the Security Agreement as of the day and year first above written.

[NAME OF ADDITIONAL BORROWER]

by

Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive office:

BANK OF AMERICA, N.A. as Collateral Agent

by

Name:
Title:

CREDIT SUISSE, as Administrative Agent

By:

Name:

Title:

By:

Name:

Title:

ITEC ABL Security Agreement

Ex – E - 3

SCHEDULE I TO SUPPLEMENT
LOCATIONS OF INVENTORY COLLATERAL

Description	Location

ITEC ABL Security Agreement

Ex – E - 4